                                                Filed Pursuant to Rule 424(B)(3)
                                                      Registration No. 333-54930

                                 [ALLAIRE LOGO]

                              ALLAIRE CORPORATION
                                275 GROVE STREET
                          NEWTON, MASSACHUSETTS 02466

                                                               February 14, 2001

To our stockholders,

     You are cordially invited to attend the special meeting of stockholders of Allaire Corporation, to be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Sixteenth Floor, Boston, Massachusetts 02109, on Tuesday, March 20, 2001 at 10:00 a.m., local time.

     At the special meeting, you will be asked to vote on the approval of a merger agreement, signed on January 16, 2001, and amended and restated on January 29, 2001, among Allaire, Macromedia, Inc., and Alaska Acquisition Corporation, a wholly owned subsidiary of Macromedia. If the stockholders approve the merger with Macromedia, Allaire will become a wholly owned subsidiary of Macromedia, and you will become entitled to receive either stock and cash or just cash in exchange for your shares of Allaire common stock, depending on the closing price of Macromedia common stock two trading days before the Allaire special meeting. If that price is greater than or equal to $15.00 per share, you will receive 0.2 shares of Macromedia common stock and $3.00 in cash for each share of Allaire common stock you own immediately before the merger. If that price is less than $15.00 per share, you will receive, for each share of Allaire common stock you own immediately before the merger, cash equal to $3.00 plus 0.2 of that closing price.

     Macromedia common stock is traded on the Nasdaq National Market under the trading symbol "MACR," and on February 14, 2001, the closing price of Macromedia common stock was $30.75 per share.

     After careful consideration, your board of directors has unanimously approved the merger agreement and the merger and believes it is fair to and in the best interests of Allaire and its stockholders. The board of directors unanimously recommends that stockholders vote FOR the proposal to approve and adopt the merger agreement and the merger.

     The attached notice of special meeting and prospectus/proxy statement explain the proposed merger and provide specific information about the special meeting. Please read these materials carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTIONS ENTITLED "RISK
FACTORS -- RISKS RELATED TO THE MERGER" BEGINNING ON PAGE 18 AND "RISK
FACTORS -- RISKS RELATED TO THE COMBINED COMPANY" BEGINNING ON PAGE 21. Do not send any certificates representing Allaire common stock at this time.

     It is important that you take part in the affairs of Allaire by voting your shares at the special meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope so that your shares will be represented at the special meeting. Your failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger. Your vote is important, regardless of the number of shares that you own.

                                          Sincerely,

                                          /s/ DAVID J. ORFAO
                                          David J. Orfao
                                          President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MACROMEDIA COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This prospectus/proxy statement is dated February 14, 2001, and was first mailed to Allaire stockholders on or about February 16, 2001.

                                 [ALLAIRE LOGO]

                              ALLAIRE CORPORATION
                                275 GROVE STREET
                          NEWTON, MASSACHUSETTS 02466
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 20, 2001

To our stockholders,

     We will hold a special meeting of the stockholders of Allaire Corporation, a Delaware corporation, at 10:00 a.m., local time, on Tuesday, March 20, 2001 at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Sixteenth Floor, Boston, Massachusetts 02109, for the following purposes:

     1. To consider and vote on a proposal to approve and adopt the agreement and plan of merger, which was signed on January 16, 2001, and amended and restated on January 29, 2001, among Allaire Corporation, Macromedia, Inc., and Alaska Acquisition Corporation, a wholly owned subsidiary of Macromedia.

     2. To grant Allaire management the discretionary authority to adjourn the special meeting to a date not later than April 13, 2001 in order to enable the Allaire board of directors to solicit additional proxies in favor of the merger.

     3. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

     We describe these items more fully in the prospectus/proxy statement attached to this notice. Please give your careful attention to all of the information in the prospectus/proxy statement.

     Only stockholders of record at the close of business on February 12, 2001, the record date, are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. The merger will require the affirmative vote of the holders of a majority of the shares of Allaire common stock outstanding on the record date.

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE ENCOURAGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROSPECTUS/PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY STOCKHOLDERS ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THE STOCKHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors

                                          /s/ DAVID J. ORFAO
                                          David J. Orfao
                                          President and Chief Executive Officer

February 14, 2001
Newton, Massachusetts

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
DOCUMENTS INCORPORATED BY REFERENCE.........................    1
WHERE YOU CAN FIND MORE INFORMATION.........................    2
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    3
SUMMARY OF THE PROSPECTUS/PROXY STATEMENT...................    7
  The Companies.............................................    7
  The Merger................................................    8
  Selected Financial Information............................   14
FORWARD-LOOKING STATEMENTS..................................   18
RISK FACTORS................................................   18
  Risks related to the merger...............................   18
  Risks related to the combined company.....................   21
SPECIAL MEETING OF ALLAIRE STOCKHOLDERS.....................   27
PROPOSAL ONE -- THE MERGER..................................   30
  Background of the merger..................................   30
  Allaire's reasons for the merger..........................   31
  Recommendation of Allaire's board of directors............   33
  Opinion of Allaire's financial advisor....................   33
  Interests of certain persons in the merger................   38
  Completion and effectiveness of the merger................   41
  Structure of the merger and conversion of Allaire common
     stock..................................................   41
  Exchange of Allaire stock certificates for Macromedia
     stock certificates and/or cash.........................   41
  Regulatory filings and approvals required to complete the
     merger.................................................   42
  Restrictions on sales of shares by affiliates of
     Macromedia and Allaire.................................   42
  Listing on the Nasdaq National Market of Macromedia common stock to be issued
     in the merger..........................................   42
  Delisting and deregistration of Allaire common stock after
     the merger.............................................   42
  Accounting treatment of the merger........................   43
  Allaire stockholders' appraisal rights....................   43
  Federal income tax consequences of the merger.............   43
THE MERGER AGREEMENT........................................   46
  The structure of the merger and merger consideration
     alternatives...........................................   46
  Exchange of Allaire common stock for Macromedia common
     stock and cash.........................................   46
  Alternative exchange of Allaire common stock for cash.....   47
  Conversion of options.....................................   47
  Conversion of warrants....................................   48
  Conditions to the merger..................................   49
  Limit on other negotiations; superior offers..............   51
  Termination...............................................   53
  Termination fees; payment of expenses.....................   54
  Conduct of business of Allaire............................   54
  Conduct of business of Macromedia.........................   56
  Representations and warranties............................   56
  Employee benefits.........................................   57
  Indemnification of Allaire directors and officers.........   57
  Amendment of the merger agreement.........................   58
RELATED AGREEMENTS..........................................   59
  The stock option agreement................................   59
  Allaire stockholders' voting agreements...................   61
  Employment agreements.....................................   61

                                                              PAGE
                                                              ----
PROPOSAL TWO -- ADJOURNMENT OF THE SPECIAL MEETING..........   62
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................   63
COMPARATIVE PER SHARE MARKET PRICE DATA.....................   72
COMPARISON OF RIGHTS OF HOLDERS OF MACROMEDIA COMMON STOCK
  AND ALLAIRE COMMON STOCK..................................   74
SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
  DIRECTORS OF ALLAIRE......................................   78
ALLAIRE STOCKHOLDER PROPOSALS...............................   80
APPRAISAL RIGHTS............................................   81
LEGAL MATTERS...............................................   83
EXPERTS.....................................................   83
ANNEX A Amended and Restated Agreement and Plan of Merger...  A-1
ANNEX B Stock Option Agreement..............................  B-1
ANNEX C Form of Voting Agreement............................  C-1
ANNEX D Opinion of Credit Suisse First Boston Corporation...  D-1
ANNEX E Delaware General Corporation Law Section
  262 -- Appraisal Rights...................................  E-1

                      DOCUMENTS INCORPORATED BY REFERENCE

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All documents filed by us under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus/proxy statement and before the date of the Allaire special meeting are incorporated by reference into and deemed to be a part of this prospectus/proxy statement from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which have been filed by Allaire with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

     - Allaire's annual report on Form 10-K for the fiscal year ended December 31, 1999;

     - Allaire's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000;

     - Allaire's current reports on Form 8-K dated February 10, 2000, December 11, 2000 and January 23, 2001;

     - the description of Allaire's common stock in its registration statement on Form 8-A dated January 15, 1999, together with any other document filed for the purpose of updating that description; and

     - Allaire's definitive proxy statement for the 2000 meeting of Allaire stockholders filed with the SEC on April 14, 2000.

     The following documents, which have been filed by Macromedia with the Securities and Exchange Commission, are incorporated by reference into this prospectus/proxy statement:

     - Macromedia's annual report on Form 10-K for the fiscal year ended March 31, 2000;

     - Macromedia's quarterly reports on Form 10-Q for the quarters ended June 30, September 30, and December 31, 2000;

     - Macromedia's current reports on Form 8-K dated January 24, 2001 and January 26, 2001;

     - Macromedia's registration statement on Form 8-A dated October 22, 1993, as amended on Form 8-A/A dated October 5, 1995, which describes Macromedia's common stock; and

     - Macromedia's definitive proxy statement for the 2000 meeting of Macromedia stockholders filed with the SEC on June 30, 2000.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this prospectus/proxy statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus/proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this prospectus/proxy statement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus/proxy statement not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus/proxy statement, to you, without charge, upon written or oral request. YOU SHOULD MAKE ANY REQUEST FOR DOCUMENTS BY MARCH 13, 2001 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS.

Requests for documents relating to Macromedia  Requests for documents relating to Allaire
should be directed to:                         should be directed to:
Macromedia, Inc.                               Allaire Corporation
600 Townsend Street                            275 Grove Street
San Francisco, California 94103                Newton, Massachusetts 02466
Attn: Investor Relations                       Attn: Investor Relations
(415) 252-2000                                 (617) 219-2000

     Both Allaire and Macromedia file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza Room 1024       Citicorp Center                 Seven World Trade Center
450 Fifth Street, N.W.          500 West Madison Street         13th Floor
Washington, D.C. 20549          Suite 1400                      New York, New York 10048
                                Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

     Macromedia has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the Macromedia common stock to be issued to Allaire stockholders in the merger. This prospectus/proxy statement constitutes the prospectus of Macromedia filed as part of the registration statement. This prospectus/proxy statement does not contain all of the information in the registration statement because some parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE MACROMEDIA COMMON STOCK OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS/PROXY STATEMENT. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO ALLAIRE AND ITS SUBSIDIARIES WAS PROVIDED BY ALLAIRE AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO MACROMEDIA AND ITS SUBSIDIARIES WAS PROVIDED BY MACROMEDIA.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this document, the annexes to this document and the documents referred to or incorporated by reference in this document.

Q: WHAT IS THE MERGER?

A: In the merger, Allaire will become a wholly owned subsidiary of Macromedia.
   Stockholders of Allaire will receive either Macromedia common stock and cash or just cash in exchange for their shares of Allaire common stock. If Allaire stockholders receive shares of Macromedia common stock, the shares they receive will represent approximately 9.4% of Macromedia's outstanding common stock, based on the capitalization of Macromedia and Allaire as of February 12, 2001.

   For a more complete description of the merger, see the section entitled "The Merger" on page 30.

Q: AM I BEING ASKED TO VOTE ON ANYTHING ELSE?

A: Yes. The Allaire board is asking you to authorize Allaire to adjourn the special meeting to a date not later than April 13, 2001 if the number of shares of Allaire common stock present or represented and voting in favor of approval of the merger is insufficient to approve the merger under Delaware law. Adjourning the special meeting to a later date will give Allaire additional time to solicit proxies to vote in favor of the merger. The Allaire board of directors recommends that you vote FOR the adjournment proposal.

Q: WHAT WILL ALLAIRE STOCKHOLDERS RECEIVE IN THE MERGER?

A: What you receive will depend on the closing price of Macromedia common stock two trading days before the Allaire special meeting.

   If that closing price is greater than or equal to $15.00, then you will receive 0.2 shares of Macromedia common stock and $3.00 in cash for each share of Allaire common stock you own at the closing of the merger. Macromedia will not issue any fraction of a share, so you will receive cash instead of any fraction of a share that you would otherwise receive.

   For example, a holder of 101 shares of Allaire common stock will receive 20 shares of Macromedia common stock, $303.00 in cash, and an additional amount of cash equal to 0.2 times the market price of one share of Macromedia common stock.

   Alternatively, if the closing price of Macromedia common stock two trading days before the Allaire special meeting is less than $15.00, then you will receive only cash in exchange for your Allaire common stock. You will receive $3.00 plus 0.2 multiplied by that closing price for each share of Allaire common stock you own at the closing of the merger.

   For example, under this alternative, if the closing price of Macromedia common stock two trading days before the Allaire special meeting is $14.50, you will receive $5.90 for each share of Allaire common stock you own, computed as follows:

   $14.50 X 0.2 = $2.90

   $3.00 + $2.90 = $5.90

   The number of shares of Macromedia common stock to be issued for each share of Allaire common stock is fixed and will not be adjusted based upon changes in the value of these shares. In the event of an all-cash exchange, the amount of cash you will receive is directly linked to the closing price of Macromedia common stock two trading days before the Allaire special meeting. As a result, you will not know the exact value of the stock and/or cash that you will receive in the merger until the closing of the merger. That value will go up or down as the market price of Macromedia common stock goes up or down.

   The market price of Macromedia common stock is volatile. As an example, the following table provides, as of the end of each of the last 12 calendar months, the closing price per share of Macromedia common stock on the Nasdaq National Market. This table also reflects the value that would have been received in the merger for each share of Allaire common stock at these prices, calculated by multiplying the closing price per share of Macromedia common stock by the exchange ratio of 0.2 and adding the $3.00 cash consideration.

                                                          CLOSING
                                                         SALE PRICE     VALUE PER
                                                        PER SHARE OF    SHARE OF
                                                         MACROMEDIA      ALLAIRE
                                                           COMMON        COMMON
                                                           STOCK          STOCK
                                                        ------------    ---------
January 31, 2001......................................     $ 32.75       $  9.55
December 29, 2000.....................................       60.75         15.15
November 30, 2000.....................................       64.00         15.80
October 31, 2000......................................       77.06         18.41
September 29, 2000....................................       80.81         19.16
August 31, 2000.......................................       69.11         16.82
July 31, 2000.........................................       76.50         18.30
June 30, 2000.........................................       96.69         22.34
May 31, 2000..........................................       79.42         18.88
April 28, 2000........................................       87.00         20.40
March 31, 2000........................................       90.31         21.06
February 29, 2000.....................................       86.44         20.29

   Allaire is not permitted to terminate its obligations to complete the merger or resolicit the vote of its stockholders solely on the basis of changes in the value of Macromedia common stock.

Q: DOES THE BOARD OF DIRECTORS OF ALLAIRE RECOMMEND VOTING IN FAVOR OF THE
MERGER?

A: Yes. After careful consideration, Allaire's board of directors unanimously recommends that its stockholders vote FOR the merger agreement and the merger.

   For a description of the reasons underlying the recommendation of the board of directors of Allaire, see the sections entitled "The Merger -- Allaire's reasons for the merger" on page 31 and "The Merger -- Recommendation of Allaire's board of directors" on page 33.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. For example, Macromedia might not realize the expected benefits of the merger. Also, the value that Allaire stockholders will receive in the merger will decrease if the market price of Macromedia common stock decreases before or after the merger.

   For a more complete description of the risks to consider, see the sections entitled "Risk Factors -- Risks related to the merger" on page 18 and "Risk Factors -- Risks related to the combined company" on page 21.

Q: WHAT DO I NEED TO DO NOW?

A: Please complete, date, sign and promptly return your proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the special meeting. Please see the instructions included with your proxy card.

Q: WHAT HAPPENS IF I DON'T VOTE?

A: If you fail to respond, it will have the same effect as a vote against the merger.

   If you date, sign and mail your proxy card, but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the adjournment proposals.

   If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger. However, it will have no effect on the adjournment proposal.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them and you will, in effect, be voting against the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q: WHAT IF I WANT TO CHANGE MY VOTE?

A: You can change your vote at any time before your proxy is voted at the special meeting. If you hold your shares in "street name" through a broker, you can send a written notice to your broker stating that you would like to revoke your proxy or you can complete and deliver a new proxy to your broker. You may also appear at the meeting with a signed revocation and a legal proxy from your broker allowing you to vote your shares in person. If your shares are held in your own name, and not by your broker, you may revoke your proxy by completing and delivering a new proxy or by appearing at the special meeting and voting in person.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as soon as possible. We expect to complete the merger promptly after the approval of the stockholders at the special meeting. However, the merger is subject to several other conditions, such as regulatory approval, that could affect the timing of its completion.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Allaire stockholders will receive written instructions for exchanging their stock certificates.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A. The merger will require the affirmative vote of the holders of a majority of the shares of Allaire's common stock outstanding on the record date.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The federal income tax consequences of the merger to you will depend on whether Macromedia exchanges Macromedia common stock and cash, or only cash, for your shares of Allaire common stock. If you receive Macromedia common stock and cash in the merger, then, as a general matter, you will recognize gain (but not loss) only to the extent of the cash consideration and any additional cash that you receive in lieu of a fractional share of Macromedia common stock. If you receive only cash in the merger, then you will be considered for tax purposes to have sold your Allaire shares for cash and will recognize taxable gain or loss to the full extent of the difference between the amount of cash you receive and your adjusted basis in your Allaire shares. Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

   For a more complete description of the tax consequences of the merger, see the section entitled "The Merger -- Federal income tax consequences of the merger" on page 43.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Delaware law, holders of Allaire common stock may exercise appraisal rights in the merger.

   For a more complete description of the appraisal rights, see the section entitled "Appraisal Rights" on page 81.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: Allaire stockholders should call Allaire's Investor Relations Department at
   (617) 219-2020 with any questions about the merger.

   You may also obtain additional information about Macromedia and Allaire from the documents we file with the Securities and Exchange Commission or by following the instructions in the section entitled "Where You Can Find More Information" on page 2.

                   SUMMARY OF THE PROSPECTUS/PROXY STATEMENT

     This summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which we refer for a more complete understanding of the merger. In particular, you should read the documents attached to this prospectus/proxy statement.

     In addition, we incorporate important business and financial information about Macromedia and Allaire into this prospectus/proxy statement by reference. See "Documents Incorporated by Reference" on page 1.

     You may obtain the information incorporated into this prospectus/proxy statement by reference without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 2.

                                 THE COMPANIES

                               [Macromedia Logo]

Macromedia, Inc.
600 Townsend St.
San Francisco, California 94103
(415) 252-2000

     Macromedia develops, markets and supports software products, technologies and services that enable people to define what the Web can be. Its customers, from developers to enterprises, use Macromedia solutions to help build compelling and effective Web sites and e-business applications.

     Macromedia's software business' products enable rich, engaging, and personalized Web experiences. From stand-alone products for Web authoring and graphics creation to integrated solutions for mission-critical e-business applications, Macromedia has the technology and services that enable developers and enterprises to create Web sites.

     Macromedia is based in San Francisco, California, and has more than 1,200 employees worldwide working with industry partners to deliver compelling and effective Web experiences.

     Macromedia was incorporated in Delaware on February 25, 1992, and has acquired several other businesses since its incorporation. Its common stock is listed on the Nasdaq National Market under the symbol MACR. Its World Wide Web site can be accessed at macromedia.com.

                                 [ALLAIRE LOGO]

Allaire Corporation
275 Grove Street
Newton, Massachusetts 02466
(617) 219-2000

     Allaire provides Internet software products for companies building their businesses on the Web. Allaire's products enable customers to rapidly build, deploy and manage sophisticated e-business Web sites that provide dynamic content, personalized interaction and secure business transactions. Based on open Internet technologies, Allaire's platform provides a robust, secure, scalable foundation for building online applications that support e-commerce, strengthen customer and partner relationships, publish and personalize content and automate key business processes.

     Headquartered in the greater Boston metropolitan area with over 550 employees, Allaire has offices in North America, Europe and Asia-Pacific. Allaire was incorporated in Minnesota in February 1996 as the successor to a Minnesota limited liability company and was reincorporated in Delaware in April 1997. Allaire has acquired several other businesses since its inception. Its common stock is listed on the Nasdaq National Market under the symbol ALLR. Its World Wide Web site can be accessed at allaire.com.

                                   THE MERGER

THE MERGER AGREEMENT (SEE PAGE 46)

     In the merger, Allaire and Alaska Acquisition Corporation, a wholly owned subsidiary of Macromedia, will merge, and the surviving corporation will become a wholly owned subsidiary of Macromedia. The structure of the merger and the form of consideration to be received in exchange for shares of Allaire common stock depend on the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting. If the closing price of Macromedia common stock on that date is greater than or equal to $15.00 per share, Allaire will merge with and into Alaska Acquisition Corporation, Alaska Acquisition Corporation will survive the merger as a wholly owned subsidiary of Macromedia, and Allaire stockholders will receive 0.2 shares of Macromedia common stock and $3.00 in cash for each outstanding share of Allaire common stock. See "The Merger Agreement -- Exchange of Allaire common stock for Macromedia common stock and cash" beginning on page 46.

     If the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00 per share, Alaska Acquisition Corporation will merge with and into Allaire, Allaire will become a wholly owned subsidiary of Macromedia, and Allaire stockholders will receive an amount of cash equal to $3.00 plus two tenths of that closing price for each outstanding share of Allaire common stock. See "The Merger Agreement -- Alternative exchange of Allaire common stock for cash" beginning on page 47.

     Tax Consequences (see page 43). These merger structures differ so that, whether Macromedia exchanges Macromedia common stock and cash, or only cash, for the shares of Allaire common stock in the merger, Allaire itself will not incur federal or state income tax liability. In either of these merger structures, the Allaire stockholders will incur income tax liabilities, but the amounts of these liabilities will differ. If Macromedia issues cash and stock to the Allaire stockholders, the merger is expected to qualify as a reorganization under the tax code. In that case, Allaire stockholders will recognize no gain or loss, and pay no tax, on their receipt of Macromedia shares, but will recognize gain, but not loss, to the extent of cash that they receive. If, however, Macromedia issues only cash to the Allaire stockholders, then the Allaire stockholders will be treated as if they had sold their Allaire shares to Macromedia. In that case, the Allaire stockholders will recognize gain or loss to the full extent of the difference between the amount of cash received and their adjusted tax basis in their Allaire shares.

     Assumption of Options (see page 47). When the merger is completed, Macromedia will assume each outstanding option to purchase Allaire common stock and convert it into an option to acquire shares of Macromedia common stock. The number of shares of Macromedia common stock and the exercise price of these assumed options depends on whether the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is greater than or equal to $15.00 or less than $15.00 and also depends on the average of the closing prices of Macromedia common stock on the five trading days before the completion of the merger.

     Assumption of Warrants (see page 48). When the merger is completed, Macromedia will assume each outstanding warrant to purchase shares of Allaire common stock and convert it into a Macromedia warrant. If the closing price of Macromedia common stock two days before the Allaire stockholders' meeting is greater than or equal to $15.00, the warrant will be exercisable for shares of Macromedia common stock and cash. If the closing price of Macromedia common stock on that date is less than $15.00, then the warrant will be exercisable only for an amount of cash.

     The merger agreement is attached to this prospectus/proxy statement as Annex A. We urge you to read the merger agreement carefully.

SPECIAL MEETING OF ALLAIRE STOCKHOLDERS (SEE PAGE 27)

     Allaire will hold a special meeting of its stockholders on Tuesday, March 20, 2001 at 10:00 a.m., local time, at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts

02109. At the meeting, Allaire stockholders will consider and vote on a proposal to approve and adopt the merger agreement and the merger. In addition, Allaire stockholders will consider and vote on a proposal to grant Allaire management the discretionary authority to adjourn the special meeting to a date not later than April 13, 2001 in order to enable the Allaire board of directors to solicit additional proxies in favor of the merger.

     Only holders of record of Allaire common stock at the close of business on February 12, 2001, the record date for the special meeting, are entitled to notice of and to vote at the special meeting. A majority of the shares of Allaire common stock outstanding on the record date must be present, in person or by proxy, to constitute a quorum at the special meeting. The merger must be approved by the holders of a majority of the shares of Allaire common stock outstanding on the record date. The adjournment proposal must be approved by a majority of the votes cast on the adjournment proposal.

     Four stockholders of Allaire who beneficially owned approximately 12.3% of the outstanding Allaire common stock as of the record date have agreed to vote in favor of approval of the merger agreement and the merger. Directors and executive officers of Allaire and their affiliates collectively beneficially owned approximately 13.2% of the outstanding Allaire common stock as of the record date.

RECOMMENDATION OF ALLAIRE'S BOARD OF DIRECTORS (SEE PAGE 33)

     Allaire's board of directors believes that the merger is fair to Allaire stockholders and in their best interests. The Allaire board has unanimously voted to approve the merger agreement and the merger and recommends that its stockholders vote FOR the approval and adoption of the merger agreement and the merger. The Allaire board also unanimously recommends that Allaire stockholders vote FOR the adjournment proposal.

OPINION OF ALLAIRE'S FINANCIAL ADVISOR (SEE PAGE 33)

     Allaire's financial advisor, Credit Suisse First Boston Corporation, has delivered a written opinion to the Allaire board of directors as to the fairness, from a financial point of view, of the merger consideration provided for in the merger. The full text of Credit Suisse First Boston's written opinion, dated January 16, 2001, is attached to this document as Annex D. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CREDIT SUISSE FIRST BOSTON'S OPINION IS DIRECTED TO THE ALLAIRE BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER.

NO OTHER NEGOTIATIONS (SEE PAGE 51)

     Until the merger is completed or the merger agreement is terminated, Allaire has agreed not to take any action with regard to an acquisition proposal, as described on page 51, unless Allaire receives an acquisition proposal before the Allaire stockholders' meeting that its board of directors reasonably concludes may constitute a superior offer, as described on page 52. If Allaire receives an acquisition proposal that its board considers to be a superior offer, Allaire may, subject to the conditions specified on page 51, furnish non-public information regarding itself and may enter into discussions with the person who has made the acquisition proposal.

     Allaire has agreed to provide Macromedia with advance notice of any board meeting at which Allaire expects to consider any acquisition proposal to determine whether it is a superior offer. If the Allaire board believes, after consultation with its financial advisors, that an acquisition proposal it receives is a superior offer, it may withhold, withdraw, amend or modify its recommendation of the merger. We will notify you in writing if the Allaire board changes its recommendation of the merger. However, Allaire must still call and convene the Allaire stockholders' meeting to consider approval of the merger with Macromedia.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 49)

     The completion of the merger depends upon meeting a number of conditions, including:

     - the merger agreement and the merger must be approved by Allaire's stockholders;

     - Macromedia's registration statement, of which this prospectus/proxy statement is a part, must be effective, no stop order suspending its effectiveness may be in effect and no proceedings for suspending its effectiveness may be pending before or threatened by the SEC;

     - no governmental entity shall have enacted a law, regulation or order that has the effect of making the merger illegal or otherwise prohibiting the merger;

     - no governmental entity shall have commenced any proceeding preventing the merger or restricting Macromedia's operation of Allaire after the merger;

     - the applicable waiting periods under antitrust laws must have expired or been terminated;

     - the representations and warranties of each party in the merger agreement must be true and correct;

     - the parties must have complied in all material respects with their respective agreements in the merger agreement;

     - no material adverse effect with respect to Macromedia or Allaire shall have occurred; and

     - Allaire must have obtained all necessary consents and approvals with regard to the merger under specified material contracts.

     Macromedia and Allaire must each receive an opinion of its tax counsel to the effect that the merger will qualify as a tax-free reorganization unless the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00 per share, in which case this condition will not be applicable to the merger.

     Macromedia, Alaska Acquisition Corporation and Allaire must each satisfy additional conditions before the completion of the merger. Each condition to the merger may be waived by the company entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 53)

     The merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the merger by the Allaire stockholders:

     - by the mutual written consent of Macromedia and Allaire;

     - by either Macromedia or Allaire if:

       - the merger has not been completed, without fault of the terminating party, by September 30, 2001;

       - a governmental authority has issued a final, non-appealable order, decree or ruling, or taken any other action, that would permanently prohibit the merger; or

       - the stockholders of Allaire fail to approve the merger agreement and the merger, except that Allaire may not terminate the merger agreement if stockholder approval was not obtained either because of Allaire's action or failure to act, which constitutes a material breach of the merger agreement, or because of a breach by one of the Allaire stockholder parties to the voting agreements, described in "Related Agreements - Allaire stockholders' voting agreements" beginning on page 61;

     - by Macromedia if:

       - Allaire has breached any representation, warranty, obligation or agreement in the merger agreement and the breach would cause Allaire to fail to satisfy a condition to the merger, except that Macromedia cannot terminate the merger agreement if it is at that time in material breach or if Allaire has cured the breach within 30 business days of written notice of the breach; or

       - at any time before the approval of the merger agreement and the merger by the Allaire stockholders, a triggering event, as described on page 53, has occurred;

     - by Allaire if Macromedia has breached any representation, warranty, obligation or agreement in the merger agreement and the breach would cause Macromedia to fail to satisfy a condition to the merger, except that Allaire cannot terminate the merger agreement if it is at that time in material breach or if Macromedia has cured the breach within 30 business days of written notice of the breach.

     Termination of the merger agreement will generally terminate the obligations of the parties to perform their obligations under the merger agreement, except that the parties must continue to comply with miscellaneous provisions, including those concerning mutual confidentiality, and, if applicable, the termination fee and the payment of expenses.

TERMINATION FEE; PAYMENT OF EXPENSES (SEE PAGE 54)

     Allaire has agreed to pay Macromedia a termination fee of $10,350,000 if a triggering event occurs and Macromedia terminates the merger agreement before the Allaire stockholders' meeting;

     Allaire has also agreed to pay the termination fee if all of the following occur:

     - an acquisition proposal has been announced before the Allaire stockholders' meeting;

     - the Allaire stockholders vote against approval of the merger;

     - either Macromedia or Allaire terminates the merger agreement; and

     - within 12 months after termination of the merger agreement Allaire enters into a letter of intent or similar agreement or completes a transaction in which majority control of Allaire's voting stock or more than 50% of its assets are acquired by a third party.

     Other than the termination fee, Macromedia and Allaire will generally bear their own costs and expenses in connection with the merger. However, if Macromedia or Allaire terminates the merger agreement for the other's breach of any of its representations, warranties, obligations or agreements, then the terminating party is entitled to payment from the other of the terminating party's fees and expenses in connection with the merger, up to $1,000,000. In addition, if Macromedia terminates the merger agreement after a triggering event or if Macromedia or Allaire terminates it after the Allaire stockholders vote against approval of the merger, Allaire will pay Macromedia's fees and expenses incurred in connection with the merger, up to $1,000,000.

THE STOCK OPTION AGREEMENT (SEE PAGE 59)

     Macromedia and Allaire have entered into a stock option agreement that grants Macromedia the right to buy shares of Allaire common stock equal to 19.9% of the shares of Allaire common stock outstanding on the date of exercise at an exercise price of $5.75 per share. The option becomes exercisable only upon the occurrence of specified events. Macromedia required Allaire to grant the option as a condition for entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in Allaire and is intended by Macromedia to increase the likelihood that the merger will be consummated. The stock option agreement is attached to this document as Annex B. We urge you to read it carefully.

THE VOTING AGREEMENTS (SEE PAGE 61)

     Four stockholders of Allaire holding approximately 12.3% of Allaire's outstanding common stock have entered into voting agreements with Macromedia. The voting agreements require these stockholders to vote all the shares of Allaire common stock they own in favor of the merger and against any competing proposal or proposals in opposition to the merger. The form of voting agreement is attached to this document as Annex C. We urge you to read it carefully.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 38)

     When considering the recommendation of Allaire's board of directors, you should be aware that some of Allaire's directors and officers have interests in the merger that are different from, or are in addition to, your interests.

ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 42)

     The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission and we will make any necessary filings with foreign regulatory agencies. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

RESTRICTIONS ON THE ABILITY TO SELL MACROMEDIA STOCK (SEE PAGE 42)

     All shares of Macromedia common stock received by Allaire stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either Allaire or Macromedia under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET (SEE PAGE 42)

     Macromedia common stock is currently traded on the Nasdaq National Market under the symbol MACR. Macromedia will list the shares of Macromedia common stock to be issued in the merger for trading on the Nasdaq National Market.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 43)

     We intend to account for the merger as a purchase transaction for financial accounting purposes under generally accepted accounting principles.

ALLAIRE STOCKHOLDERS' APPRAISAL RIGHTS (SEE PAGE 81)

     Under Delaware law, Allaire stockholders are entitled to appraisal rights with respect to the merger and, if the merger is completed, to receive payment in cash for the fair value of their shares of Allaire common stock. In general, to preserve their appraisal rights, Allaire stockholders who wish to exercise these rights must:

     - deliver a written demand for appraisal to Allaire at or before the time the vote is taken at the Allaire special meeting;

     - not vote their shares for approval and adoption of the merger agreement and the merger;

     - continuously hold their shares of Allaire common stock from the date they make the demand for appraisal through the closing of the merger; and

     - comply with the other procedures set forth in Section 262 of the Delaware General Corporation Law.

     The text of the Delaware statute governing appraisal rights is attached to this prospectus/proxy statement as Annex E. Your failure to comply with the procedures described in Annex E will result in the loss of appraisal rights. We urge you to read the text of the Delaware statute governing appraisal rights carefully.

COMPARISON OF RIGHTS OF MACROMEDIA STOCKHOLDERS AND ALLAIRE STOCKHOLDERS (SEE PAGE 74)

     The rights of Allaire stockholders are determined by Delaware law and Allaire's certificate of incorporation and bylaws. If the merger is completed, Allaire stockholders may receive shares of Macromedia common stock. As stockholders of Macromedia, their rights will be governed by Delaware law and Macromedia's certificate of incorporation and bylaws. For a comparison of the material differences of the provisions of Allaire's certificate of incorporation and bylaws and Macromedia's certificate of incorporation and bylaws, see the section entitled "Comparison of Rights of Holders of Macromedia Common Stock and Allaire Common Stock" on page 74.

COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 72)

     Shares of both Macromedia common stock and Allaire common stock are listed on the Nasdaq National Market. On January 12, 2001, the last full trading day before the public announcement of the proposed merger, Macromedia's common stock closed at $41.94 per share, and Allaire's common stock closed at $7.50 per share. On February 14, 2001, Macromedia's common stock closed at $30.75 per share, and Allaire's common stock closed at $9.00 per share. We urge you to obtain current market quotations.

                         SELECTED FINANCIAL INFORMATION

                                   MACROMEDIA

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated historical financial data are derived from the audited consolidated financial statements of Macromedia contained in Macromedia's annual report on Form 10-K for the fiscal year ended March 31, 2000 and from the unaudited consolidated historical financial statements of Macromedia contained in Macromedia's quarterly report on Form 10-Q for the period ended December 31, 2000, which are incorporated by reference in this prospectus/proxy statement, and are qualified in their entirety by such documents. Macromedia's operating results for the nine months ended December 31, 2000 are not necessarily indicative of results for the full fiscal year ending March 31, 2001.

     You should read the following data together with the financial information of Macromedia incorporated by reference in this prospectus/proxy statement.

                            NINE MONTHS ENDED
                              DECEMBER 31,                      YEARS ENDED MARCH 31,
                           -------------------   ----------------------------------------------------
                             2000       1999       2000       1999       1998       1997       1996
                           --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.................  $300,523   $174,877   $264,159   $153,243   $113,803   $108,954   $119,579
Acquisition-related
  expenses...............     4,774     11,516     11,516        454      7,658        350      2,525
Operating income
  (loss).................    24,662      6,682      8,376      5,185    (19,450)   (19,203)    25,505
  Minority interest......    15,336         --      6,179         --         --         --         --
  Net income (loss)......    35,148      3,224      8,767      2,610    (15,641)   (10,417)    20,752
  Accretion on
     mandatorily
     redeemable
     convertible
     preferred stock.....        --     (2,538)    (2,538)      (104)        --         --         --
  Net income (loss)
     applicable to common
     stockholders........  $ 35,148   $    686   $  6,229   $  2,506   $(15,641)  $(10,417)  $ 20,752
Net income (loss)
  applicable to common
  stockholders per share:
  Basic..................  $   0.70   $   0.02   $   0.14   $   0.06   $  (0.40)  $  (0.27)  $   0.59
  Diluted................  $   0.62   $   0.01   $   0.12   $   0.05   $  (0.40)  $  (0.27)  $   0.53

                                      AS OF                         AS OF MARCH 31,
                                   DECEMBER 31,   ----------------------------------------------------
                                       2000         2000       1999       1998       1997       1996
                                   ------------   --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and
  short-term investments.........    $207,940     $187,036   $111,157   $ 88,940   $102,929   $116,679
Working capital..................     215,728      182,150    105,367     83,525     92,805    117,952
Total assets.....................     435,280      339,359    202,495    158,126    157,844    155,950
Long-term liabilities............         943          321        687        653         --        201
Minority interest................      11,409       15,888         --         --         --         --
Mandatorily redeemable
  convertible preferred stock....          --           --     13,591      3,548         --         --
Total stockholders' equity.......    $348,910     $254,276   $147,031   $127,240   $131,268   $132,255

                                    ALLAIRE

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected consolidated historical financial data are derived from the audited consolidated financial statements of Allaire contained in Allaire's annual report on Form 10-K for the fiscal year ended December 31, 1999 and from the unaudited consolidated historical financial statements of Allaire contained in Allaire's quarterly report on Form 10-Q for the period ended September 30, 2000, which are incorporated by reference in this prospectus/proxy statement and are qualified in their entirety by such documents. Allaire's operating results for the nine months ended September 30, 2000 are not necessarily indicative of results for the full fiscal year ended December 31, 2000.

     You should read the following data together with the financial information of Allaire incorporated by reference in this prospectus/proxy statement.

     All periods have been restated to reflect Allaire's acquisitions of Bright Tiger Technologies and Live Software, which were accounted for as poolings of interests. All share and per share data have been restated to reflect Allaire's two-for-one stock split in March 2000.

                                                                                           PERIOD FROM
                                                                                            INCEPTION
                            NINE MONTHS ENDED                                             (MAY 5, 1995)
                              SEPTEMBER 30,            YEARS ENDED DECEMBER 31,              THROUGH
                            -----------------   ---------------------------------------   DECEMBER 31,
                             2000      1999      1999       1998       1997      1996         1995
                            -------   -------   -------   --------   --------   -------   -------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues..................  $89,242   $36,837   $55,163   $ 21,362   $  7,788   $ 2,358      $   --
Operating loss............   (7,045)   (7,171)   (8,350)   (17,152)   (11,851)   (2,040)       (188)
  Net loss................   (1,901)   (5,787)   (5,539)   (17,139)   (11,536)   (2,027)       (188)
Net loss per share:
     Basic and diluted....  $ (0.07)  $ (0.27)  $ (0.24)  $  (2.39)  $  (2.67)  $ (0.58)     $(0.04)

                                         AS OF                      AS OF DECEMBER 31,
                                     SEPTEMBER 30,   -------------------------------------------------
                                         2000          1999       1998       1997       1996     1995
                                     -------------   --------   --------   --------   --------   -----
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and
  short-term investments...........    $125,448      $119,029   $  3,743   $ 11,907   $    595   $  17
Working capital (deficit)..........      82,316        96,914     (9,691)     7,383        242    (231)
Total assets.......................     168,661       133,540     12,708     17,094      2,160     119
Long-term debt, net of
  current portion..................          45           547      1,193      1,251         50      --
Redeemable convertible preferred
  stock............................          --            --     12,673     12,673      2,800      --
Total stockholders' equity
  (deficit)........................    $106,620      $101,924   $(18,882)  $ (3,022)  $ (1,747)  $(181)

                             MACROMEDIA AND ALLAIRE

         SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited pro forma financial information of Macromedia and Allaire has been derived from Macromedia and Allaire's financial statements, selected financial data and related notes included elsewhere or incorporated by reference in this prospectus/proxy statement, accounts for the acquisition as a purchase transaction and assumes that the acquisition had occurred at the beginning of the periods presented. As a result of the differing fiscal years of Macromedia and Allaire, results of operations and balance sheet information for different periods have been combined. Macromedia's financial information for the year ended March 31, 2000 has been combined with Allaire's financial information for the year ended December 31, 1999. Macromedia's financial information for the nine months ended December 31, 2000 has been combined with Allaire's financial information for the nine months ended September 30, 2000. Macromedia's financial position as of December 31, 2000 has been combined with Allaire's financial position as of September 30, 2000.

     A charge for in-process research and development attributable to the purchase of Allaire has been included in retained earnings (deficit) in the pro forma combined condensed balance sheet, but has been excluded from the pro forma combined condensed statement of operations as it is non-recurring.

     The unaudited pro forma financial information includes estimates, and the purchase price of the acquisition of Allaire has been allocated on a preliminary basis to assets and liabilities based on Macromedia management's best estimates of their fair value, and the excess of purchase price over the net tangible and identifiable intangible assets acquired has been allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The impact of these changes could be material.

     The unaudited pro forma combined condensed information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated at such time, nor is it necessarily indicative of future operating results or financial positions.

                                                              YEAR ENDED   NINE MONTHS ENDED
                                                              MARCH 31,      DECEMBER 31,
 PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS DATA       2000            2000
 ---------------------------------------------------------    ----------   -----------------
Revenues....................................................   $318,591        $388,829
Gross profit................................................    280,488         338,411
Operating loss..............................................    (72,484)        (35,865)
Net loss....................................................   $(67,342)       $(19,199)
Accretion of mandatorily redeemable convertible preferred
  stock.....................................................     (2,538)             --
                                                               --------        --------
Net loss applicable to common stockholders..................   $(69,880)       $(19,199)
                                                               --------        --------
Basic and diluted net loss applicable to common stockholders
  per share.................................................   $  (1.39)       $  (0.34)
                                                               ========        ========

                                                                    AS OF
                                                                DECEMBER 31,
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA                     2000
-----------------------------------------------                 ------------
Cash, cash equivalents and short-term investments...........      $250,573
Working capital.............................................       229,524
Total assets................................................       724,418
Long-term liabilities.......................................           988
Minority interest...........................................        11,409
Total stockholders' equity..................................      $591,251

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

     The following tables reflect the historical net income and book value per share of Macromedia common stock and the historical net loss and book value per share of Allaire common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed acquisition as if it had taken place on April 1, 1999. These tables also reflect the pro forma net loss and book value per share attributable to the exchange ratio of 0.2 shares of Macromedia common stock that will be issued for each share of Allaire common stock.

     The information presented in the following tables should be read in conjunction with the unaudited pro forma combined condensed financial statements included elsewhere in this document and the historical financial statements and related notes of Macromedia and Allaire that are incorporated by reference in this document.

     The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at March 31, 2000 and December 31, 2000 for Macromedia and December 31, 1999 and September 30, 2000 for Allaire. The pro forma combined book value per common share is computed by dividing pro forma total stockholders' equity by the pro forma number of shares of Macromedia common stock outstanding at December 31, 2000. The shares outstanding for Macromedia were 50,674,000 and 63,884,000 as of March 31, 2000 and December 31, 2000, respectively. The shares outstanding for Allaire were 26,816,000 and 27,400,000 as of December 31, 1999 and September 30, 2000, respectively. The pro forma shares outstanding were 69,405,000 as of December 31, 2000.

     The Allaire equivalent pro forma combined per share amounts are calculated by multiplying the Macromedia combined pro forma share amounts by the exchange ratio of 0.2 shares.

                                                              YEAR ENDED    NINE MONTHS ENDED
                                                              MARCH 31,       DECEMBER 31,
                                                                 2000             2000
                                                              ----------    -----------------
MACROMEDIA
Historical per common share data:
  Net income per share -- basic.............................    $0.14             $0.70
  Net income per share -- diluted...........................    $0.12             $0.62
  Book value per common share...............................    $5.02             $5.46

                                                               YEAR ENDED     NINE MONTHS ENDED
                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                  1999              2000
                                                              ------------    -----------------
ALLAIRE
Historical per common share data:
  Net loss per share -- basic and diluted...................     $(0.24)           $(0.07)
  Book value per common share...............................     $ 3.80            $ 3.89

                                                              YEAR ENDED    NINE MONTHS ENDED
                                                              MARCH 31,       DECEMBER 31,
                                                                 2000             2000
                                                              ----------    -----------------

PRO FORMA
Combined pro forma per share data:
  Net loss per share -- basic and diluted...................    $(1.39)          $(0.34)
  Net loss per equivalent Allaire share -- basic and
     diluted................................................    $(0.28)          $(0.07)
  Book value per common share...............................                     $ 8.52
  Book value per equivalent Allaire common share............                     $ 1.70

                           FORWARD-LOOKING STATEMENTS

     The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus/proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be made directly in this prospectus/proxy statement, and they may be made a part of this prospectus/proxy statement by reference to other documents filed with the Securities and Exchange Commission and incorporated by reference into this prospectus/proxy statement. These statements may include statements regarding the period following completion of the merger.

     Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of these words and similar expressions are intended to identify these forward-looking statements. In particular, statements regarding expected strategic benefits, advantages and other effects of the merger described in "The Merger -- Allaire's reasons for the merger" beginning on page 31 and elsewhere in this document are forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to many factors and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. In addition to the risks related to the businesses of Macromedia and Allaire, the factors discussed under "Risk Factors -- Risks related to the merger," among others, could cause actual results to differ materially from those described in the forward-looking statements. Macromedia and Allaire make no representation as to whether any projected or estimated financial information contained in any forward-looking statements will be obtained and stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement or the date of the document incorporated by reference in this proxy statement. Neither Allaire nor Macromedia is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  RISK FACTORS

     The merger involves a high degree of risk. By voting in favor of the merger, Allaire stockholders will be choosing to invest in Macromedia common stock, which also involves a high degree of risk. In addition to the other material contained in or incorporated by reference into this prospectus/proxy statement, you should carefully consider the following risk factors in deciding whether or not to vote for the merger.

RISKS RELATED TO THE MERGER

IT IS EXPECTED THAT ALLAIRE STOCKHOLDERS WILL RECEIVE A FIXED RATIO OF 0.2 SHARES OF MACROMEDIA COMMON STOCK FOR EACH SHARE OF ALLAIRE COMMON STOCK EVEN IF THERE ARE CHANGES IN THE MARKET VALUE OF ALLAIRE COMMON STOCK OR MACROMEDIA COMMON STOCK BEFORE THE CLOSING OF THE MERGER.

     Unless the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00, there will be no adjustment to the exchange ratio if the market price of either Allaire common stock or Macromedia common stock fluctuates. If the market price of Macromedia common stock decreases or increases before the consummation of the merger, the value of the Macromedia common stock to be received in the merger in exchange for Allaire common stock would correspondingly decrease or increase. The specific dollar value of Macromedia common stock that Allaire stockholders will receive upon completion of the merger will depend on the market value of Macromedia common stock at the time of the merger. We cannot predict the market prices for either Allaire common stock or Macromedia common stock at any time before completion of the merger or the market price for Macromedia common stock after the completion of the merger. The share prices of both Allaire common stock and Macromedia common stock are subject to price fluctuations in the market for publicly traded equity securities and have each experienced significant volatility. Macromedia and Allaire believe that

Allaire common stock presently trades on the basis of the value of the Macromedia common stock, discounted primarily for the uncertainties associated with the merger. Apart from the publicly disclosed information concerning Macromedia that is included and incorporated by reference in this prospectus/ proxy statement, Macromedia cannot state with certainty what factors account for changes in the market price of the Macromedia common stock. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR MACROMEDIA COMMON STOCK AND ALLAIRE COMMON STOCK.

IF MACROMEDIA AND ALLAIRE CANNOT EFFECTIVELY INTEGRATE THEIR OPERATIONS AND INFRASTRUCTURE, SOME OF THE POTENTIAL BENEFIT OF THE PROPOSED MERGER WILL NOT BE REALIZED.

     It is expected that the merger will allow Macromedia to use Allaire's web design and development software products and the experience of Allaire's employees to provide an enhanced level of services in connection with Macromedia's software products. To do so, Macromedia and Allaire will have to integrate their computer networks, management teams and software products. If this integration effort is not successful, then results of operations could be harmed, employee morale could decline, key employees could leave and customers could cancel existing orders or choose not to place new ones. In addition, difficulties or delays in the integration of the operations and products of Macromedia and Allaire, including web design and development software products, could disrupt customer service after the merger. If Macromedia's operations after the merger do not meet the expectations of Macromedia's or Allaire's existing customers, then those customers might reduce their future orders or cease doing business with the combined company altogether.

THE MARKET PRICE OF MACROMEDIA COMMON STOCK IS HIGHLY VOLATILE AND COULD DECLINE AS A RESULT OF THE PROPOSED MERGER.

     In the past, Macromedia common stock has experienced substantial price volatility. This volatility might occur again in the future, which could cause the Macromedia common stock to be worth less after the merger than before the merger. Volatility can arise particularly in response to quarter-to-quarter variations in the actual or anticipated financial results of Macromedia, its customers or competitors, and announcements by Macromedia or its competitors regarding new products and services introductions. The market price of Macromedia common stock can also fluctuate in response to price and volume fluctuations in the stock market, particularly those that affect the market prices of technology stocks.

     In addition, the market price of Macromedia common stock might decline significantly as a result of the proposed merger if:

     - Macromedia does not experience the benefits of the merger as quickly as anticipated, or at all, or the costs of or operational difficulties arising from the merger are greater than anticipated;

     - the impact of the merger on Macromedia's financial results is not in line with the expectations of financial analysts; or

     - margins on web design and development software products decline because of competition or other factors.

THE BUSINESSES OF MACROMEDIA AND ALLAIRE COULD SUFFER IN RESPONSE TO THE ANNOUNCEMENT OF THE MERGER.

     The announcement of the merger may increase the likelihood of changes to the businesses of Macromedia and Allaire. These potential changes include:

     - loss of key management, development or other personnel;

     - cancellation or decline in the rate of orders for products or services or deterioration of customer relationships;

     - delays in product development or development of new service capabilities; and

     - loss of key strategic relationships, joint marketing arrangements or key business partners.

     Changes in the businesses of Macromedia or Allaire pending the merger could have a material adverse effect on the business of Macromedia after the merger. Even if the merger is not completed, Macromedia could be harmed by the expectation of these changes, and restoring Macromedia's business to its pre-announcement value could take a long time and be costly.

THE MERGER COULD RESULT IN THE LOSS OF EMPLOYEES AT MACROMEDIA AND ALLAIRE BEFORE AND AFTER COMPLETION OF THE MERGER.

     Whether or not the merger occurs, Macromedia and Allaire may be unable to retain some of their key employees. Although incentives offered by Macromedia and Allaire to their employees before and after completion of the merger may mitigate this effect, it is possible that employees will seek employment elsewhere. After the merger, integration of the businesses of Macromedia and Allaire could result in changes in the culture and operations of both companies that could cause the combined company to lose key employees. The success of the combined company will depend in part upon its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel, particularly additional management in the areas of application integration and technical support. The loss of key employees at any Allaire office could adversely impact Allaire's overall financial results, which could have a negative impact on the operating results of Macromedia after the merger. Competition for such personnel is intense. After the merger, Macromedia may not be able to hire or retain the necessary personnel to integrate Allaire with Macromedia and implement its business strategy. In addition, Macromedia may need to pay higher compensation for employees than it currently expects.

IF MEMBERS OF ALLAIRE'S MANAGEMENT LEAVE, THE POTENTIAL BENEFITS OF THE MERGER MAY NOT BE REALIZED.

     Many members of Allaire's senior management will benefit significantly from the partial acceleration of vesting of their Allaire options as a result of the merger. Success of the merger will depend, in significant part, on the continued services of Allaire's senior management personnel and of its key technical and sales personnel. If members of Allaire's current management were to terminate their employment with Allaire, the ability of Macromedia to manage Allaire's business and workforce after the merger would be harmed and Allaire's operations could be disrupted. Although Macromedia has entered into employment agreements with several members of the Allaire management team that will take effect upon completion of the merger, these agreements may not result in the retention of the members of the management of Allaire for any significant period of time. A loss of any member of Allaire's management could prevent or defer realization of the benefits that Macromedia anticipates from the merger.

THE MERGER COULD HARM KEY CUSTOMER AND THIRD-PARTY RELATIONSHIPS.

     The proposed merger could harm relationships with customers and other third parties with whom Macromedia and Allaire do business. For example, the continuance of Allaire's customer relationships is generally based on continued customer goodwill and satisfaction rather than long-term orders or other contractual commitments. Customers might postpone or cancel sales orders for Allaire's products if they perceive that customer services and support would decline as a result of the merger. Any changes in customer relationships could harm the combined company's business. Allaire's customers and other third parties may delay or defer decisions concerning using Allaire products. In addition, existing and potential strategic partners of Macromedia who view themselves as competitive with Allaire, such as application server vendors, may seek to terminate their relationships with the combined company, or avoid renewing or entering into new relationships with the combined company. Any changes in strategic partner relationships could harm the combined company's business.

THE COSTS ASSOCIATED WITH THE MERGER MAY BE HIGHER THAN EXPECTED, WHICH COULD HARM THE FINANCIAL RESULTS OF THE COMBINED COMPANY AND CAUSE A DECLINE IN THE VALUE OF MACROMEDIA COMMON STOCK.

     Macromedia and Allaire estimate that they will incur direct transaction costs of approximately $5.3 million associated with the merger. Macromedia expects to incur additional costs associated with the consolidation and integration of products and operations. Macromedia cannot accurately estimate these costs at this time. If the total costs of the merger and related consolidation and integration exceed estimates, or if the costs of the merger exceed the benefits of the merger, the financial results of the combined company would suffer. Any shortfall in anticipated operating results of the combined company could cause the market price of Macromedia common stock to decline. In addition, the market price of Macromedia common stock could decline immediately, and perhaps significantly, if Macromedia does not experience the business benefits of the merger as quickly or in as great an amount as securities analysts expect.

THE ACQUISITIONS THAT MACROMEDIA AND ALLAIRE HAVE RECENTLY COMPLETED MAY INCREASE THE INTEGRATION DIFFICULTIES ASSOCIATED WITH THE PROPOSED MERGER BETWEEN MACROMEDIA AND ALLAIRE.

     The challenges of integrating the operations of Macromedia and Allaire will be increased by ongoing efforts associated with the continuing integration of other recent acquisitions by Macromedia and Allaire. Macromedia acquired Middlesoft in June 2000, Andromedia in December 1999 and ESI Software in September 1999. Allaire acquired the M39 product line from EvolutionB Information in January 2001, the Kawa and Jforge lines of business from TekTools in October 2000, the Open Sesame line of business from Bowne Internet Solutions in March 2000, Valto Systems in December 1999, Live Software in June 1999 and Bright Tiger Technologies in April 1999. Macromedia's failure to integrate and manage acquired businesses successfully, to retain their employees and customers, and to address new markets associated with the acquired businesses successfully could harm its business and increase the difficulties associated with the integration of the operations of Allaire. Macromedia anticipates that it will continue to consider other acquisitions of businesses and assets to expand its business and to acquire complementary technologies and personnel. The integration of multiple organizations requires a substantial amount of management resources and attention. These acquisitions, as well as other potential future acquisitions, will require Macromedia to manage and integrate the acquired businesses and their personnel, which are and may be located in diverse geographic locations, and will also require Macromedia to develop and market services to new markets with which it may not be familiar.

ALLAIRE HAS A LIMITED OPERATING HISTORY AND ITS BUSINESS MODEL IS STILL EVOLVING, WHICH MAKES IT DIFFICULT TO EVALUATE ALLAIRE, ITS PROSPECTS AND THE BENEFITS OF THE MERGER TO MACROMEDIA.

     Allaire's limited operating history makes evaluating its business operations and prospects difficult. Allaire's range of product offerings has changed since its inception and its business model is still new and developing. Because some of Allaire's products are new, the market for these products is uncertain. As a result, the revenue and income potential of Allaire's business and the potential benefits of the merger may be difficult to evaluate.

RISKS RELATED TO THE COMBINED COMPANY

MACROMEDIA FACES INTENSE COMPETITION.

     The markets for Macromedia's products are highly competitive and characterized by pressure to reduce prices, incorporate new features, and accelerate the release of new product versions and enhanced services. A number of companies currently offer products and services that compete directly or indirectly with one or more of Macromedia's products. With respect to Macromedia's software business, competitors include, among others, Adobe Systems, Corel and Microsoft. As Macromedia competes with larger competitors such as Adobe across a broader range of product lines and different platforms, Macromedia may face increasing competition from such companies.

TECHNOLOGICAL CHANGES WILL AFFECT MACROMEDIA'S BUSINESS.

     The developing digital media, Internet and online services markets, and the personal computer industry are characterized by rapidly changing technology, resulting in short product life cycles and rapid price declines. Macromedia must continuously update its existing products, services and content to keep them current with changing technology and consumer tastes and must develop new products, services and content to take advantage of new technologies and consumer preferences that could render its existing products obsolete. Macromedia's future prospects are highly dependent on its ability to increase functionality of existing products and services in a timely manner and to develop new products and services that address new technologies and achieve market acceptance. New products and enhancements must keep pace with competitive offerings, adapt to new platforms and emerging industry standards, and provide additional functionality. There can be no assurance that Macromedia will be successful in these efforts.

MACROMEDIA'S BUSINESS IS DEPENDENT ON THE CONTINUED GROWTH OF INTERNET USE.

     The success of Macromedia's business is especially dependent upon the existence and future growth of the Internet as a business, entertainment and communications platform. Many critical issues concerning the commercial use of the Internet, such as security, remain unresolved and may affect the growth of Internet use, together with the software standards employed in such markets. A decline in the growth of the Internet or any inability by Macromedia to adapt to changes in the Internet or the technology used for operation of the Internet could have a material adverse effect on Macromedia's results of operations.

MACROMEDIA'S QUARTERLY OPERATING RESULTS MAY FLUCTUATE AND ITS FUTURE REVENUES AND PROFITABILITY ARE UNCERTAIN.

     Macromedia's quarterly operating results may vary significantly depending on the timing of new product introductions and enhancements. A substantial portion of Macromedia's revenue is derived from the introduction of new products or enhancements to existing products. Macromedia has in the past experienced delays in the development of new products and enhancement of existing products, and such delays may occur in the future. If Macromedia is unable, due to resource constraints or technological or other reasons, to develop and introduce products in a timely manner, this inability could have a material adverse effect on its results of operations. If Macromedia does not ship new versions of its products as planned or if new products do not receive market acceptance, Macromedia's results of operations could be materially adversely affected.

     Macromedia's results of operations also may vary significantly depending on the impact of any of the following:

     - the timing of product and service introductions by competitors;

     - changes in pricing;

     - execution and volume of technology licensing agreements;

     - the volume and timing of orders received during the quarter for software products; and

     - any acquisitions of other companies or technologies.

Macromedia's future operating results may fluctuate as a result of these and other factors, including its ability to continue to develop or acquire innovative products and services, its product, service, and customer mix, and the level of competition.

     Macromedia's results of operations also may be affected by seasonal trends. A significant portion of Macromedia's operating expenses is relatively fixed, and planned expenditures are based primarily on sales forecasts. As a result, if revenues do not meet Macromedia's forecasts, operating results may be materially adversely affected. There can be no assurance that sales of Macromedia's existing products will either continue at historical rates or increase, or that new products introduced by Macromedia, whether developed internally or acquired, will achieve market acceptance. Macromedia's historical rates of growth should not be taken as being indicative of growth rates that can be expected in the future.

MACROMEDIA MUST ESTABLISH AND MAINTAIN STRATEGIC RELATIONSHIPS WITH
DISTRIBUTORS.

     A substantial majority of Macromedia's revenue is derived from the sale of its software products through a variety of distribution channels, including traditional software distributors, mail order, educational distributors, VARs, OEMs, hardware and software superstores, retail dealers, and its direct sales force and Website. Domestically, Macromedia's products are sold primarily through distributors, VARs, and OEMs. In particular, one distributor accounted for 29% and 28% of Macromedia historical revenues for the three months ending December 31, 2000 and 1999. In addition, Macromedia believes that certain distributors are reducing their inventory in the channel and returning unsold products to better manage their inventories. Distributors are increasingly seeking to return unsold product, particularly when a new version or upgrade of a product has superseded such products. If Macromedia's distributors seek to return increasing amounts of products, such returns could have a material adverse effect on Macromedia's revenues and results of operations. The loss of, or a significant reduction in sales volume to, a significant reseller could have a material adverse effect on Macromedia's results of operations.

MACROMEDIA'S INTERNATIONAL OPERATIONS ARE SUBJECT TO RISKS.

     For the three months ended December 31, 2000, Macromedia derived approximately 45% of its revenues from international sales. Macromedia expects that international sales will continue to represent a significant percentage of its revenues. Macromedia relies primarily on distributors for sales of its software products in foreign countries and, accordingly, is dependent on their ability to promote and support its software products, and in some cases, to translate them into foreign languages. International business is subject to a number of special risks, including:

     - foreign government regulation;

     - general geopolitical risks such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships;

     - more prevalent software piracy;

     - unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

     - longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws;

     - foreign currency risk; and

     - other factors beyond Macromedia's control.

     Additionally, Macromedia is uncertain whether the recent weaknesses experienced in the economies in Japan, Europe, Asia Pacific, and Latin America will continue in the foreseeable future due to possible currency devaluation and liquidity problems in these regions.

     Macromedia enters into foreign exchange forward contracts to reduce economic exposure associated with sales and asset balances denominated in various European currencies and Japanese Yen. As of December 31, 2000, the notional principal of forward contracts outstanding amounted to $28.9 million. There can be no assurance that such contracts will adequately hedge Macromedia's exposure to currency fluctuations.

MACROMEDIA FACES RISKS ASSOCIATED WITH EUROPE'S CONVERSION TO THE EURO CURRENCY.

     On January 1, 1999, eleven of the fifteen member countries of the European Union adopted the Euro as the common legal currency and established fixed rates of conversion between their existing sovereign currencies and the Euro. The Euro trades on currency exchanges and is available for non-cash transactions. A three-year transition period is underway during which transactions can be made in the existing sovereign currencies. The conversion to the Euro has alleviated currency exchange risk between the member countries.

     There can be no assurance that all issues related to the Euro conversion have been identified, and Macromedia may be at risk if any of its principal suppliers are unable to deal with the impact of the Euro conversion. To date, none of Macromedia's international suppliers have expressed an intention to invoice in Euros.

MACROMEDIA MUST MANAGE ITS GROWTH AND EXPANSION.

     Macromedia has experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on its managerial, financial and operational resources. Macromedia's workforce has grown more than 58% over the past year. Macromedia anticipates that it will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the ongoing improvement of its accounting and other internal management systems. Macromedia also will need to continue to expand, train, manage, retain and motivate its workforce. All of these endeavors will require substantial management effort and resources. In the future, Macromedia anticipates that it will need to continue the expansion of its facilities or relocate some or all of its employees or operations from time to time to support its growth. These relocations could result in temporary disruptions of its operations or a diversion of management's attention and resources. If Macromedia is unable to effectively manage expanded operations, its business, financial condition and results of operations could be materially and adversely affected.

MACROMEDIA'S STOCK PRICE MAY BE VOLATILE.

     Macromedia's future earnings and stock price may be subject to significant volatility. For example, for the period from January 1, 2000 to January 31, 2001, Macromedia's stock price ranged from a high of $120.88 per share to a low of $29.00 per share. Any shortfall in revenue or earnings from levels expected by securities analysts, general decline in economic conditions or material reductions in spending by its customers, could have an immediate and significant adverse effect on the trading price of Macromedia's common stock in any given period. Additionally, Macromedia may not learn of such shortfalls until late in the fiscal quarter, which could result in an even more immediate and adverse effect on the trading price of its common stock. Finally, Macromedia participates in a highly dynamic industry. In addition to factors specific to Macromedia, changes in analysts' earnings estimates for Macromedia or its industry and factors affecting the corporate environment, our industry, or the securities markets in general will often result in significant volatility of Macromedia's common stock price.

MACROMEDIA FACES CHALLENGES IN PROTECTING ITS INTELLECTUAL PROPERTY RIGHTS.

     Macromedia relies on a combination of patents, copyrights, trade secrets, and trademark laws, as well as employee and third-party nondisclosure agreements, to protect its intellectual property rights and products. Policing unauthorized use of products and fully protecting its proprietary rights is difficult, and Macromedia cannot guarantee that the steps it has taken to protect its proprietary rights will be adequate. In addition, effective copyright, trademark, trade secret and patent protection may not be available in every country in which Macromedia's products are distributed.

     Further, Macromedia is currently, and may in the future, be involved in legal disputes relating to the validity or alleged infringement of its, or of a third party's, intellectual property rights. Intellectual property litigation is typically extremely costly and can be disruptive to Macromedia's business operations by diverting the attention and energies of management and key technical personnel. In addition, any adverse decisions could subject Macromedia to significant liabilities, require Macromedia to seek licenses from others, prevent Macromedia from manufacturing or licensing certain of its products, or cause severe disruptions to its operations or the markets in which Macromedia competes, any one of which could dramatically impact Macromedia's business and results of operations.

MACROMEDIA FACES RISKS RELATING TO EXISTING LITIGATION.

     On July 31, 1997, shareholders filed a lawsuit against Macromedia and five of its former or current officers and directors, alleging that they had engaged in securities violations by seeking to improperly inflate the value of Macromedia stock. In May 1999, the court certified all persons who purchased

Macromedia common stock from April 18, 1996 through January 9, 1997 as a class. Trial has been set for November 2001.

     On August 10, 2000, Adobe Systems filed a lawsuit against Macromedia alleging that some Macromedia products infringe on several Adobe patents. Macromedia has denied these claims and filed a counterclaim against Adobe for infringement of several of Macromedia's patents. Each party seeks to enforce its patents and to receive monetary compensation.

     On or after September 25, 2000, shareholders filed eleven virtually identical lawsuits against Allaire and several of its officers and directors, alleging that they had engaged in securities violations by making statements that were materially false or misleading. Each of the plaintiffs in each of the actions purport to bring their complaint on behalf of all purchasers of Allaire stock during the period of July 20, 2000 to September 18, 2000. The plaintiffs seek damages, interest, costs and attorneys' fees. The parties to these lawsuits have agreed, and the court has ordered, that all of the cases be consolidated, that the defendants need not respond to the pending complaints and that lead counsel approved by the court shall file an amended complaint applicable to the consolidated actions.

     Macromedia and Allaire believe that these lawsuits are without merit, and are vigorously defending them. However, there can be no assurance that they will be successful in these efforts. Macromedia and Allaire could incur substantial costs defending the lawsuits. The lawsuits could also divert the time and attention of both Macromedia's and Allaire's management. As a result, these lawsuits may materially adversely affect Macromedia's and Allaire's financial condition or results of operations.

MACROMEDIA'S INVESTMENTS IN PRIVATE COMPANIES ARE VERY RISKY, AND MACROMEDIA COULD LOSE ITS ENTIRE INVESTMENT IN ONE OR MORE OF THESE COMPANIES.

     Through Macromedia Ventures, Macromedia invests a substantial amount of capital and time in finding, funding, and helping to develop certain privately held companies, many of which can be considered in the start-up or development stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. Therefore, Macromedia could lose its entire investment, or a substantial portion thereof, in one or more of these companies.

MACROMEDIA'S FINANCIAL RESULTS COULD BE AFFECTED BY CHANGES IN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

     Macromedia prepares its financial statements in conformity with generally accepted accounting principles. GAAP are subject to interpretation by the American Institute of Certified Public Accountants, the Securities and Exchange Commission, and various bodies formed to interpret and create appropriate accounting policies. A change in these policies can have a significant effect on Macromedia's reported results, and may even affect the reporting of transactions completed prior to the announcement of a change.

MACROMEDIA'S BUSINESS COULD BE ADVERSELY AFFECTED IF ITS PRODUCTS FAIL TO PERFORM PROPERLY.

     Software products as complex as Macromedia's and Allaire's may contain undetected errors or "bugs," which result in product failures or security breaches or otherwise fail to perform in accordance with customer expectations. Errors in certain Macromedia and Allaire products have been detected after the release of the product. The occurrence of errors could result in loss of or delay in revenue, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to Macromedia's and Allaire's reputations, or damage to their efforts to build brand awareness, any of which could have a material adverse effect on Macromedia's business, operating results and financial condition. In addition, any failure in a customer's web application developed and deployed with Macromedia's or Allaire's products could result in a claim for substantial damages against Macromedia, regardless of Macromedia's responsibility for the failure. Although Macromedia maintains general liability insurance, including coverage for errors and omissions, there can be no assurance that its existing coverage will

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

continue to be available on reasonable terms or will be available in amounts sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim.

MACROMEDIA'S BUSINESS COULD BE HARMED IF THE JAVA PROGRAMMING LANGUAGE LOSES MARKET ACCEPTANCE OR IF MACROMEDIA IS NOT ABLE TO CONTINUE USING JAVA OR JAVA-RELATED TECHNOLOGIES.

     Allaire's JRun Java application server is designed to comply with Sun's Java 2 Platform, Enterprise Edition, or J2EE, Specifications. Using the JRun application server, Macromedia's customers can build Java applications on the J2EE platform. Many of Allaire's, and therefore some of Macromedia's, next generation products are also expected to be based on Java. While a number of companies have introduced Web applications based on Java, Java could fall out of favor with computer programmers and software developers, and support of the Java programming language by Sun Microsystems or other companies could decline. Moreover, there can be no assurance that the J2EE standards will be widely adopted or that Macromedia can continue to comply with Sun's J2EE specifications established from time to time. If support for Java or J2EE decreases or Allaire cannot continue to use Java or related Java technologies, or if Macromedia is not able to comply with J2EE standards, Macromedia could lose revenue opportunities and its business could be harmed.

MACROMEDIA MAY EXPERIENCE LOST OR DELAYED SALES AS ITS SALES CYCLE LENGTHENS.

     A longer sales cycle for Allaire products reduces Macromedia's ability to forecast revenue levels and may result in lost sales. Any delay or loss in sales of Allaire products could have a material adverse effect on Macromedia's business, operating results and financial condition, and could cause operating results to vary significantly from quarter to quarter. As Macromedia increases its sales and marketing focus for Allaire products on larger sales to businesses and other large organizations, it expects that increased executive-level involvement of information technology officers and other senior managers of its customers will be required. Potential large sales may be delayed, or lost altogether, because Macromedia will have to provide a more comprehensive education to prospective customers regarding the use and benefits of its Allaire products. Macromedia's customers' purchase decisions may be subject to delays over which Macromedia may have little or no control.

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

                    SPECIAL MEETING OF ALLAIRE STOCKHOLDERS

     We are sending you this document in order to provide you with important information regarding the merger in connection with the solicitation of proxies by Allaire's board of directors for use at the special meeting of its stockholders and at any adjournment or postponement of the special meeting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     Allaire will hold a special meeting of its stockholders on Tuesday, March 20, 2001, at 10:00 a.m., local time, at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109.

MATTERS FOR CONSIDERATION

     At the special meeting, Allaire stockholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement and the merger. Allaire stockholders will also consider and vote on a proposal to grant Allaire management the discretionary authority to adjourn the special meeting to a date not later than April 13, 2001 in order to enable the Allaire board of directors to solicit additional proxies in favor of the merger. In addition, Allaire stockholders will consider and vote upon any other matters that may properly come before the special meeting or any adjournment or postponement of the special meeting. Allaire is not currently aware of any other matter that will come before the special meeting.

BOARD OF DIRECTORS' RECOMMENDATION

     After careful consideration, the Allaire board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Allaire board of directors has determined the merger agreement and the merger to be fair to and in the best interests of the Allaire stockholders and unanimously recommends that Allaire stockholders vote FOR approval and adoption of the merger agreement and the merger. The Allaire board of directors also unanimously recommends that Allaire stockholders vote FOR the adjournment proposal.

RECORD DATE

     The record date for determining the Allaire stockholders entitled to vote at the special meeting is February 12, 2001. Only holders of record of Allaire common stock as of the close of business on that date are entitled to vote at the special meeting. As of the record date, there were 27,703,483 shares of Allaire common stock issued and outstanding, held by approximately 216 stockholders of record. As of the record date, the directors and executive officers of Allaire and their affiliates held 3,644,978 outstanding shares of Allaire common stock. Each share of Allaire common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting.

QUORUM AND VOTE REQUIRED

     In order to conduct business at the special meeting, a quorum must be present. Allaire's bylaws provide that a quorum at the special meeting will be the holders of a majority of the stock issued, outstanding and entitled to vote at the meeting. Allaire will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. If a quorum is not present at the special meeting, the special meeting will be adjourned or postponed to solicit additional proxies. A majority of the shares of Allaire's common stock outstanding on the record date must be voted for the proposal to approve and adopt the merger agreement and the merger in order for the proposal to pass. The adjournment proposal must be approved by a majority of the votes cast on the adjournment proposal.

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

VOTING OF PROXIES

     General. Shares represented by a properly signed and dated proxy will be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR approval and adoption of the merger agreement and the merger and FOR the adjournment proposal. The proxy holder may vote the proxy in its discretion as to any other matter which may properly come before the meeting.

     Abstentions. Allaire will count a properly executed proxy marked "ABSTAIN" as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of a majority of the outstanding shares of Allaire common stock is required to approve and adopt the merger agreement and the merger, if you mark your proxy "ABSTAIN," it will have the effect of a vote against approval and adoption of the merger agreement and the merger. Because only votes cast on the adjournment proposal will determine the outcome of any vote on the adjournment proposal, if you mark your proxy "ABSTAIN," your proxy will have no effect on the adjournment proposal.

     Broker non-votes. If your shares are held by your broker, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Allaire common stock without specific instructions from you. Because the affirmative vote of a majority of the outstanding shares of Allaire common stock is required to approve and adopt the merger agreement and the merger, if you do not instruct your broker how to vote, it will have the effect of a vote against approval and adoption of the merger agreement. Because only votes cast on the adjournment proposal will determine the outcome of any vote on the adjournment proposal, if you do not instruct your broker how to vote, your proxy will have no effect on the adjournment proposal.

     Voting shares in person that are held through brokers. If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your Allaire common stock a properly executed legal proxy identifying you as an Allaire stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

HOW TO REVOKE A PROXY

     You may revoke your proxy before it is voted by:

     - providing written notice before the special meeting that you have revoked your proxy to:

          Allaire Corporation
          275 Grove Street
          Newton, MA 02466
          Attention: Secretary
          Fax: (617) 219-2001

     - submitting a new, signed proxy with a later date; or

     - attending the special meeting.

SOLICITATION OF PROXIES AND EXPENSES

     Allaire will pay its own costs of soliciting proxies. Allaire will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of Allaire common stock held in their names. Directors, officers and employees of Allaire may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. Allaire expects that the expenses of this special solicitation will be nominal. Macromedia may engage a third-party solicitation firm in connection with the Allaire special meeting.
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

VOTING AGREEMENTS

     Four Allaire stockholders holding approximately 12.3% of the outstanding voting power of the Allaire common stock entitled to vote on the merger agreement and the merger have agreed to vote all of their shares of Allaire common stock in favor of the approval and adoption of the merger agreement and the merger and against competing proposals for the acquisition of Allaire and have executed proxies with respect to their shares in favor of Macromedia.

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

                           PROPOSAL ONE -- THE MERGER

BACKGROUND OF THE MERGER

     Macromedia and Allaire have had commercial relationships with each other since September 1997, and as a result, a number of senior officers of the companies had regular business dealings and communications with each other. During the week of May 22, 2000, David Orfao, chief executive officer of Allaire, and Rob Burgess, chairman and chief executive officer of Macromedia, discussed potential business relationships between the companies, including a business combination. On June 12, 2000 in San Francisco, and then on June 15, 2000 in Boston, officers of Allaire, including Mr. Orfao, J.J. Allaire, chairman of the board, Jeremy Allaire, chief technology officer, and Simeon Simeonov, chief architect, met with officers of Macromedia, including Kevin Lynch, executive vice president and president of products, Ian Richmond, senior vice president and general manager, embedded systems group, Paul Madar, senior vice president, engineering, David Mendels, senior vice president, business development, and Stephen Elop, senior vice president, worldwide field operations, to discuss a possible business combination. Subsequent meetings to discuss potential strategy and products for a combined company were held in Boston on June 26 and 27, 2000, and included, in addition to many of the foregoing persons, Mr. Burgess, Betsey Nelson, executive vice president and chief financial officer of Macromedia, and David Gerth, chief financial officer of Allaire. On July 7, 2000, the Macromedia board of directors held a meeting by teleconference during which they discussed the potential Allaire transaction.

     On July 14, 2000, in San Francisco, Messrs. Orfao and Gerth and representatives of Credit Suisse First Boston Corporation, financial advisor to Allaire, met with Mr. Burgess, Ms. Nelson, Margaret McCarthy, senior vice president, corporate development, of Macromedia, Tom Hale, senior vice president, marketing, of Macromedia, and representatives of Morgan Stanley & Co., Inc., financial advisor to Macromedia, to discuss the terms for a potential business combination between Allaire and Macromedia. This meeting concluded without agreement between the parties with respect to price or other financial terms. On July 22, 2000, the Allaire board of directors held a regularly scheduled meeting and discussed the previous meetings between Allaire and Macromedia. On August 2, 2000, Messrs. Orfao and Jeremy Allaire again met with Mr. Burgess and Ms. McCarthy in Boston to discuss the terms of a potential transaction; this meeting also concluded without agreement between the parties with respect to price or other financial terms.

     In early November, Messrs. Orfao and Burgess discussed possible strategic relationships between Allaire and Macromedia, including resuming discussions between the parties regarding a potential business combination. On November 6, 2000, Mr. Lynch presented at the Allaire Developers Conference in Washington, D.C., and met that day with Jeremy Allaire to discuss a potential business combination between Allaire and Macromedia. On November 14, 2000, Mr. Allaire met with Mr. Lynch and Phillip Mazzie, director of corporate development, of Macromedia, in San Francisco to discuss a potential product roadmap for the combined company. Additional meetings were held on December 6, 2000 among Messrs. Orfao, Gerth, Mendels and Mazzie, and on December 7 and 8, 2000 between Mr. Allaire and Mr. Lynch, at which the product and financial plans of the respective companies were discussed. On December 15, 2000, Macromedia's internal strategy team met to review the potential transaction with Allaire, including discussions regarding the appropriate valuation ranges of Allaire. From December 26 through 30, 2000, Mr. Burgess and Mr. Orfao and representatives from Morgan Stanley and Credit Suisse First Boston held numerous telephone calls to discuss the financial aspects and terms of a potential transaction.

     On January 4, 2001, the Macromedia board of directors met and received an update on the strategic purposes of the proposed business combination and the status of negotiations regarding a potential transaction with Allaire. The board authorized Macromedia management to continue discussions with Allaire. On January 4, 2001, Allaire and Macromedia entered into an exclusivity agreement, expiring January 17, 2001, providing for a period of exclusive negotiations regarding a potential business combination involving Allaire and Macromedia. From January 3 through 8, 2001, Macromedia engineering and legal personnel, representatives of Fenwick & West LLP, legal counsel to Macromedia, and

PricewaterhouseCoopers, LLP, accounting advisor to Macromedia, and representatives of Morgan Stanley, conducted a due diligence investigation of Allaire in Boston.

     On January 6, 2001, Fenwick & West LLP sent Foley, Hoag & Eliot LLP, legal counsel to Allaire, drafts of transaction documents, which were negotiated by Allaire and Macromedia and their respective counsels over the following ten days. During this period, Macromedia's due diligence investigation of Allaire continued and Allaire conducted a due diligence inquiry of Macromedia. On January 11, 2001, in San Francisco, the principal financial officers of each company and representatives of Credit Suisse First Boston and Morgan Stanley held financial due diligence meetings regarding the respective companies.

     On January 13, 2001, the Allaire board of directors met to discuss the status of the proposed transaction with Macromedia and to consider the principal transaction terms, including the proposed exchange ratio. The Allaire board authorized Allaire management to continue negotiations with Macromedia.

     The Macromedia board of directors met on January 14, 2001, discussed the principal transaction terms and those issues as yet unresolved, reviewed management's and counsel's due diligence reports on Allaire, received a presentation from Morgan Stanley on the financial aspects of the proposed transaction, and authorized Macromedia management to propose to Allaire a purchase price for Allaire shares consisting of a combination of cash and Macromedia common stock. The parties and their respective legal representatives continued to negotiate over the next two days to resolve open issues, including the transaction price and the terms of the Allaire stock option requested by Macromedia. Also during this period, Macromedia and several Allaire executives negotiated the terms of employment agreements to become effective if the merger closes.

     On January 16, 2001, the Allaire board met to consider the proposed transaction with Macromedia. Credit Suisse First Boston made a presentation to the Allaire board on the financial aspects of the proposed transaction. After the presentation, Credit Suisse First Boston rendered to the Allaire board an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 16, 2001, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration provided for in the merger with Macromedia was fair, from a financial point of view, to the holders of Allaire common stock. Allaire's board then approved the merger agreement and the related transaction agreements. Later that day, the Macromedia board met to approve the merger agreement and the related transaction agreements. Allaire and Macromedia executed the merger agreement and the related agreements at approximately 4:30 p.m. Eastern time, and shortly thereafter publicly announced the proposed transaction. The merger agreement was amended and restated on January 29, 2001.

ALLAIRE'S REASONS FOR THE MERGER

     Allaire's board has determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Allaire and its stockholders. In reaching its unanimous decision to approve the merger agreement, Allaire's board consulted Allaire's management, financial advisors and legal counsel, and identified and considered several factors which, when taken as a whole, supported its decision. The board considered the following material factors:

     - The board considered the complementary nature of each company's products and the potential for a combined product offering to address all aspects of web development and design. The board believed the combined company will offer a suite of tools and application servers that will allow web professionals to more efficiently build both the look of a web site and the application logic behind the web site and to deliver a web site on multiple devices and in multiple formats.

     - The board considered that the combined company might be able to create significant product sales and distribution synergies. In particular, the board recognized that the combined company will have the opportunity to capitalize on each company's strong customer and partner relationships and established reputations to provide additional products and services to each company's existing customers. The board considered that the combined company will have a substantially larger customer base.

     - The board considered the ability of the combined company to take advantage of the product development and deployment expertise of both companies in order to bring new products to market in a timely fashion.

     - The board considered that the merger consideration to be received by Allaire stockholders represented premiums of approximately 51.8% and 111.9% to the closing prices of Allaire common stock on January 12, 2001, the last trading day before the meeting at which the Allaire board of directors approved the merger, and November 30, 2000, respectively. The board also considered current financial market conditions and the historical volatility and trading prices of the Allaire common stock and the Macromedia common stock, as well as the board's expectations regarding the potential for future increases in the trading prices of the two stocks.

     - The board considered that a portion of the merger consideration to be received by Allaire stockholders will be paid in cash and therefore will not be adjusted downward in the event of a decline in the trading price of Macromedia common stock or Allaire common stock after the announcement of the merger.

     - The board considered the risks and potential rewards associated with continuing to operate as an independent company as an alternative to the merger, including, among others, risks associated with remaining independent in light of increasing consolidation and competition in the application server and tools markets. The board also considered potential rewards associated with the opportunity for stockholders to participate in the future growth of Macromedia.

     - The board considered the possibility, as an alternative to the merger, of seeking to acquire another company, seeking to engage in one or more joint ventures or seeking to engage in a combination with a company other than Macromedia, and the Allaire board's conclusion that a transaction with Macromedia is more feasible.

     - The board considered the larger market capitalization of Macromedia and the corresponding increase in trading liquidity for former Allaire stockholders as a result of the merger.

     - The board considered favorably the financial presentation of Credit Suisse First Boston including its opinion to Allaire's board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of Allaire common stock.

     - The board considered the financial strength of Macromedia and the likelihood that it would be able to complete the merger, including its ability to obtain necessary regulatory approvals.

     - The board considered the complementary corporate cultures of the two companies.

     - The board considered the economic effects of the merger on the customers, employees, suppliers and other constituents of Allaire and on the communities in which Allaire does business.

     - The board considered the limited rights that Macromedia has to terminate the merger agreement, including the fact that Macromedia may not terminate the merger agreement on the basis of changes in the price of the Allaire common stock.

     - The board considered its right under the merger agreement to consider superior acquisition proposals, alter its recommendation of the merger and, in the event the stockholders do not approve the merger, pursue superior acquisition proposals.

     In reaching its decision to approve the merger and recommend approval to Allaire's stockholders, Allaire's board of directors also considered a number of potentially negative factors concerning the merger. These factors included the following:

     - The board considered the volatility of the trading price of Macromedia common stock, including the fact that the exchange ratio for the share consideration to be received by Allaire stockholders is fixed and will not increase in the event of a decline in the trading price of Macromedia common stock.

     - The board considered the risk that Macromedia will not successfully integrate the operations of the two companies or achieve the anticipated synergies of the combination, which might adversely affect the trading price of the Macromedia common stock received in the merger.

     - The board considered the possible effects of the public announcement of the merger on Allaire's sales and its relationships with its employees, suppliers and strategic partners.

     - The board considered that the termination fee and the stock option agreement negotiated by Macromedia could have the effect of deterring other potential acquirors from proposing an alternative transaction that might be more advantageous to Allaire stockholders. In determining the fairness of the merger to Allaire stockholders, the board took into account the size of the termination fee, the conditions to the exercise of the stock option agreement and the board's evaluation of the likelihood that another company would propose an alternative transaction even in the absence of the termination fee and the stock option agreement.

     In addition, Allaire's board of directors considered the interests that its officers and directors may have with respect to the merger in addition to their interests as Allaire stockholders. See " -- Interests of certain persons in the merger" on page 38 for a more complete discussion of these interests.

     Allaire's board of directors evaluated these factors in light of their knowledge of Allaire's business, Allaire's customers and partners, the market for web design and development products, and their business judgment. In view of the variety of factors and the amount of information considered, Allaire's board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The determination was made after consideration of all of the factors taken as a whole. In addition, individual members of Allaire's board of directors may have given different weights to different factors. The foregoing discussions of the information and factors considered by Allaire's board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by Allaire's board.

RECOMMENDATION OF ALLAIRE'S BOARD OF DIRECTORS

     ALLAIRE'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. ALLAIRE'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF ALLAIRE AND ITS STOCKHOLDERS AND RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     If the merger is not completed, Allaire intends to continue as an independent public company and will continue to evaluate other strategic transactions or alternatives to realize value for its stockholders.

OPINION OF ALLAIRE'S FINANCIAL ADVISOR

     Credit Suisse First Boston has acted as Allaire's financial advisor in connection with the merger. Allaire selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Allaire requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of Allaire common stock of the merger consideration provided for in the merger. On January 16, 2001, at a meeting of the Allaire board of directors held to evaluate the merger, Credit Suisse First Boston rendered to the Allaire board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 16, 2001, the date of the merger agreement, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration provided for in the merger was fair, from a financial point of view, to the holders of Allaire common stock.

     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION, DATED JANUARY 16, 2001, TO THE ALLAIRE BOARD OF DIRECTORS, WHICH SETS FORTH, AMONG OTHER THINGS, THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX D AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. HOLDERS OF ALLAIRE COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE ALLAIRE BOARD OF DIRECTORS AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents, as well as publicly available business and financial information relating to Allaire and Macromedia. Credit Suisse First Boston also reviewed other information relating to Allaire and Macromedia provided to or discussed with Credit Suisse First Boston by Allaire and Macromedia, as well as publicly available financial forecasts for Allaire and Macromedia discussed with Credit Suisse First Boston by Allaire and Macromedia, and met with the managements of Allaire and Macromedia to discuss the businesses and prospects of Allaire and Macromedia. Credit Suisse First Boston also considered financial and stock market data of Allaire and Macromedia, and compared those data with similar data for other publicly held companies in businesses similar to Allaire and Macromedia and considered, to the extent publicly available, the financial terms of other business combinations and transactions that have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. Credit Suisse First Boston reviewed and discussed with the managements of Allaire and Macromedia publicly available financial forecasts relating to Allaire and Macromedia and was advised, and assumed, that the forecasts represent reasonable estimates and judgments as to the future financial performance of Allaire and Macromedia. In addition, Credit Suisse First Boston relied, without independent verification, upon the assessments of the managements of Allaire and Macromedia as to the existing and future technology and products of Allaire and Macromedia and the risks associated with their technology and products, the potential cost savings and synergies, including the amount, timing and achievability of those cost savings and synergies, and strategic benefits anticipated to result from the merger, Allaire's and Macromedia's ability to integrate their businesses and Allaire's and Macromedia's ability to retain key employees of Allaire and Macromedia. Credit Suisse First Boston also assumed, with Allaire's consent, that, unless the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00, the merger would be treated as a tax-free reorganization for federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Allaire and Macromedia, nor was Credit Suisse First Boston furnished with any evaluations or appraisals.

     Credit Suisse First Boston's opinion was necessarily based upon information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston's opinion did not address the relative merits of the merger as compared to other business strategies that might have been available to Allaire, nor did it address the underlying business decision of Allaire to proceed with the merger. Credit Suisse First Boston did not express any opinion as to what the value of Macromedia common stock actually would be if and when issued in the merger or the prices at which Macromedia common stock would trade at any time subsequent to the merger. Although Credit Suisse First Boston evaluated the merger consideration in the merger from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between Allaire and Macromedia. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, conduct a solicitation process seeking third party indications of interest in the possible acquisition of all or any part of Allaire. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

     In preparing its opinion to the Allaire board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Allaire and Macromedia. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Allaire and Macromedia or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Allaire board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Allaire board of directors or management with respect to the merger or the merger consideration.

     The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated January 16, 2001 delivered to the Allaire board of directors in connection with the merger. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

     COMPARABLE COMPANIES ANALYSIS. Credit Suisse First Boston compared financial, operating and stock market data of Allaire and Macromedia to corresponding data of the following 12 publicly traded companies in the application server vendors industry, e-business applications industry and web development tools industry:

  APPLICATION SERVER VENDORS       E-BUSINESS APPLICATIONS          WEB DEVELOPMENT TOOLS
  --------------------------       -----------------------          ---------------------
- BEA Systems                   - Broadvision                   - Adobe Systems
- Art Technology Group          - Vignette                      - Rational Software
- Silverstream Software         - E.piphany                     - Mercury Interactive
                                - Interwoven                    - Macromedia
                                - Art Technology Group
                                - Kana Communications

     Credit Suisse First Boston compared stock prices as a multiple of estimated calendar years 2000 and 2001 earnings per share and fully diluted aggregate values, calculated as fully diluted equity market value plus net debt, as a multiple of estimated calendar years 2000 and 2001 revenues. All multiples were based on closing stock prices on January 12, 2001, the date two trading days before public announcement of the merger. Estimated financial data for Allaire, Macromedia and the groups of companies were based on various research analysts' estimates and IBES consensus estimates. This analysis indicated the following median implied multiples for the groups of companies, as compared to the implied multiples for Allaire:

                                                        PRICE/EARNINGS        AGGREGATE VALUE/REVENUE}
                                                    ----------------------    ------------------------
                                                    ESTIMATED    ESTIMATED    ESTIMATED     ESTIMATED
                                                      2000         2001          2000          2001
                                                    ---------    ---------    ----------    ----------
Allaire...........................................       NM           NM         0.8x          0.6x
Application server vendors........................   199.6x       110.1x        10.1x          5.1x
e-business applications...........................   106.4x        94.5x        10.5x          6.2x
Web development tools.............................    58.8x        48.5x        11.5x          8.7x

     PREMIUMS PAID ANALYSIS. Credit Suisse First Boston reviewed purchase prices paid in 211 stock-for-stock transactions since April 30, 1987 and 82 stock-for-stock transactions since June 22, 1995 involving companies in the software industry, as well as Hewlett-Packard Company's acquisition of Bluestone Software, Inc. For each transaction or group of transactions, Credit Suisse First Boston calculated the premium of the exchange ratio in the transaction to the ratio of the stock prices for the acquirors and targets in the transactions one trading day before the announcement of the transaction and over various other periods before the announcement of the transaction. Credit Suisse First Boston then derived an implied exchange ratio for the merger over various periods by applying the premium in the selected transaction and the median premium in the groups of transactions to the ratio of the closing price of Allaire common stock to the closing price of Macromedia common stock over the same periods. Credit Suisse First Boston then applied these implied exchange ratios for the merger over various periods before the announcement of the transaction to the closing price of Macromedia common stock on January 12, 2001. This analysis indicated the following implied per share values for Allaire common stock over the various periods, as compared to the per share merger consideration for Allaire common stock implied by the cash consideration and exchange ratio of 0.2 in the merger:

                                                   IMPLIED ALLAIRE COMMON STOCK PRICE BASED ON PRECEDENT
                                                               STOCK-FOR-STOCK TRANSACTIONS
                                                  -------------------------------------------------------
             PRECEDENT TRANSACTION                90 DAYS   60 DAYS   30 DAYS   10 DAYS   1 DAY   AVERAGE
             ---------------------                -------   -------   -------   -------   -----   -------
211 precedent transactions......................   $6.48     $5.15     $5.27     $6.57    $9.57    $6.64
82 precedent transactions.......................   $6.48     $5.29     $5.29     $6.57    $9.59    $6.69
Hewlett-Packard/Bluestone Software..............   $6.42     $5.19     $5.18     $6.21    $8.18    $6.35

     Based on the closing price of Macromedia common stock on January 12, 2001 of $41.94, the per share merger consideration for Allaire common stock implied by the cash consideration and exchange ratio of 0.2 in the merger is $11.39.

     TRANSACTION MULTIPLES ANALYSIS. Credit Suisse First Boston reviewed the purchase price paid in a selected transaction which Credit Suisse First Boston deemed relevant and compared the aggregate value of that transaction as a multiple of estimated calendar year 2001 revenue with the corresponding multiples for Macromedia as of January 12, 2001 and for Allaire as implied by the cash consideration and exchange ratio in the merger. The multiple for the selected transaction was based on a transaction value as of January 12, 2001. Estimated financial data for Allaire and Macromedia were based on research analysts' estimates. Using the calendar year 2001 revenue multiple implied by the selected transaction, Credit Suisse First Boston derived an implied aggregate value for Allaire which was then used to derive an implied per share value for Allaire common stock of $11.33, as compared to the per share merger consideration for Allaire common stock of $11.39 implied by the cash consideration and exchange ratio of 0.20 in the merger.

     EXCHANGE RATIO ANALYSIS. Credit Suisse First Boston reviewed the average of the ratios of the closing price of Allaire common stock to the closing price of Macromedia common stock over various periods ending January 12, 2001. Credit Suisse First Boston then calculated the premium/(discount) of the exchange ratio as of January 12, 2001, referred to as the current market, and as implied by the cash consideration and exchange ratio of 0.2 in the merger to the average exchange ratio over each period observed. This analysis indicated the following:

                                                                                 PREMIUM/(DISCOUNT) TO
                                                                                AVERAGE MARKET EXCHANGE
                                              AVERAGE                            RATIO OVER THE PERIOD
                                             EXCHANGE         ALLAIRE       -------------------------------
              PERIOD BEFORE                    RATIO          AVERAGE                            MERGER
             JANUARY 12, 2001               OVER PERIOD    CLOSING PRICE    CURRENT MARKET    CONSIDERATION
             ----------------               -----------    -------------    --------------    -------------
Current market............................    0.179x          $ 7.50              0.0%             51.8%
10 trading days average...................    0.119x          $ 5.38             50.6%            128.6%
30 trading days average...................    0.094x          $ 5.51             91.2%            190.3%
60 trading days average...................    0.120x          $ 6.11             49.0%            126.2%
90 trading days average...................    0.120x          $ 8.11             49.0%            126.2%
180 trading days average..................    0.299x          $24.75            (40.2)%            (9.2)%

     PRO FORMA IMPACT ANALYSIS. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Macromedia's estimated earnings per share for estimated calendar year 2001 second quarter, third quarter, fourth quarter and full year based on two scenarios, assuming that the merger is consummated by April 2001. The first scenario, the street case, was based on research analysts' estimates. The second scenario, the alternate case, was based on the street case after giving effect to $5.0 million in pre-tax cost synergies per quarter anticipated by the managements of Allaire and Macromedia to result from the merger. Based on the cash consideration and the exchange ratio for the stock consideration in the merger of 0.2, this analysis indicated the following accretion/(dilution) to Macromedia's estimated earnings per share:

                                                 MACROMEDIA EARNINGS
                                            PER SHARE ACCRETION/(DILUTION)
                                                  CALENDAR YEAR 2001
                                      ------------------------------------------
                                       Q2         Q3         Q4        FULL YEAR
                                      -----      -----      -----      ---------
Street case.........................  (34.2)%    (24.6)%    (13.2)%      (18.2)%
Alternate case......................  (14.8)%     (6.2)%      3.4%        (4.1)%

     COMPARATIVE STOCK PRICE PERFORMANCE. Credit Suisse First Boston also compared the recent stock price performance of each of Allaire and Macromedia with indices comprised of companies in the web development tools industry, application server vendors industry, e-business applications industry, and the

Nasdaq composite index over the period from January 3, 2000 through January 12, 2001. The results of this analysis were as follows:

                                                            INCREASE/(DECREASE)
                                                            IN MARKET PRICE PER
                                                         SHARE FROM JANUARY 3, 2000
                   COMPANY OR INDEX                         TO JANUARY 12, 2001
                   ----------------                      --------------------------
Allaire................................................             (90.1)%
Macromedia.............................................             (44.9)%
Web development tools industry.........................              44.5%
Application server vendors industry....................              30.2%
e-business applications industry.......................             (71.8)%
Nasdaq composite index.................................             (36.4)%

     OTHER FACTORS. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

     - the diluted ownership of Allaire stockholders in the combined company implied by the historical exchange ratios of Allaire common stock to Macromedia common stock over various periods before the announcement compared to the ownership implied by the cash consideration and exchange ratio for the stock consideration in the merger of 0.2, assuming a mixed cash and stock transaction;

     - selected research analysts' reports for Macromedia common stock, including earnings per share and revenue estimates of those analysts;

     - reported revenue, gross profit, operating income and EPS for the last five fiscal quarters for Macromedia compared to research analysts' estimates for the respective quarters; and

     - historical price performance of Macromedia common stock.

     Miscellaneous. Allaire has agreed to pay Credit Suisse First Boston for its financial advisory services customary fees based on the aggregate value of the merger. Allaire also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past provided financial services to Allaire unrelated to the proposed merger, for which services Credit Suisse First Boston has received compensation. Credit Suisse First Boston served as lead managing underwriter of Allaire's initial public offering in January 1999 and its public offering in September 1999, for which it received customary underwriting discounts and commissions. Credit Suisse First Boston also served as Allaire's financial advisor in connection with Allaire's acquisition of Bright Tiger Technologies, for which it received customary fees. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Allaire and Macromedia for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Allaire board of directors regarding the merger, Allaire stockholders should note that some of Allaire's stockholders, directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Allaire stockholders. These interests may create potential conflicts of interest. The boards of directors of Macromedia and Allaire were aware of these interests and took these interests into account in approving the merger and the transactions contemplated by the merger documents.

     Voting agreements. David Orfao, a director and the president and chief executive officer of Allaire, Joseph J. Allaire, chairman of the board of directors of Allaire, Jeremy Allaire, a director and the chief technical officer of Allaire, and David Gerth, vice president, finance and operations, chief financial officer and treasurer of Allaire, have entered into voting agreements in which they agreed to vote their shares of Allaire common stock in favor of adoption of the merger agreement and have executed irrevocable proxies with respect to their shares in favor of Macromedia.

     Allaire stock options. The Allaire stock options held by each of Allaire's directors and executive officers will be assumed in the merger and become exercisable, in accordance with their terms, for shares of Macromedia common stock. Upon the merger, the vesting of the stock options of Jonathan Flint, John Gannon, Ronald Ward and Frank King, all of whom are directors of Allaire, will be accelerated so that fifty percent of the unvested shares subject to these options will become vested. For this purpose, the shares that would otherwise have vested latest will be vested first. The vesting of stock options held by four Allaire executive officers will accelerate upon the merger. For more information about the acceleration of the vesting of these stock options, see "-- Severance arrangements" below.

     Allaire restricted stock. Upon the merger, shares of Allaire restricted stock owned by each of Allaire's directors and executive officers will be exchanged either for Macromedia common stock and cash, or for cash, depending on the price of Macromedia common stock two trading days before the Allaire stockholders' meeting, subject to the same restrictions. Any cash consideration payable to the holders of Allaire restricted stock as a result of the merger will be paid only according to the vesting schedule in an agreement between Allaire and each holder of Allaire restricted stock, or as otherwise agreed to by Macromedia and Allaire. Fifty percent of the unvested portion of Allaire restricted stock owned by Thomas Herring, a director of Allaire, will vest upon completion of the merger. The vesting of Allaire restricted stock owned by two Allaire executive officers will accelerate upon the merger. For more information about the acceleration of the vesting of this restricted stock, see
"-- Severance arrangements" below.

     Employment arrangements. Three executive officers of Allaire, Timothy Yeaton, the senior vice president, products of Allaire, Jack Lull, the vice president, engineering and development of Allaire, and Jeremy Allaire, the chief technology officer and a director of Allaire, have signed, or are expected to sign, employment agreements with Macromedia. These agreements will take effect on the day the merger is completed. Each employment agreement provides for a two-year service period with Macromedia and provides severance in the event Macromedia terminates the employee's employment without cause within two years of the effective date of his employment. Each employee also signed, or is expected to sign, Macromedia's standard proprietary information and inventions agreement, as well as non-competition and non-solicitation agreements similar to those signed by other employees. For more information on these other agreements with Macromedia, see the description under "Related Agreements -- Employment agreements" on page 61.

     It is currently expected that David Gerth, vice president, finance and operations, chief financial officer and treasurer of Allaire, will enter into an agreement before the merger in which he will agree to work for Macromedia following the merger for a transitional period ending on December 31, 2001, during which he will be paid at the level of his salary and target bonus at the time of the merger. If Macromedia terminates his employment during the transitional period, it will pay him through the end of the transitional period and his effective termination date for purposes of his stock options will be December 31, 2001.

     Severance arrangements. Four Allaire executive officers will become entitled to severance payments and benefits, including acceleration of stock options and restricted stock, upon termination of their employment with Allaire on or following completion of the merger, as follows.

        David Orfao. Under the terms of his employment offer letter from Allaire, David Orfao, the president and chief executive officer of Allaire, is entitled to receive a severance payment equal to his annual base salary and the continuation of benefits for a period of 12 months if he is involuntarily terminated for reasons other than cause on or following the merger. His offer letter also provides that his

Allaire stock options will vest in full if he is not offered a comparable position and title following the merger. Allaire has agreed to provide the following severance benefits to Mr. Orfao:

     - Allaire has agreed to pay him a severance payment equal to his annual salary and target bonus, as calculated at the time of the merger;

     - Allaire has agreed to accelerate the vesting of his stock options in full upon the merger;

     - Allaire has agreed to extend the period in which he can exercise his stock options so that he will have a period of 12 months following termination of his employment in which to exercise his stock options; and

     - Allaire has agreed to pay him a gross-up amount equal to the amount of any excise tax under Section 4999 of the Internal Revenue Code and related interest and penalties, and any taxes arising from such payment, that may become payable by him in connection with any of the severance payments or other benefits obtained by him on or following the merger, including the acceleration of vesting of his stock options.

        David Gerth. Allaire has agreed to provide the following severance benefits to David Gerth, vice president, finance and operations, chief financial officer and treasurer of Allaire:

     - Allaire has agreed to pay him a severance payment equal to his annual salary and target bonus, as calculated at the time of the merger, on the earlier of his termination of employment or nine months following the merger;

     - Allaire has agreed to continue his existing benefits for a period of 12 months following the termination of his employment on or following the merger;

     - Allaire has agreed to accelerate the vesting of his stock options and restricted stock in full upon the merger;

     - Allaire has agreed to extend the period in which he can exercise his stock options so that he will have a period of 12 months following termination of his employment in which to exercise his stock options; and

     - Allaire has agreed to pay him a gross-up amount equal to the amount of any excise tax under Section 4999 of the Internal Revenue Code and related interest and penalties, and any taxes arising from such payment, that may become payable by him in connection with any of the severance payments or other benefits obtained by him on or following completion of the merger, including the acceleration of vesting of his stock options and restricted stock.

        Amy Lewis and Stephen Clark. Allaire has agreed to provide the following severance benefits to Amy Lewis, vice president, worldwide sales of Allaire, and Stephen Clark, vice president, marketing of Allaire:

     - Allaire has agreed to pay each of them a severance payment equal to nine months of their respective annual salary and target bonus, calculated at the time of the merger, on or before the earlier of their termination of employment or nine months after the completion of the merger;

     - Allaire has agreed to continue their existing benefits for a period of nine months following termination of their employment;

     - Allaire has agreed to accelerate the vesting of their stock options and restricted stock so that fifty percent of the unvested shares subject to the options and restricted stock will become vested. For this purpose, the shares that would otherwise have vested latest will be vested first; and

     - Allaire has agreed to extend the period in which they can exercise their stock options so that they will have a period of 12 months following termination of their employment in which to exercise their stock options.

     Indemnification; insurance. Macromedia will cause the surviving corporation to indemnify all persons who were officers or directors of Allaire before the merger to the same extent those persons were indemnified under Allaire's certificate of incorporation or by-laws in effect on the date of the merger agreement or under any indemnification agreement between Allaire and any such officer or director.

     For five years after completion of the merger, Macromedia will cause the surviving corporation to maintain Allaire's existing officers' and directors' liability insurance on terms comparable to those in effect on the date of the merger agreement. The surviving corporation may substitute a comparable policy for the existing policy as long as the terms and conditions of the substitute policy are not substantively less advantageous to the covered officers and directors. However, if Macromedia's annual premium payment for the insurance policy exceeds 150% of the current Allaire annual premium, Macromedia will not be obligated to pay any amount in excess of 150% of the current Allaire annual premium and will not be obligated to provide more coverage than it can purchase for 150% of the current Allaire annual premium.

COMPLETION AND EFFECTIVENESS OF THE MERGER

     The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the stockholders of Allaire. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.

STRUCTURE OF THE MERGER AND CONVERSION OF ALLAIRE COMMON STOCK

     If the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is greater than or equal to $15.00, then Allaire will be merged with and into Alaska Acquisition Corporation, a newly formed and wholly owned subsidiary of Macromedia, and Alaska Acquisition Corporation will be the surviving corporation of the merger. Macromedia will exchange 0.2 shares of its common stock and $3.00 in cash for each share of Allaire common stock. Macromedia will not issue any fractional shares of Macromedia common stock in connection with the merger. Instead, Allaire's stockholders will receive cash, without interest, in lieu of any fraction of a share of Macromedia common stock.

     However, if the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00 per share, then Alaska Acquisition Corporation will be merged with and into Allaire, and Allaire will survive the merger as a wholly owned subsidiary of Macromedia. In that event, Macromedia will not issue any shares of its common stock in exchange for shares of Allaire common stock. Instead, Macromedia will pay cash equal to $3.00 plus 0.2 of that closing price.

EXCHANGE OF ALLAIRE STOCK CERTIFICATES FOR MACROMEDIA STOCK CERTIFICATES AND/OR CASH

     When the merger is completed, Macromedia's exchange agent will mail to you a letter of transmittal and instructions for use in surrendering Allaire stock certificates in exchange for Macromedia stock certificates and/or cash. When you deliver your Allaire stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, your Allaire stock certificates will be canceled and you will receive Macromedia stock certificates and/or cash representing the number of full shares of Macromedia common stock and/or cash to which you are entitled under the merger agreement. You will also receive payment in cash, without interest, in lieu of any fractional shares of Macromedia common stock that would have been otherwise issuable to you in the merger. You should not submit your Allaire stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

     You will not be entitled to receive any dividends or other distributions on Macromedia common stock until the merger is completed and you have surrendered your Allaire stock certificates in exchange for Macromedia stock certificates. Macromedia does not anticipate paying any dividends with respect to its stock.

     Macromedia will issue a Macromedia stock certificate or a check in lieu of a fractional share only in a name in which a surrendered Allaire stock certificate is registered. If you wish to have your certificate issued in another name, you must present the exchange agent with all documents required to make the unrecorded transfer of ownership of your Allaire shares and show that you paid any applicable stock transfer taxes.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act, which prevents transactions like the merger from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the appropriate waiting periods end or expire. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission. Upon termination or expiration of the waiting period, the requirements of Hart-Scott-Rodino will be satisfied if we complete the merger within one year from the termination of the waiting period.

     The Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws. Other persons could take action under antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under its antitrust laws. A challenge to the merger could be made, and if a challenge is made, Allaire or Macromedia may not prevail.

     Neither Macromedia nor Allaire is aware of any other material governmental or regulatory approval required for completion of the merger, other than the effectiveness of the registration statement of which this prospectus/proxy statement is a part, and compliance with applicable corporate laws of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF MACROMEDIA AND ALLAIRE

     Any shares of Macromedia common stock issued in the merger will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Macromedia common stock issued to any person who is an affiliate of either of us. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of Macromedia or Allaire and may include some of their respective officers and directors, as well as their respective principal stockholders. Affiliates may not sell their shares of Macromedia common stock acquired in the merger except pursuant to

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

LISTING ON THE NASDAQ NATIONAL MARKET OF MACROMEDIA COMMON STOCK TO BE ISSUED IN THE MERGER

     It is a condition to the closing of the merger that any shares of Macromedia common stock to be issued in the merger be approved for listing on the Nasdaq National Market.

DELISTING AND DEREGISTRATION OF ALLAIRE COMMON STOCK AFTER THE MERGER

     If the merger is completed, the Allaire common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act.

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

ACCOUNTING TREATMENT OF THE MERGER

     We intend to account for the merger as a purchase transaction for financial reporting and accounting purposes, under generally accepted accounting principles. After the merger, the results of operations of Allaire will be included in the consolidated financial statements of Macromedia. The purchase price, which is equal to the aggregate merger consideration, will be allocated based on the fair values of the Allaire assets acquired and the Allaire liabilities assumed. The amount of the purchase price in excess of the fair value of the net tangible assets of Allaire acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under generally accepted accounting principles. These allocations will be made based upon valuations and other studies that have not yet been finalized.

ALLAIRE STOCKHOLDERS' APPRAISAL RIGHTS

     Even if the merger is approved by Allaire's stockholders, any Allaire stockholders who do not vote in favor of or consent to the merger and who have previously taken necessary steps under Delaware law may exercise rights of appraisal under Delaware law, rather than receive the merger consideration in the merger. Generally, under Section 262 of the Delaware General Corporation Law, a stockholder who:

     - holds shares of Allaire's stock on the date that it makes a demand in accordance with Section 262 with respect to those shares,

     - continuously holds those shares through the effective time of the merger, and

     - has not voted in favor of the merger or consented to the merger,

will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of those shares, excluding any appreciation or depreciation resulting from the anticipation or accomplishment of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The surviving corporation in the merger will then be required to pay the stockholder the fair value determined by the court. A stockholder who wishes to exercise appraisal rights must deliver a written demand for appraisal to Allaire before the vote of Allaire's stockholders is completed. Macromedia's stockholders are not entitled to dissenters' rights or appraisal rights with respect to the merger.

     The provisions of Delaware law governing appraisal rights are complex, and you should study them carefully if you wish to exercise appraisal rights; certain actions by a stockholder can prevent that stockholder from successfully asserting these rights, and multiple steps must be taken to properly perfect the rights. See "Appraisal Rights" on page 81 for more detail.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material United States federal income tax consequences generally applicable to you, as a stockholder of Allaire, if you are a United States person as defined for United States federal income tax purposes and you hold your shares of Allaire common stock as a capital asset.

     For United States federal income tax purposes, you are a United States person if you are any of the following:

     - a United States citizen or resident alien as determined under the Internal Revenue Code, or the tax code;

     - a corporation or partnership, as defined by the tax code, that is organized under the laws of the United States or any state;

     - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust, if a court within the United States is able to exercise primary supervision over the trust's administration and at least one United States person is authorized to control all of the trust's major decisions.

     This summary is based on the tax code, existing and proposed Treasury regulations and judicial and administrative determinations, as each is in effect as of the date of this prospectus/proxy statement. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the merger. The statements in this document and the opinions of counsel that are described in this prospectus/proxy statement are not binding on the IRS or a court. As a result, neither Allaire, Macromedia nor Alaska Acquisition Corporation can assure you that the tax considerations or opinions described here will not be challenged by the IRS or that any challenge will not be sustained by a court.

     This summary does not address aspects of United States taxation other than United States federal income taxation. It does not address all aspects of United States federal income taxation that may apply to you if you are subject to special rules under the tax code, including, among others, rules that apply to persons who acquired shares of Allaire common stock as a result of the exercise of employee stock options, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons having a "functional currency" other than the United States dollar, persons who hold their shares of Allaire common stock as part of a straddle, wash sale, hedging or conversion transaction, and some United States expatriates. In addition, this summary and the opinions described here do not address the state, local or foreign tax consequences of the merger.

     YOU ARE URGED TO CONSULT AND RELY ON YOUR TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL, STATE AND LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER BASED UPON YOUR PARTICULAR CIRCUMSTANCES.

The merger as reorganization

     It is a condition of the obligations of each of Allaire, Macromedia and Alaska Acquisition Corporation to effect the merger that, unless the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00 per share, and Macromedia instead pays all cash for Allaire shares, Allaire and Macromedia shall each have received substantially identical written opinions from their counsel, Foley, Hoag & Eliot LLP and Fenwick & West LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the tax code and that each of Allaire and Macromedia will be a party to the reorganization within the meaning of Section 368(a) of the tax code. Allaire, Macromedia and Alaska Acquisition Corporation have agreed to make reasonable representations as requested by counsel for the purpose of rendering those opinions.

     As a consequence of reorganization treatment, the following United States federal income consequences will result:

     - you will recognize no gain or loss upon your receipt of shares of Macromedia common stock in partial exchange for your shares of Allaire common stock; you will recognize gain (but not loss) equal to the lesser of the following:

       - the total amount of cash that you receive, including cash in lieu of a fractional share interest in Macromedia common stock, and

       - the total gain that you realize in the transaction, as measured by the difference between the total fair market value of the cash and Macromedia common stock you receive in the merger and your adjusted basis in your shares of Allaire common stock;

     - your gain or loss will constitute capital gain or loss from the sale of stock if you hold the Allaire common stock as a capital asset at the effective time of the merger, and will be long-term or short-term capital gain or loss depending on your holding period. Your aggregate tax basis of any Macromedia common stock you receive in the merger will be equal to the aggregate tax basis of the Allaire common stock you surrendered, increased by the gain you recognized in the merger, and reduced by the cash you received;

     - your holding period for any shares of Macromedia common stock that you receive in the merger in exchange for your shares of Allaire common stock will include your holding period for those shares of Allaire common stock; and

     - none of Macromedia, Alaska Acquisition Corporation, Allaire or any stockholder of Macromedia will recognize any gain or loss as a result of the merger.

     If you receive any cash in the merger you may become subject to the backup withholding rules, unless you are a corporation. Those rules require withholding at the rate of 31% unless you fall into certain exempt categories or provide a taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. Any amounts you pay as backup withholding are creditable against your income tax liability provided that you make the required filings with the IRS.

IRS challenge to reorganization treatment

     If the IRS were to challenge successfully the treatment of the merger as a reorganization, as set forth in the opinions described above, then you would recognize taxable gain or loss with respect to your shares of Allaire common stock surrendered in the merger, in an amount equal to the difference between:

     - the fair market value of the shares of Macromedia common stock and cash that you received in the merger, and

     - your adjusted tax basis in your shares of Allaire common stock.

     In this case, your aggregate tax basis in the shares of Macromedia common stock received would equal the fair market value of the shares, and your holding period for the shares would begin the day after the merger. In addition, Allaire would recognize taxable gain or loss with respect to its assets considered, for tax purposes, to have been transferred to Alaska Acquisition Corporation in the merger.

Conversion event

     If the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00 per share, and Macromedia instead pays all cash for Allaire shares, you would be considered for tax purposes to have sold your Allaire stock for cash and would recognize taxable gain or loss with respect to your shares of Allaire common stock surrendered in the merger, in an amount equal to the difference between:

     - the amount of cash you received in the merger, and

     - your adjusted basis in your shares of Allaire common stock.

                              THE MERGER AGREEMENT

     This section summarizes the material provisions of the merger agreement. The following is not a complete statement of all of the provisions of the merger agreement. Detailed terms and conditions are contained in the merger agreement, a copy of which is attached to this document as Annex A and is incorporated into this document by reference. For a complete presentation of this information, please read the full text of the merger agreement.

THE STRUCTURE OF THE MERGER AND MERGER CONSIDERATION ALTERNATIVES

     The structure of the merger and the form of consideration to be received in exchange for shares of Allaire common stock depend on the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting. If on that date the closing price is greater than or equal to $15.00 per share, Allaire will merge with and into Alaska Acquisition Corporation, a wholly owned subsidiary of Macromedia, Alaska Acquisition Corporation will survive the merger as a wholly owned subsidiary of Macromedia, and Allaire stockholders will receive 0.2 shares of Macromedia common stock and $3.00 in cash for each outstanding share of Allaire common stock. If the closing price on that date is less than $15.00 per share, Alaska Acquisition Corporation will merge with and into Allaire, Allaire will survive the merger as a wholly owned subsidiary of Macromedia, and Allaire stockholders will instead receive only cash for each outstanding share of Allaire common stock, as described below. Shares of Allaire common stock for which dissenters' appraisal rights are validly exercised will not receive Macromedia common stock and/or cash in either case. Instead, holders of these dissenting shares will receive only the payment that they are entitled to receive as determined, after litigation, by the Delaware Chancery Court. See "Appraisal Rights" on page 81.

     These merger structures differ so that, whether Macromedia exchanges in the merger Macromedia common stock and cash, or only cash, for the shares of Allaire common stock, Allaire itself will not incur federal or state income tax liability in connection with the merger. In either of these merger structures, the Allaire stockholders will incur income tax. However, these different merger structures and forms of consideration have different tax consequences to the stockholders of Allaire. See "The Merger -- Federal income tax consequences of the merger" on page 43.

EXCHANGE OF ALLAIRE COMMON STOCK FOR MACROMEDIA COMMON STOCK AND CASH

     If the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is greater than or equal to $15.00, then Allaire will be merged with and into Alaska Acquisition Corporation, and Alaska Acquisition Corporation will be the surviving corporation of the merger. Except with regard to dissenting shares, Macromedia will exchange 0.2 shares of its common stock and $3.00 in cash for each share of Allaire common stock. Allaire has informed Macromedia that as of February 12, 2001, there were outstanding 27,703,483 shares of its common stock.

     For example, as of the close of business on February 14, 2001, the last trading day before the signing of the merger agreement, the closing price of Macromedia common stock was $30.75 per share. If $30.75 per share were the closing price two trading days before the Allaire stockholders' meeting, each share of Allaire common stock would be exchanged for 0.2 shares of Macromedia common stock, valued at $6.15, and $3.00 in cash, for a combined merger consideration of $9.15.

     The aggregate number of shares of Macromedia common stock actually issued will vary based upon the number of shares of Allaire common stock outstanding at the completion of the merger, which may change between signing and closing for a number of reasons, including option exercises, stock repurchases and warrant exercises. The per-share value of Macromedia common stock may also change based on changes in its trading price in the same time period. Allaire is not permitted to terminate its obligation to complete the merger, nor may Allaire resolicit the vote of its stockholders, based solely on changes in the value of Macromedia common stock.

ALTERNATIVE EXCHANGE OF ALLAIRE COMMON STOCK FOR CASH

     Alternatively, if the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00 per share, then Alaska Acquisition Corporation will be merged with and into Allaire, and Allaire will survive the merger as a wholly owned subsidiary of Macromedia. In that case, Macromedia will not issue any shares of its common stock in exchange for shares of Allaire common stock. Instead, Macromedia will pay cash equal to $3.00 plus two tenths of that closing price for each share of Allaire common stock.

     For example, if the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is $14.50 per share, Macromedia would pay $5.90 in cash for each share of Allaire common stock except for dissenting shares, computed as follows: $3.00 + (0.2 X $14.50). If the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00, the actual amount of cash exchanged for each share of Allaire common stock will depend on that closing price.

CONVERSION OF OPTIONS

     When the merger is completed, each option to purchase shares of Allaire common stock will be assumed by Macromedia and converted into an option to purchase shares of Macromedia common stock. Allaire has informed Macromedia that as of January 30, 2001, there were outstanding options to acquire 11,450,954 shares of Allaire common stock.

     In connection with this conversion:

     - each assumed Allaire option can be exercised only for Macromedia common stock;

     - the number of shares of Macromedia common stock issuable on exercise of the assumed Allaire option will be determined by multiplying the number of shares of Allaire common stock subject to the Allaire option by the applicable option conversion ratio (described below); and

     - the exercise price of the assumed Allaire option will be determined by dividing the exercise price of the Allaire option by the applicable option conversion ratio.

     If the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is greater than or equal to $15.00, then the option conversion ratio will be 0.2 plus the quotient of $3.00 divided by the average of the closing prices of Macromedia common stock on the five trading days ending the trading day before completion of the merger.

     For example, if the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is greater than or equal to $15.00, and the five-day closing average for Macromedia common stock ending on the trading day immediately before completion of the merger is $40.00 per share, an option to acquire 10,000 shares of Allaire common stock at $7.00 per share would be exercisable for 2,750 shares of Macromedia common stock at an exercise price of approximately $25.45 per share, computed as follows:

     - 0.2 + ($3.00 / $40.00) = 0.275, the option conversion ratio.

     - 10,000 shares X 0.275 = 2,750 shares; and

     - $7.00 / 0.275 = $25.45.

In this example, assuming that at the completion of the merger the number of shares of Allaire common stock subject to outstanding options is the same as the number on January 30, 2001, in the aggregate, the Allaire options would be converted into options to acquire approximately 3,149,012 shares of Macromedia common stock at the completion of the merger.

     Alternatively, if the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00, then the option conversion ratio will be the quotient of 0.2 multiplied by the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting, plus $3.00, all divided by the average of the closing prices of Macromedia common stock during the five trading days ending on the trading day before completion of the merger.

     For example, if the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is $14.50, and the five-day closing average for Macromedia common stock is $14.00 per share, an option to acquire 10,000 shares of Allaire common stock at $7.00 per share would be exercisable for 4,210 shares of Macromedia common stock at an exercise price of approximately $16.63 per share, computed as follows:

     - ((0.2 X $14.50) + $3.00) divided by $14.00 = 0.421, the option conversion ratio.

     - 10,000 shares X 0.421 = 4,210 shares; and

     - $7.00 / 0.421 = $16.63.

In this example, assuming that at the completion of the merger the number of shares of Allaire common stock subject to outstanding options is the same as the number on January 30, 2001, in the aggregate, the Allaire options would be converted into options to acquire approximately 4,820,851 shares of Macromedia common stock at the completion of the merger.

     Other than the change in the option conversion ratios described above, each assumed Allaire option will continue to have the same vesting schedule and other terms as set forth in the applicable stock option agreement between Allaire and the option holder and, if applicable, in the Allaire stock option plan under which the option was granted.

CONVERSION OF WARRANTS

     When the merger is completed, each warrant to purchase shares of Allaire common stock will be assumed by Macromedia and converted into a warrant either to purchase Macromedia common stock and cash or to acquire an amount of cash. The consideration received upon exercise of this warrant will depend on the consideration issued by Macromedia in exchange for shares of Allaire common stock in the merger. Allaire has informed Macromedia that as of January 30, 2001, there were outstanding warrants to acquire 15,056 shares of Allaire common stock.

     If the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is greater than or equal to $15.00, then upon completion of the merger, each warrant to acquire Allaire common stock will be converted into a warrant to acquire:

     - a number of shares of Macromedia common stock determined by multiplying
       0.2 by the number of shares of Allaire common stock previously subject to the warrant, plus

     - an amount of cash equal to $3.00 multiplied by the number of shares of Allaire common stock previously subject to the warrant; and

the exercise price per share of Macromedia common stock will be the aggregate exercise price of the warrant immediately before the completion of the merger divided by the number of shares of Macromedia common stock issuable upon exercise of the warrant following completion of the merger.

     For example, if the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is greater than or equal to $15.00, a warrant to acquire 1,000 shares of Allaire common stock at $3.50 per share would be exercisable for 200 Macromedia shares and $3,000 of cash at an exercise price of $17.50 per share of Macromedia common stock, computed as follows:

     - 0.2 X 1,000 Allaire shares = 200 Macromedia shares;

     - $3.00 X 1,000 Allaire shares = $3,000; and

     - (1,000 X $3.50) / 200 Macromedia shares = $17.50 per share exercise price.

     If the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is less than $15.00, then each warrant to acquire Allaire common stock will be converted into a warrant to acquire cash in increments measured by the number of shares of Allaire common stock subject to the warrant immediately before the completion of the merger, as follows:

     - the amount of cash per former share of Allaire common stock subject to the warrant will equal the sum of $3.00 plus an additional amount of cash equal to 0.2 multiplied by the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting; and

     - the exercise price per former share of Allaire common stock subject to the warrant will not change.

     For example, if the closing price of Macromedia common stock two trading days before the Allaire stockholders' meeting is $14.50, then a warrant to acquire 1,000 shares of Allaire common stock at $3.50 per share would be exercisable for an aggregate exercise price of $3,500 to acquire $5,900 in cash, computed as follows:

     - $3.00 + (0.2 X $14.50) = $5.90

     - $5.90 X 1,000 Allaire shares = $5,900

     Other than the change in the exercise price and the consideration issuable by Macromedia upon exercise of the warrant, each assumed Allaire warrant will continue to have the same terms as the applicable warrant between Allaire and the warrant holder.

CONDITIONS TO THE MERGER

Conditions to obligations of each party to the merger agreement

     None of Macromedia, Alaska Acquisition Corporation or Allaire is obligated to complete the merger unless various conditions are satisfied or waived, including:

     - the Allaire stockholders shall have approved the merger agreement and the merger;

     - Macromedia's registration statement, of which this prospectus/proxy statement is a part, shall be effective and no stop order or proceeding for suspending its effectiveness shall be pending before or threatened in writing by the SEC;

     - no law, order or injunction shall prohibit completion of the merger;

     - all statutory waiting periods under applicable antitrust laws shall have expired or been terminated;

     - the Nasdaq National Market shall have approved the listing of Macromedia common stock to be issued in the merger; and

     - no action or proceeding shall be pending before any governmental entity seeking to:

       - restrain or prohibit the ownership or operation by Macromedia of all or any portion of Allaire's business or to require Macromedia to dispose of or hold separately all or any portion of the business or assets of Allaire, Macromedia or their subsidiaries;

       - impose limitations on Macromedia's ability to exercise full rights of ownership of the shares of Allaire common stock acquired in the merger; or

       - require Macromedia to divest shares of Allaire common stock that it acquires in the merger.

Conditions to obligations of Allaire

     Allaire is not obligated to complete the merger unless various conditions are satisfied or waived, including:

     - the representations and warranties of Macromedia and Alaska Acquisition Corporation in the merger agreement must be true and correct as of the date of the merger agreement and as of the time of completion of the merger. However, if any of these representations and warranties are not then true and correct, this condition will be satisfied if the inaccuracies, or breaches of representations and warranties, taken together, do not cause a material adverse effect, as defined below, on Macromedia, other than with regard to the following representations and warranties, each of which must be materially correct at the time of completion of the merger:

       - those concerning Macromedia's and Alaska Acquisition Corporation's capital stock; and

       - those concerning Macromedia's and Alaska Acquisition Corporation's legal power to enter into the merger, board approval of the merger, lack of breach of laws or conflicts with Macromedia or Alaska Acquisition Corporation material agreements and lack of need for governmental approvals for the merger;

     - Macromedia and Alaska Acquisition Corporation have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement that they are required to perform and comply with by the completion of the merger;

     - no material adverse effect on Macromedia has occurred and is continuing; and

     - Allaire has received a written opinion from its counsel that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, but this requirement will not be a condition to the merger if the closing price of Macromedia's common stock two trading days before the Allaire stockholders' meeting is less than $15.00 per share and Macromedia issues only cash in exchange for shares of Allaire common stock in the merger.

Conditions to obligations of Macromedia and Alaska

     Macromedia and Alaska are not obligated to complete the merger unless various conditions are satisfied or waived, including:

     - the representations and warranties of Allaire in the merger agreement must be true and correct as of the date of the merger agreement and as of the time of completion of the merger. However, if any of these representations and warranties are not then true and correct, this condition will be deemed satisfied if those inaccuracies, or breaches of representations and warranties, taken together, do not cause a material adverse effect on Allaire, other than with regard to the following representations and warranties, each of which must be materially correct upon the completion of the merger:

       - those concerning Allaire's capital stock;

       - those concerning Allaire's legal power to enter into the merger, board approval of the merger, lack of breach of laws or conflicts with Allaire's material agreements and lack of need for governmental approvals for the merger;

       - those concerning receipt by Allaire's board of directors from Credit Suisse First Boston of an opinion to the effect that the exchange ratio is fair to Allaire's stockholders from a financial point of view;

       - those concerning the actions by Allaire's board of directors to amend the Rights Agreement, dated December 8, 2000, between Allaire and Fleet Bank, N.A., as rights agent, to permit the merger and to prevent application of corporate laws restricting business combinations from applying to the execution of the merger agreement, the stock option agreement, the voting agreements and the completion of the merger and the other related transactions described in this document;

     - Allaire has performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement that it is required to perform and comply with by the completion of the merger;

     - no material adverse effect on Allaire has occurred and is continuing;

     - Macromedia has received a written opinion from its counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, but this requirement will not be a condition to the merger if the closing price of Macromedia's common stock two trading days before the Allaire stockholders' meeting is less than $15.00 per share and Macromedia issues only cash in exchange for shares of Allaire's common stock in the merger;

     - Allaire has received consents, approvals and waivers with regard to the merger from certain parties to other agreements with Allaire; and

     - shares of Allaire common stock for which dissenters' appraisal rights have been validly exercised will not be more than 7.5% of all outstanding shares of Allaire common stock immediately before the completion of the merger.

     The term "material adverse effect" in the merger agreement means any change, event, violation, inaccuracy, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets, capitalization, financial condition, operations or results of operations of a party and its direct and indirect subsidiaries, taken as a whole, except that it does not include:

     - changes in general economic conditions;

     - changes affecting generally the participants in the industries in which Macromedia and Allaire operate; or

     - changes in the trading prices of the capital stock of Macromedia or Allaire.

LIMIT ON OTHER NEGOTIATIONS; SUPERIOR OFFERS

     The merger agreement contains detailed provisions prohibiting Allaire from seeking an alternative transaction regarding the acquisition of Allaire. Under these "non-solicitation" provisions, Allaire has agreed that until the merger is completed or until the merger agreement is terminated, neither Allaire nor any of its affiliates will take any of the following actions and they will not authorize or permit any of their officers, directors, employees, representatives or agents to do so:

     - solicit, initiate or encourage any acquisition proposal, as described below;

     - participate in any negotiations or discussions of any acquisition proposal;

     - furnish any nonpublic information with respect to any acquisition proposal;

     - approve, endorse or recommend any acquisition proposal, except as described below with regard to a superior offer; or

     - enter into any letter of intent or any similar agreement contemplating or relating to an acquisition proposal.

     However, if Allaire receives an unsolicited, written, bona fide acquisition proposal prior to the Allaire stockholders meeting that its board of directors reasonably concludes, after consultation with a financial advisor of national standing, may constitute a superior offer, as described below, Allaire may furnish nonpublic information regarding itself and may enter into discussions with the person who has made the acquisition proposal, if:

     - neither Allaire nor any representative of Allaire or its subsidiaries have violated the provisions of the merger agreement related to nonsolicitation;

     - Allaire's board of directors concludes in good faith, after consultation with outside legal counsel, that this action is required for the board to comply with its fiduciary obligations to Allaire's stockholders under applicable law;

     - prior to furnishing nonpublic information to, or entering into any discussion with, a person making the acquisition proposal, Allaire gives Macromedia written notice of the acquisition proposal, including the identity of the person making the acquisition proposal and the material terms and conditions of the acquisition proposal;

     - Allaire gives Macromedia two days advance written notice of its intention to furnish nonpublic information or enter into discussions regarding an acquisition proposal;

     - Allaire obtains a confidentiality agreement at least as protective as the confidentiality agreement it signed with Macromedia in connection with the merger; and

     - at the same time Allaire furnishes nonpublic information to a person making an acquisition proposal, it furnishes the same information to Macromedia if it has not already done so.

     An "acquisition proposal" is any proposal with respect to:

     - the acquisition of securities of Allaire that would result in any person or group beneficially owning 15% or more of the voting securities of Allaire or any of its subsidiaries;

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

     - a tender offer or exchange offer that would result in any person or group beneficially owning 15% or more of the voting securities of Allaire or any of its subsidiaries;

     - a merger, consolidation, business combination, or similar transaction involving Allaire and any person after which the holders of Allaire voting stock, immediately before the transaction, will not own 85% of the equity interests in the surviving entity immediately after the transaction;

     - the sale, lease, exchange, license, other than in the ordinary course of business, or disposition of any material assets of Allaire; or

     - the dissolution or liquidation of Allaire.

     A "superior offer" with respect to Allaire means an unsolicited, bona fide written proposal from a third person to complete any of the following transactions:

     - a merger or consolidation involving Allaire after which the stockholders of Allaire immediately preceding the transaction own less than 50% of the equity interests in the surviving entity immediately after the transaction; or

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or two-step transaction involving a tender offer followed with reasonable promptness by a merger involving Allaire, directly or indirectly, of 100% of the then outstanding shares of Allaire on terms that the board of Allaire determines, in its reasonable judgment, after consultation with a financial advisor of national standing, are more favorable to Allaire's stockholders than the terms of the merger. An offer will not be a superior offer if any financing required to complete the proposed transaction is not committed, and evidence of the commitment provided to Macromedia, and if the financing is not reasonably likely in the reasonable judgment of Allaire's board, after consultation with its financial advisor, to be obtained by the person making the offer on a timely basis.

     Allaire's board may, without breaching the merger agreement, withhold, withdraw, amend or modify its recommendation in favor of the merger if:

     - a superior offer is made and not withdrawn;

     - Allaire has provided written notice to Macromedia advising Macromedia that it has received a superior offer, including the identity of the person making the superior offer and the material terms and conditions of the superior offer;

     - Macromedia does not, within five written days of receipt of this written notice, make an offer that the board of Allaire determines by majority vote in its good faith judgment, after consultation with a financial advisor of national standing, is at least as favorable to Allaire's stockholders as the superior offer;

     - the board of Allaire reasonably concludes, after consultation with its outside counsel, that in light of the superior offer, the withholding, withdrawing, amending or modifying of its recommendation in favor of the merger is required for the board to comply with its fiduciary obligations to the Allaire stockholders under applicable law; and

     - Allaire has not violated the nonsolicitation provisions in the merger agreement.

     Allaire has agreed to provide Macromedia with two days prior notice (or such lesser notice as the Allaire board receives) of any board meeting at which Allaire is expected to consider any acquisition proposal to determine whether it is a superior offer. Even if the board's recommendation is withheld, withdrawn, amended or modified, Allaire must still call and convene the Allaire stockholders meeting to consider approval of the merger with Macromedia.

     The merger agreement also does not prevent Allaire or the Allaire board from taking and disclosing to Allaire's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Securities Exchange Act of 1934 regarding tender or exchange offers, but the Allaire board cannot recommend that the Allaire stockholders tender their Allaire stock in response to a tender or exchange offer, unless the board determines in its good faith judgment, after consultation with outside counsel and a financial advisor of national standing, that the tender or exchange offer constitutes a superior offer and that this

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

recommendation is required for the board to comply with its fiduciary obligations to the Allaire stockholders under applicable law.

TERMINATION

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval of the merger by the Allaire stockholders:

     - by the mutual written consent of Macromedia and Allaire;

     - by either Macromedia or Allaire if:

       - the merger has not been completed by September 30, 2001, except that a party may not terminate the merger agreement if that party's action or failure to act resulted in the merger not being completed by that date;

       - a governmental authority has issued a final, non-appealable order, decree or ruling, or taken any other action, that would permanently prohibit the merger; or

       - the stockholders of Allaire fail to approve the merger agreement and the merger, except that Allaire may not terminate the merger agreement if the stockholder approval was not obtained either because of Allaire's action or failure to act, which constitutes a material breach of the merger agreement, or a breach by one of the Allaire stockholder parties to the voting agreements, described below;

     - by Macromedia if:

       - Allaire has breached any representation, warranty, covenant or agreement in the merger agreement and the breach would cause Allaire to fail to satisfy a closing condition, and the breach is not cured within 30 days after written notice to Allaire if the breach is curable, except that Macromedia cannot terminate the merger agreement if it is at that time in material breach; or

       - at any time before the approval of the merger agreement and the merger by the Allaire stockholders, a triggering event, as defined below, occurs;

     - by Allaire if Macromedia has breached any representation, warranty, covenant or agreement in the merger agreement and the breach would cause Macromedia to fail to satisfy a closing condition, and the breach is not cured within 30 days after written notice to Macromedia if the breach is curable, except that Allaire cannot terminate the merger agreement if it is at that time in material breach.

     A "triggering event" means any of the following:

     - Allaire's board withdraws, amends or modifies adversely to Macromedia its recommendation to the Allaire stockholders to approve and adopt the merger agreement or the merger;

     - Allaire fails to include in this prospectus/proxy statement the recommendation of Allaire's board in favor of the approval of the merger agreement and the merger;

     - if an acquisition proposal, as defined above, is announced and Allaire's board does not publicly reaffirm its recommendation in favor of approval of the merger agreement and the merger within 10 business days after Macromedia requests that it do so;

     - Allaire's board approves or publicly recommends an acquisition proposal;

     - Allaire enters into a letter of intent or any similar agreement accepting an acquisition proposal;

     - Allaire materially breaches any of its obligations related to the calling and holding of the Allaire stockholders' meeting, its recommendation for approval of the merger agreement and the merger, the nonsolicitation of acquisition proposals, or the amendment to the Rights Agreement and the board's action to prevent certain laws against business combinations from applying to the merger agreement, the stock option agreement, the voting agreements or any of the transactions contemplated by these documents; or

     - Allaire fails to send a statement to Allaire stockholders within 10 business days after the commencement of a tender or exchange offer, recommending rejection of the tender or exchange offer.

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

     Termination of the merger agreement will generally terminate the obligations of the parties to perform their covenants in the merger agreement, except that the parties must continue to comply with various miscellaneous provisions, including continuing mutual confidentiality provisions, and, if applicable, concerning the termination fee and the payment of expenses, as described below.

TERMINATION FEE; PAYMENT OF EXPENSES

     Allaire has agreed to pay Macromedia a termination fee of $10,350,000 if:

     - either Macromedia or Allaire terminates the merger agreement after the Allaire stockholders vote against approval of the merger agreement and the merger, but only if after the date of the merger agreement and before the Allaire stockholder vote, an acquisition proposal has been announced, and either Allaire enters into a letter of intent or similar agreement or completes a transaction in which majority control of Allaire's voting stock or more than 50% of its assets are acquired by a third party within 12 months after termination of the merger agreement; or

     - before a stockholder vote is taken, a triggering event occurs and Macromedia terminates the merger agreement.

     Other than with regard to the termination fee, Macromedia and Allaire have generally agreed that each party will bear its own costs and expenses whether or not the merger is completed, except that:

     - if the merger agreement is permissibly terminated by Allaire for Macromedia's breach of any representation, warranty, obligation or agreement of Macromedia in the merger agreement, then Macromedia will pay Allaire's fees and expenses, including its fees of attorneys, accountant and financial advisors, incurred in connection with the merger agreement and the transactions contemplated by it, up to $1,000,000;

     - if the merger agreement is permissibly terminated by Macromedia in connection with Allaire's breach of any representation, warranty, obligation or agreement of Allaire in the merger agreement, then Allaire will pay Macromedia's fees and expenses, including its fees of attorneys, accountant and financial advisors, incurred in connection with the merger agreement and the transactions contemplated by it, up to $1,000,000;

     - if the merger agreement is permissibly terminated by Macromedia after a triggering event or by Macromedia or Allaire after the Allaire stockholders vote against approval of the merger agreement and the merger, Allaire will pay Macromedia's fees and expenses, including its fees of attorneys, accountants and financial advisors, incurred in connection with the merger agreement and the transactions contemplated by it, up to $1,000,000. If Macromedia was paid the $10,350,000 termination fee described above, the fees of its investment banker in connection with the merger shall not be included in the calculation of fees and expenses to be paid by Allaire; and

     - if litigation arises in connection with the merger agreement or the merger, then the prevailing party in that litigation may also recover its attorneys fees and costs of suit.

CONDUCT OF BUSINESS OF ALLAIRE

     In the merger agreement, Allaire agreed to conduct its business in the ordinary course before the completion of the merger and not to take various actions that could affect its business without the prior consent of Macromedia. For instance, until the termination of the merger agreement or completion of the merger, Allaire will not, except as previously disclosed to Macromedia:

     - waive any stock repurchase rights, accelerate, amend or change the vesting of options or repurchase rights of restricted stock, or reprice options granted to any employee, consultant or director, or pay cash in exchange for any options or take these actions with regard to warrants or other rights to acquire Allaire stock;

     - grant any severance or termination pay to any officer or employee, except under existing agreements or policies, or adopt any new severance plan;

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

     - transfer to any person or modify existing rights to any of Allaire's intellectual property, except for non-exclusive licenses in the ordinary course of business consistent with past practice;

     - declare or pay any dividends or make other distributions on Allaire's capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any securities with regard to any capital stock;

     - purchase, redeem or otherwise acquire any shares of Allaire capital stock or of the capital stock of its subsidiaries, except repurchases of unvested shares at cost in connection with termination of employment with employees pursuant to agreements in effect on the date of the merger agreement;

     - issue, deliver, sell, authorize, pledge or encumber any shares of Allaire capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire any shares of its capital stock, or enter into other agreements obligating it to issue these types of securities, except for:

      - those issuable under existing options or warrant agreements or Allaire's employee stock purchase plan, and

      - options to acquire up to 1,000,000 shares of Allaire common stock granted to newly hired or newly promoted employees, and if the merger does not close by May 16, 2001, then this option limit will increase by 150,000 shares for each month thereafter that the merger has not closed;

     - amend the certificate of incorporation or bylaws of Allaire or any of its subsidiaries;

     - acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, any material business or any corporation, partnership, association or other business organization or otherwise acquire or agree to sell any assets which are material to Allaire's business or enter into any joint venture;

     - enter into any material strategic relationship in which it agrees to shares profits, pay royalties, share ownership of intellectual property or grant exclusive rights to Allaire intellectual property to any third party;

     - sell, lease, license, encumber or dispose of any properties or assets which are material to the business of Allaire, other than non-exclusive licenses of Allaire intellectual property in the ordinary course of business consistent with past practices;

     - borrow any money or guarantee any indebtedness of another person or issue or sell any debt securities, options, warrants, calls or other rights to acquire debt securities of Allaire, enter into any "keep well" or other agreement to maintain any financial statement condition other than ordinary course financing of trade payables consistent with past practice or pursuant to existing credit agreements in the ordinary course of business;

     - adopt or amend any employee benefit or stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or remuneration to any director or employee (other than under an existing target bonus plan), or increase salaries, wage rates or fringe benefits of directors, officers, employees or consultants other than in the ordinary course of business consistent with past practices or materially change any management procedures;

     - make capital expenditures outside of the ordinary course of business in excess of $5,000,000 in the aggregate;

     - amend or terminate any contract to which Allaire or any of its subsidiaries is a party or enter into any agreement which requires Allaire to pay more than $600,000 over the life of the agreement;

     - settle any material litigation or waive, release or assign any material rights or claims in litigation;

     - enter into, modify, amend or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement with respect to any material intellectual property other than in the ordinary course of business consistent with past practice;

     - materially revalue any of its assets or, except as required by generally accepted accounting principles, make any change in its accounting methods;

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

     - take any action that would be reasonably likely to interfere with the treatment of the merger as a reorganization under the Internal Revenue Code;

     - except as provided in the merger agreement, redeem the rights issued under the Rights Agreement or terminate the Rights Agreement; or

     - take any action intended to adversely impact any of the transactions contemplated by the merger agreement and the stock option agreement, including with respect to the Rights Agreement or corporate laws impeding business combinations.

CONDUCT OF BUSINESS OF MACROMEDIA

     Macromedia agreed in the merger agreement that until the termination of the merger agreement or the completion of the merger, each of Macromedia and its subsidiaries will not, except to the extent previously disclosed to Allaire:

     - declare or pay any dividends or make other distributions on its capital stock;

     - amend its certificate of incorporation or bylaws;

     - materially revalue any of its assets or, except as required by generally accepted accounting principles, make any change in accounting methods; or

     - take any action that would be reasonably likely to interfere with the treatment of the merger as a reorganization under the Internal Revenue Code.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties of Allaire, including representations and warranties as to:

     - Allaire's due organization, valid existence and good standing and its corporate power and authority to own and operate its properties and carry on its business;

     - Allaire's capitalization and the ownership of Allaire capital stock and obligations with regard to Allaire capital stock;

     - Allaire's power and authority to enter into and perform its obligations under the merger agreement and related agreements;

     - third party consents required for the merger and the absence of conflict between (a) the merger agreement and related agreements, on the one hand, and (b) Allaire's corporate documents, applicable law and Allaire material contracts on the other;

     - the accuracy of Allaire's securities filings, and Allaire's financial statements included in them;

     - absence of certain changes in Allaire's business since September 30, 2000, the date of the last Allaire financial statements filed with the SEC;

     - Allaire's timely filing of tax returns and Allaire's liabilities for taxes, and the absence of facts which might prevent the merger from qualifying as a reorganization under the Internal Revenue Code, unless the closing price of Macromedia common stock two days before the Allaire stockholders' meeting is less than $15.00 and Macromedia issues only cash in the merger in exchange for Allaire common stock;

     - Allaire's good, unencumbered title to its property and the good condition of its leases;

     - Allaire's ownership of intellectual property, the absence of infringement of third party intellectual property rights by Allaire and the absence of any litigation or decree related to Allaire's intellectual property or its products or services;

     - Allaire's compliance with all applicable laws, including employment, health and safety, environmental, and immigration laws and regulations;

     - the absence of any pending or threatened litigation against Allaire, its subsidiaries, their properties and their businesses;

     - Allaire's material contracts;
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

     - Allaire's insurance coverage and the absence of claims under its insurance policies;

     - brokers' fees or finders' fees;

     - the receipt by Allaire's board of directors from Credit Suisse First Boston of an opinion to the effect that the exchange ratio is fair to Allaire's stockholders from a financial point of view;

     - board action to prevent the Rights Agreement and applicable corporate laws impeding business combinations from applying to the merger agreement and the merger, the stock option agreement and the voting agreements; and

     - the identity of affiliates of Allaire.

     The merger agreement contains various representations and warranties of Macromedia and Alaska Acquisition Corporation, including representations and warranties as to:

     - their due organization, valid existence and good standing and its corporate power and authority to own and operate their properties and carry on its business;

     - their capitalization and the ownership of their capital stock and obligations with regard to Macromedia capital stock;

     - Macromedia's and Alaska's power and authority to enter into and perform their obligations under the merger agreement;

     - the third party consents required for the merger and the absence of conflict between the merger agreement and ancillary agreements, on the one hand, and Macromedia's and Alaska's corporate documents, applicable law and material contracts, on the other;

     - the accuracy of Macromedia's securities filings and the financial statements included in them;

     - absence of certain changes in Macromedia's business since September 30, 2000, the date of the last Macromedia financial statements filed with the SEC;

     - absence of any pending or threatened litigation against Macromedia, its subsidiaries, their properties and their businesses;

     - brokers' fees or finders' fees; and

     - absence of facts which might prevent the merger from qualifying as a reorganization pursuant to the Internal Revenue Code, unless the closing price of Macromedia common stock two days before the Allaire stockholders' meeting is less than $15.00 and Macromedia issues only cash in the merger in exchange for Allaire common stock.

EMPLOYEE BENEFITS

     Allaire and Macromedia have agreed to work together in good faith to agree upon mutually acceptable compensation arrangements for those Allaire employees who will be offered employment with Macromedia in connection with the merger. In this regard, to the extent that Macromedia's benefit plans permit it to do so, Macromedia will allow these employees to participate in Macromedia's employee benefits plans and will give each of these employees full credit for his or her service with Allaire or one of its subsidiaries in determining eligibility, vesting, benefit accrual and benefit levels under Macromedia's benefit plans. Allaire has agreed that it will terminate its and its subsidiaries' 401(k) retirement plans effective immediately before the termination of the merger.

INDEMNIFICATION OF ALLAIRE DIRECTORS AND OFFICERS

     Macromedia has agreed to cause the corporation surviving the merger to honor all of Allaire's obligations to indemnify any person who served as a director or officer of Allaire for liabilities arising as a result of this service. In addition, the surviving corporation's certificate of incorporation will contain provisions releasing these persons from liability arising as a result of service as directors and officers of Allaire which are at least as favorable as those in Allaire's certificate of incorporation and bylaws. Finally, for five years after the completion of the merger, Macromedia will cause the corporation surviving the merger to maintain directors and officers liability insurance for the former directors and officers of Allaire

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

on terms comparable to those in effect when the merger agreement was signed, except that Macromedia and the surviving corporation will not be required to spend more than 150% of the annual premium paid by Allaire for this coverage or to provide coverage greater than that available for 150% of the current annual premium paid by Allaire.

AMENDMENT OF THE MERGER AGREEMENT

     Macromedia and Allaire may amend the merger agreement by signing a written agreement to do so, provided that they comply with applicable state law with respect to amending the agreement. Macromedia and Allaire may each extend the other's time to perform any obligation under the merger agreement, waive inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions in the merger agreement.

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

                               RELATED AGREEMENTS

     This section of the prospectus/proxy statement describes agreements related to the merger agreement, including the stock option agreement and the Allaire stockholders' voting agreements. The following is not a complete statement of all the provisions of these agreements. Detailed terms and conditions are contained in these agreements. A copy of the stock option agreement is attached to this document as Annex B and is incorporated by reference. A copy of the form of voting agreement is attached to this document as Annex C and is also incorporated by reference. For a complete presentation of the stock option agreement or the voting agreements, please read the relevant agreement.

THE STOCK OPTION AGREEMENT

     The stock option agreement grants Macromedia the right to buy up to a number of shares of Allaire common stock equal to 19.9% of the issued and outstanding shares of Allaire common stock as of the date, if any, after which the option is exercisable and on which Macromedia delivers an exercise notice to Allaire, at an exercise price of $5.75 per share. Based on the number of shares of Allaire common stock outstanding on January 30, 2001, the option would be exercisable for approximately 5,507,549 shares of Allaire common stock. Macromedia required Allaire to grant this stock option as a prerequisite to entering into the merger agreement.

     The option is intended to increase the likelihood that the merger will be completed. Certain aspects of the stock option agreement may have the effect of discouraging persons who might be interested in acquiring all or a significant interest in Allaire or its assets before completion of the merger. The option is not currently exercisable.

     Until the option's termination, as described below, Macromedia may exercise the option, in whole or part, and from time to time after any of the following:

     - a triggering event, as described above on page 53, occurs;

     - the board amends the Rights Agreement or takes any other action with regard to corporate laws impeding business combinations in connection with any acquisition proposal, as described above on page 51;

     - the public announcement of the acquisition by any person or group of more than 15% of the total outstanding voting securities of Allaire or any of its subsidiaries;

     - the public announcement of any tender offer or exchange offer that, if consummated, would result in any person or group owning 15% or more of the total outstanding voting securities of Allaire or any of its subsidiaries;

     - the public announcement of any proposal by a person reasonably able to consummate the announced transaction regarding a merger or other business combination after which, the Allaire stockholders immediately before the merger or business combination will own less than 85% of the surviving entity's equity interests;

     - the public announcement of any proposal by a person reasonably able to consummate the announced transaction regarding a sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of any material assets of Allaire; or

     - a solicitation of Allaire's stockholders is commenced seeking to alter the composition of Allaire's board.

Macromedia is not required to terminate the merger agreement before exercising the option.

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

     The option will terminate and will not be exercisable upon the earliest of any of the following to occur:

     - completion of the merger;

     - termination of the merger agreement by mutual consent between Allaire and Macromedia;

     - permissible termination of the merger agreement by Allaire for breach of any Macromedia representation, warranty, covenant or agreement, if there has been no triggering event before that termination;

     - permissible termination of the merger agreement before the option becomes exercisable because:

       - the merger is not completed before September 30, 2001;

       - a governmental authority issued a final, non-appealable order, decree or ruling, or took any other action, that would permanently prohibit the merger;

       - the stockholders of Allaire fail to approve the merger agreement and the merger; or

     - under any other circumstances, 12 months after termination of the merger agreement.

     The amount of profit that Macromedia may realize under the option is subject to a profit cap. This "profit cap" is $13,800,000, plus the exercise price of the option multiplied by the number of shares of Allaire common stock purchased by Macromedia pursuant to the option. If Allaire is required to pay a termination fee upon termination of the merger agreement, as described above, that payment will count toward the profit cap. If the sum of any termination fee received by Macromedia, plus all proceeds received by Macromedia in connection with any sales or other dispositions of the option or shares on exercise of the option, plus any dividends received by Macromedia on its option shares, is greater than the profit cap, then Macromedia must promptly remit the excess in cash to Allaire.

     Allaire has certain rights to repurchase the option and the option shares from Macromedia. If the merger agreement is permissibly terminated by Allaire for Macromedia's breach of any representation, warranty, covenant or agreement in the merger agreement, the option will terminate and Allaire may buy back any Allaire common stock Macromedia acquired under the option and still holds at $5.75 per share, the exercise price under the option. In addition, after the first anniversary of the termination of the merger agreement until the twentieth business day following the second anniversary of the termination of the merger agreement, Allaire may buy all shares of Allaire common stock acquired by Macromedia under the option which are still owned by Macromedia. If Allaire exercises this right, it must pay Macromedia in cash an amount determined by subtracting from the profit cap the sum of any termination fee paid to Macromedia under the merger agreement, plus all proceeds received by Macromedia in connection with any sales or other dispositions of the option or shares of Allaire common stock purchased through the exercise of the option, plus any dividends received by Macromedia on its option shares.

     In addition, Macromedia may require Allaire to repurchase the option if any person becomes the owner of 50% of Allaire's voting stock or 50% of the voting stock of any Allaire subsidiary or if any person enters into an agreement for a merger or business combination with Allaire or any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of Allaire's assets. If Macromedia exercises this right, the purchase price for the remainder of the unexercised option will be calculated by subtracting $5.75, the exercise price of the option, from the higher of:

     - the highest price paid by the other party for any Allaire shares in the transaction triggering the repurchase right, divided by the number of Allaire shares then outstanding, or

     - the average of the closing prices of Allaire common stock for the twenty trading days ending the trading day before date of the Macromedia request, and multiplying the difference by the number of shares of Allaire common stock which Macromedia could still acquire at that time under the option.

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

     The stock option agreement grants registration rights to Macromedia with respect to the shares of Allaire common stock represented by the option. If Macromedia makes a request for registration of any shares acquired under the option, Allaire will have the right for 10 business days after receipt of this request to repurchase from Macromedia all or any part of the shares to be registered at a per-share price equal to the average of the closing prices of Allaire common stock for the twenty trading days ending the trading day immediately before Macromedia's registration request.

ALLAIRE STOCKHOLDERS' VOTING AGREEMENTS

     Macromedia required Allaire stockholders Joseph J. Allaire, Jeremy Allaire, David Orfao and David Gerth to enter into voting agreements. These voting agreements require these Allaire stockholders to vote all of the shares of Allaire common stock beneficially owned by them in favor of the merger and against any competing acquisition proposal or superior offer, each as described above, and against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of Allaire under the merger agreement or of the stockholder under his voting agreement. The voting agreements apply only to the exercise of voting rights attaching to Allaire shares and shall not limit the discretion of any stockholder who is a director of Allaire with respect to his duties as a director of Allaire.

     In addition, each Allaire stockholder who is a party to a voting agreement agreed not to sell the Allaire stock and options owned, controlled or acquired, either directly or indirectly, by that person until the termination of the voting agreement or the record date for the Allaire stockholders' meeting.

     The Allaire stockholders' voting agreements will terminate upon the earliest to occur of the termination of the merger agreement in accordance with its terms or the completion of the merger.

     As of the record date, the Allaire stockholders who entered into voting agreements collectively beneficially owned 3,404,356 shares of outstanding Allaire common stock, which represented approximately 12.3% of the outstanding Allaire common stock. None of the Allaire stockholders who are parties to the voting agreements were paid additional consideration in connection with them.

EMPLOYMENT AGREEMENTS

     In addition to the employment agreements referenced under "The
Merger -- Interests of certain persons in the merger -- Employment arrangements" on page 39, the following employees of Allaire have entered into employment agreements with Macromedia: Daniel Smith, Donald Washburn and Edwin Smith. These agreements will take effect on the day the merger is completed. Each employment agreement sets forth the employee's position, reporting structure and compensation with Macromedia. The employment agreements provide for two-year service periods with Macromedia. In addition to salary and Macromedia's assumption of options, the employees will be granted Macromedia options pursuant to Macromedia's 1992 Equity Incentive Plan.

     Each of the employment agreements provides a severance package in the event the employee's employment is terminated by Macromedia without cause within two years of the effective date of his employment. The severance payments consist of either 3-months base salary or 6-months base salary.

     Under the agreements, each employee was required to sign Macromedia's standard proprietary information and inventions agreement. Further, all employees entered into non-competition agreements with Macromedia prohibiting them from directly competing with Macromedia for the longer of 2 years after closing of the merger and one year after termination of their employment. The employees also agreed not to solicit employees, consultants, suppliers or customers of Macromedia for the longer of 2 years after closing of the merger and one year after termination of their employment.

     Allaire employees Charles Teague, Simeon Simeonov, Adam Berrey and Patrick Morley are expected to enter agreements similar to those summarized above.

               PROPOSAL TWO -- ADJOURNMENT OF THE SPECIAL MEETING

     If at the Allaire special meeting on March 20, 2001, the number of shares of Allaire common stock present or represented and voting in favor of approval of the merger is insufficient to approve the merger under Delaware law, Allaire management intends to move to adjourn the special meeting in order to enable the Allaire board of directors to solicit additional proxies in favor of the merger. In that event, Allaire will ask its stockholders to vote only upon the adjournment proposal, and not the proposal regarding the approval and adoption of the merger agreement and the merger.

     In this proposal, Allaire is asking you to authorize the holder of any proxy solicited by the Allaire board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to a date or dates not later than April 13, 2001, in order to enable the Allaire board of directors to solicit additional proxies in favor of the merger. If the stockholders approve the adjournment proposal, Allaire could adjourn the special meeting, and any adjourned session of the special meeting, to a date not later than April 13, 2001 and use the additional time to solicit additional proxies in favor of the merger, including the solicitation of proxies from stockholders that have previously voted against the merger. Among other things, approval of the adjournment proposal could mean that, even if Allaire had received proxies representing a sufficient number of votes against the merger to defeat the merger proposal, Allaire could adjourn the special meeting without a vote on the merger proposal for up to 24 days and seek during that period to convince the holders of those shares to change their votes to votes in favor of the merger.

     Under Allaire's bylaws, the adjournment proposal requires the approval of a majority of the votes cast on the proposal. Broker non-votes and abstentions will have no effect on the outcome of the vote on the adjournment proposal. No proxy that is specifically marked "AGAINST" approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked to "GRANT" the discretionary authority to adjourn the special meeting to a later date.

     The board of directors believes that if the number of shares of Allaire common stock present or represented at the special meeting and voting in favor of the merger is insufficient to approve the merger agreement, it is in the best interests of the stockholders of Allaire to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the merger to bring about its approval.

     THE ALLAIRE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE THE ADJOURNMENT OF THE SPECIAL MEETING TO A DATE OR DATES NOT LATER THAN APRIL 13, 2001.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma combined condensed financial information has been prepared to give effect to the merger, to be accounted for using the purchase method of accounting. This financial information reflects certain assumptions deemed probable by Macromedia management regarding the merger. The total estimated purchase price of the merger has been allocated on a preliminary basis to assets and liabilities based on Macromedia management's best estimates of their fair value, with the excess of the purchase price over the net tangible and identifiable intangible assets acquired allocated to goodwill. The adjustments to the unaudited pro forma combined condensed financial information are subject to change pending a final analysis of the total purchase price and the fair value of the assets and liabilities assumed. The impact of these changes could be material.

     As a result of the differing fiscal years of Macromedia and Allaire, results of operations and balance sheet information for different periods have been combined. The unaudited pro forma combined condensed balance sheet as of December 31, 2000 gives effect to the merger as if it had occurred on December 31, 2000, and combines the historical consolidated balance sheet of Macromedia as of December 31, 2000 and the historical consolidated balance sheet of Allaire as of September 30, 2000.

     The unaudited pro forma combined condensed statement of operations for the year ended March 31, 2000 combines the historical consolidated statement of operations of Macromedia for the year ended March 31, 2000 with the historical consolidated statement of operations of Allaire for the year ended December 31, 1999 and excludes in-process research and development as it is a non-recurring charge. The unaudited pro forma combined condensed statement of operations for the nine months ended December 31, 2000 combines the historical consolidated statement of operations of Macromedia for the nine months ended December 31, 2000 with the historical consolidated statement of operations of Allaire for the nine months ended September 30, 2000 and excludes in-process research and development as it is a non-recurring charge.

     The unaudited pro forma combined condensed financial information is based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. This unaudited pro forma combined financial information is based upon the respective historical consolidated financial statements of Macromedia and Allaire and related notes incorporated in this prospectus/proxy statement by reference and should be read in conjunction with those statements and the related notes.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                       MACROMEDIA, INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                    MACROMEDIA         ALLAIRE
                                   DECEMBER 31,     SEPTEMBER 30,      PRO FORMA
                                       2000             2000          ADJUSTMENTS            COMBINED
                                   ------------     -------------     -----------          ------------
ASSETS
  Current assets
     Cash, cash equivalents, and
       short-term investments....    $207,940         $125,448         $ (82,815)(c)         $250,573
     Accounts receivable, net....      50,108           16,395              (620)(d)           65,883
     Prepaid expenses and other
       current assets............      21,761            2,469              (329)(a)           23,901
     Deferred tax assets,
       short-term................       9,937               --                --                9,937
                                     --------         --------         ---------             --------
          Total current assets...     289,746          144,312           (83,764)             350,294
                                     --------         --------         ---------             --------
     Land and building, net......      18,322               --                --               18,322
     Fixed assets, net...........      73,725           17,600                --               91,325
     Goodwill and other
       intangibles...............       6,568            4,358           204,241(e)           215,167
     Related party loans.........      14,904               --                --               14,904
     Restricted cash.............       9,111               --                --                9,111
     Other long-term assets......      22,904            2,391                --               25,295
                                     --------         --------         ---------             --------
          Total assets...........    $435,280         $168,661         $ 120,477             $724,418
                                     ========         ========         =========             ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Current liabilities
     Current portion of notes
       payable...................    $     --         $    631         $      --             $    631
     Accounts payable............       3,118            8,597              (350)(f)           11,365
     Accrued liabilities.........      41,793           16,306            10,295(g)            68,394
     Accrued compensation, fringe
       benefits and payroll
       taxes.....................      19,070            7,499                --               26,569
     Unearned revenue............      10,037           28,963           (25,189)(a)           13,811
                                     --------         --------         ---------             --------
          Total current
            liabilities..........      74,018           61,996           (15,244)             120,770
                                     --------         --------         ---------             --------
  Long-term liabilities..........         943               45                --                  988
                                     --------         --------         ---------             --------
          Total liabilities......      74,961           62,041           (15,244)             121,758
                                     --------         --------         ---------             --------
  Minority interest..............      11,409               --                --               11,409
  Stockholders' equity:
     Common stock................          62              274              (268)(h)               68
     Treasury stock..............     (33,649)             (14)               14(a)           (33,649)
     Additional paid-in
       capital...................     407,165          142,673           132,837(i)           682,675
     Notes receivable from
       stockholders..............      (7,967)             (10)               10(a)            (7,967)
     Deferred compensation.......     (27,833)            (440)          (14,735)(j)          (43,008)
     Accumulated other
       comprehensive income......         535            2,784            (2,784)(a)              535
     Retained earnings
       (deficit).................      10,597          (38,647)           20,647(k)            (7,403)
                                     --------         --------         ---------             --------
          Total stockholders'
            equity...............     348,910          106,620           135,721              591,251
                                     --------         --------         ---------             --------
          Total liabilities and
            stockholders'
            equity...............    $435,280         $168,661         $ 120,477             $724,418
                                     ========         ========         =========             ========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

                       MACROMEDIA, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              MACROMEDIA      ALLAIRE
                                              YEAR ENDED     YEAR ENDED
                                              MARCH 31,     DECEMBER 31,     PRO FORMA
                                                 2000           1999        ADJUSTMENTS    COMBINED
                                              ----------    ------------    -----------    --------
Revenues....................................   $264,159       $55,163        $   (731)(l)  $318,591
Cost of revenues............................     28,829        10,005            (731)(l)    38,103
                                               --------       -------        --------      --------
     Gross profit...........................    235,330        45,158              --       280,488
Operating expenses:
  Sales and marketing.......................    113,005        30,294            (105)(m)   143,194
  Research and development..................     65,739        12,873              --        78,612
  General and administrative................     24,610         7,148              --        31,758
  Acquisition related expenses..............     11,516         2,930              --        14,446
  Non-cash compensation.....................     11,071           263           4,029(n)     15,363
  Amortization of intangibles...............      1,013            --          68,586(o)     69,599
                                               --------       -------        --------      --------
     Total operating expenses...............    226,954        53,508          72,510       352,972
                                               --------       -------        --------      --------
Operating income (loss).....................      8,376        (8,350)        (72,510)      (72,484)
                                               --------       -------        --------      --------
  Interest and investment income, net.......      6,305         2,811              --         9,116
  Other.....................................       (118)           --              --          (118)
                                               --------       -------        --------      --------
  Total other income........................      6,187         2,811              --         8,998
  Minority interest.........................      6,179            --              --         6,179
                                               --------       -------        --------      --------
  Income (loss) before income taxes.........     20,742        (5,539)        (72,510)      (57,307)
  Provision (benefit) for income taxes......     11,975            --          (1,940)(p)    10,035
                                               --------       -------        --------      --------
     Net income (loss)......................   $  8,767       $(5,539)       $(70,570)     $(67,342)
                                               --------       -------        --------      --------
  Accretion of mandatorily redeemable
     convertible preferred stock............     (2,538)           --              --        (2,538)
                                               --------       -------        --------      --------
  Net income (loss) applicable to common
     stockholders...........................   $  6,229       $(5,539)       $(70,570)     $(69,880)
                                               ========       =======        ========      ========
Net income (loss) applicable to common
  stockholders per share
  Basic.....................................   $   0.14                                    $  (1.39)
                                               ========                                    ========
  Diluted...................................   $   0.12                                    $  (1.39)
                                               ========                                    ========
Weighted average common shares outstanding
  Basic.....................................     44,601                         5,521(q)     50,122
                                               ========                      ========      ========
  Diluted...................................     52,270                        (2,148)(q)    50,122
                                               ========                      ========      ========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                     UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENT OF OPERATIONS

                       MACROMEDIA, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            MACROMEDIA        ALLAIRE
                                           NINE MONTHS      NINE MONTHS
                                              ENDED            ENDED
                                           DECEMBER 31,    SEPTEMBER 30,     PRO FORMA
                                               2000            2000         ADJUSTMENTS      COMBINED
                                           ------------    -------------    -----------      --------
Revenues.................................    $300,523         $89,242        $   (936)(l)    $388,829
Cost of revenues.........................      32,237          19,117            (936)(l)      50,418
                                             --------         -------        --------        --------
          Gross profit...................     268,286          70,125              --         338,411
Operating expenses:
  Sales and marketing....................     117,739          47,240              --         164,979
  Research and development...............      84,223          17,180              --         101,403
  General and administrative.............      29,430          11,821              --          41,251
  Acquisition related expenses...........       4,774              --              --           4,774
  Non-cash compensation..................       5,900             185           2,786(n)        8,871
  Amortization of intangibles............       1,558             744          50,696(o)       52,998
                                             --------         -------        --------        --------
          Total operating expenses.......     243,624          77,170          53,482         374,276
Operating income (loss)..................      24,662          (7,045)        (53,482)        (35,865)
  Interest and investment income, net....      10,411           5,352              --          15,763
  Loss on investment.....................      (5,000)             --              --          (5,000)
  Other..................................       1,080            (119)             --             961
                                             --------         -------        --------        --------
          Total other income.............       6,491           5,233              --          11,724
  Minority interest......................      15,336              --              --          15,336
                                             --------         -------        --------        --------
  Income (loss) before income taxes......      46,489          (1,812)        (53,482)         (8,805)
  Provision (benefit) for income taxes...      11,341              89          (1,036)(p)      10,394
                                             --------         -------        --------        --------
     Net income (loss)...................    $ 35,148         $(1,901)       $(52,446)       $(19,199)
                                             ========         =======        ========        ========
Net income (loss) per share
  Basic..................................    $   0.70                                        $  (0.34)
                                             ========                                        ========
  Diluted................................    $   0.62                                        $  (0.34)
                                             ========                                        ========
Weighted average common shares
  outstanding
  Basic..................................      50,369                           5,521(q)       55,890
                                             ========                        ========        ========
  Diluted................................      56,625                            (735)(q)      55,890
                                             ========                        ========        ========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     On January 16, 2001, Macromedia signed a definitive merger agreement to acquire all the outstanding common stock, options and warrants of Allaire. The merger agreement was amended on January 29, 2001. Under the agreement, Macromedia will issue 0.2 shares of its common stock and $3.00 in cash for each Allaire share, unless the market value of Macromedia common stock is below $15.00 per share. If the market value of Macromedia common stock is below $15.00 per share two trading days prior to the Allaire stockholders' meeting, all consideration will be cash equal to 0.2 multiplied by the market value of the Macromedia common stock plus $3.00 per share for each Allaire share. Macromedia will assume Allaire options calculated on an exchange ratio based on an average of the closing sales price of Macromedia common stock at the merger date.

     The unaudited pro forma combined condensed financial statements were prepared assuming a market value of Macromedia common stock of $38.63. The fair value of Macromedia common stock was determined as the average market price from January 11 to January 18, 2001, which includes two trading days prior and two trading days subsequent to the public announcement of the merger. The fair value of the common stock options and warrants was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.1%, expected life of 3.5 years, expected dividend rate of 0%, and volatility of 73%.

     The merger will be accounted for using purchase accounting and accordingly the purchase price will be allocated to the tangible and intangible assets acquired and the liabilities assumed on the basis of their respective fair values on the acquisition date. The assumed total purchase price for Allaire is an initial estimate of the purchase price and is subject to change. Additionally, the purchase price allocation is based upon a preliminary valuation which could change when finalized upon closing of the acquisition, based upon the facts and circumstances at that time. A change in the purchase price or the allocation of the purchase price would affect the value assigned to the tangible and intangible assets and therefore could have a material effect on actual future results of Macromedia.

     The assumed total purchase price of approximately $363.7 million consists of approximately 5,521,000 shares of Macromedia common stock with an estimated fair value of $213.2 million, $82.8 million in cash, 3,242,000 shares of Macromedia common stock issuable under outstanding vested and unvested stock options and warrants with an estimated fair value of $62.3 million, and estimated direct transaction costs of approximately $5.3 million. The common shares to be issued in the transaction are calculated as Allaire common stock outstanding of 27,605,000 as of January 12, 2001, multiplied by the exchange ratio as stated in the merger agreement of 0.2 shares. The total options and warrants to be assumed in the transaction are calculated as Allaire outstanding warrants and options of 11,679,000 as of January 12, 2001, multiplied by a calculated option exchange ratio of 0.2776, using Macromedia's assumed market value. The total purchase price is expected to be allocated to tangible assets and liabilities, identifiable intangible assets, goodwill, deferred compensation and in-process research and development. Intangible assets, including goodwill, will be amortized over three to five years. In addition, it is expected that following the merger, the combined company will incur additional restructuring costs, which cannot currently be estimated.

                                                              (IN THOUSANDS)
                                                              --------------
PURCHASE PRICE
Common stock................................................     $      6
Additional paid-in capital..................................      213,249
Cash consideration..........................................       82,815
Fair value of Allaire's options and warrants assumed........       62,261
Transaction costs...........................................        5,349
                                                                 --------
     Total assumed purchase price...........................     $363,680
                                                                 ========

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     The pro forma combined condensed balance sheet gives effect to the merger as if it occurred on December 31, 2000 with respect to the balance sheet of Macromedia, and on September 30, 2000 with respect to the balance sheet of Allaire. Certain Allaire amounts have been reclassified to conform to Macromedia's method of presentation. The following pro forma adjustments have been made to the historical financial statements of Macromedia and Allaire based upon assumptions made by Macromedia's management for the purpose of preparing the unaudited pro forma combined condensed balance sheet (in thousands):

     (a) Certain adjustments were made to Allaire's historical net assets as of September 30, 2000 to adjust the net assets to fair value. The table and notes below describe those accounts adjusted to reflect their fair value.

                                           HISTORICAL ALLAIRE                                TOTAL      FAIR VALUE OF ALLAIRE
                                             SEPTEMBER 30,                                 PRO FORMA      AT SEPTEMBER 30,
                                                  2000          PRO FORMA ADJUSTMENTS     ADJUSTMENTS           2000
                                           ------------------   ---------------------     -----------   ---------------------
         Cash, cash equivalents and
           short-term investments........       $125,448        $      --     $    --      $      --          $125,448
         Accounts receivable, net........         16,395             (270)(i)      --           (270)           16,125
         Prepaid expenses and other
           current assets................          2,469             (329)(i)      --           (329)            2,140
         Fixed assets, net...............         17,600               --          --             --            17,600
         Goodwill and other
           intangibles...................          4,358           (4,358)(ii)      --        (4,358)               --
         Other long-term assets..........          2,391               --          --             --             2,391
         Current portion of notes
           payable.......................           (631)              --          --             --              (631)
         Accounts payable................         (8,597)              --          --             --            (8,597)
         Accrued liabilities.............        (16,306)             784(i)   (5,730)(iii)     (4,946)        (21,252)
         Accrued compensation............         (7,499)              --          --             --            (7,499)
         Unearned revenue................        (28,963)          25,189(iv)      --         25,189            (3,774)
         Other long-term liabilities.....            (45)              --          --             --               (45)
         Common stock....................           (274)             274(v)       --            274                --
         Treasury stock..................             14              (14)(v)      --            (14)               --
         Additional paid-in capital......       (142,673)         142,673(v)       --        142,673                --
         Notes receivable from
           stockholders..................             10              (10)(v)      --            (10)               --
         Deferred compensation...........            440             (440)(v)      --           (440)               --
         Accumulated other comprehensive
           income........................         (2,784)           2,784(v)       --          2,784                --
         Retained deficit................         38,647          (38,647)(v)      --        (38,647)               --
                                                --------        ---------     -------      ---------          --------
                 Total net assets........       $     --        $ 127,636     $(5,730)     $ 121,906          $121,906
                                                ========        =========     =======      =========          ========

       ----------------------
       (i)   To record fair value of assets acquired and liabilities assumed.

       (ii) To remove Allaire's historical goodwill and other intangibles from previous acquisitions.

       (iii) To record Allaire's advisory and exit costs.

       (iv) To record a reduction in Allaire's deferred revenue arising from the estimated calculation of Macromedia's obligation to perform services equal to the expected costs, plus a normal profit margin.

       (v)  To eliminate Allaire's stockholders' equity.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

     (b) To reflect the excess of acquisition cost over the estimated fair value of the net assets acquired. Net assets acquired are summarized as follows:

NET ASSETS ACQUIRED
Fair value of net assets of Allaire.........................  $121,906
Intangible assets:
  Developed technology......................................    40,500
  Assembled workforce.......................................    23,800
  Tradename.................................................     7,100
In-process research and development.........................    18,000
Deferred compensation.......................................    15,175
Goodwill....................................................   137,199
                                                              --------
          Total net assets acquired.........................  $363,680
                                                              ========

        The pro forma adjustment for goodwill and other intangibles on the unaudited pro forma combined condensed balance sheet is comprised of the developed technology, assembled workforce, tradename and goodwill amounts above.

        To determine the value of the developed technology, the expected future cash flows attributable to all existing technology were discounted, including application servers, design tools, and e-business application products. The net present value analysis took into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology.

        The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the technology, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the technology. These cash flows were discounted back to their net present value.

        The value of the assembled work force was derived by estimating the costs to replace the existing employees, including recruiting, hiring, training, and incentive costs for each category of employee.

        The value of the tradename was determined by considering the assumption that in lieu of a tradename, the company would be willing to pay a royalty in order to exploit the related benefits of such tradename.

        Deferred compensation was allocated for the intrinsic value related to unvested stock options assumed by Macromedia.

        Goodwill was determined based on the residual difference between the amount paid and the values assigned to identified tangible and intangible assets.

     (c)  To record cash issued to Allaire upon the merger.

     (d)  Accounts receivable, net is comprised of:

        $(350)   To eliminate Allaire's receivable from Macromedia.
         (270)   See explanation at (a).
        -----
        $(620)
        =====

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

     (e)  Goodwill and other intangibles is comprised of:

        $ 208,599    See explanation at (b).
           (4,358)   See explanation at (a).
        ---------
        $ 204,241
        =========

     (f)  To eliminate Macromedia's payable to Allaire.

     (g)  Accrued liabilities is comprised of:

        $   5,349    To record Macromedia's transaction costs.
            4,946    See explanation at (a).
        ---------
        $  10,295
        =========

     (h)  Common stock is comprised of:

        $    (274)   See explanation at (a).
                     To record common stock issued to Allaire stockholders upon
                6    the merger.
        ---------
        $    (268)
        =========

     (i)  Additional paid-in capital is comprised of:

        $ 275,510    To record common stock issued to Allaire stockholders upon the merger and fair value of options and warrants assumed.
         (142,673)   See explanation at (a).
        ---------
        $ 132,837
        =========

     (j)  Deferred compensation is comprised of:

        $    440    See explanation at (a).
         (15,175)   To record the intrinsic value related to unvested stock
                      options assumed by
                      Macromedia.
        --------
        $(14,735)
        ========

     (k)  Retained earnings (deficit) is comprised of:

        $  38,647    See explanation at (a).
          (18,000)   To eliminate in-process research and development.
        ---------
        $  20,647
        =========

NOTE 3. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

     The unaudited pro forma combined condensed statement of operations gives effect to the merger as if it had occurred at the beginning of the period presented. The following pro forma adjustments have been made to the historical financial statements of Macromedia and Allaire based upon assumptions made by management for the purpose of preparing the unaudited pro forma combined condensed statement of operations:

     (l) To eliminate revenue and cost of revenues between Macromedia and Allaire. The amount eliminated of $731 and $936 for the year ended March 31, 2000 and nine months ended December 31, 2000, respectively, represents royalties paid by Macromedia to Allaire.

     (m) To reflect the elimination of Allaire's amortization of identified intangibles from a previous acquisition.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                        FINANCIAL STATEMENTS (CONTINUED)

     (n) The non-cash compensation adjustment is comprised of:

             NINE MONTHS
YEAR ENDED      ENDED
MARCH 31,    DECEMBER 31,
   2000          2000
----------   ------------
  $4,292        $2,971      To record amortization of deferred compensation related
                            to the acquisition.
    (263)         (185)     To eliminate Allaire's stock based compensation.
  ------        ------
  $4,029        $2,786
  ======        ======

     (o) The amortization of intangibles adjustment is comprised of:

                    NINE MONTHS
  YEAR ENDED           ENDED
MARCH 31, 2000   DECEMBER 31, 2000
--------------   -----------------
   $13,500            $10,125        Amortization of developed technology, calculated
                                     as $40,500, amortized over three years.
     7,933              5,950        Amortization of assembled workforce, calculated
                                     as $23,800 amortized over three years.
     1,420              1,065        Amortization of tradename, calculated as $7,100
                                     amortized over five years.
    45,733             34,300        Amortization of goodwill, calculated as $137,199
                                     amortized over three years.
        --              (744)        To eliminate Allaire's amortization of goodwill
                                     and other intangibles arising from prior
                                     acquisitions.
   -------            -------
   $68,586            $50,696
   =======            =======

     (p) To reduce income tax expense for the effect of the pro forma adjustments.

     (q) To reflect the estimated common shares to be issued as consideration for the merger and to reduce the number of shares used to calculate the antidilutive net loss per share as their effects were antidilutive.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Macromedia common stock has been traded on the Nasdaq National Market under the symbol MACR since December 1993, the date of Macromedia's initial public offering. Allaire common stock has been traded on the Nasdaq National Market under the symbol ALLR since January 1999, the date of Allaire's initial public offering.

     The following tables provides, for the quarters indicated, the high and low sale prices per share of Macromedia common stock and Allaire common stock as reported on the Nasdaq National Market. The prices in the tables have been adjusted to reflect Allaire's two-for-one stock split that was effected in March 2000.

                                                               MACROMEDIA
                                                              COMMON STOCK
                                                            -----------------
                                                             HIGH       LOW
                                                            -------    ------
Fiscal Year Ending March 31, 2001
  Fourth Quarter (through February 14, 2001)..............  $ 64.25    $28.19
  Third Quarter...........................................    85.25     54.75
  Second Quarter..........................................   120.88     56.25
  First Quarter...........................................   114.75     42.25
Fiscal Year Ended March 31, 2000:
  Fourth Quarter..........................................  $100.00    $62.00
  Third Quarter...........................................    88.69     39.88
  Second Quarter..........................................    49.25     27.38
  First Quarter...........................................    53.25     32.88
Fiscal Year Ended March 31, 1999:
  Fourth Quarter..........................................  $ 46.06    $26.38
  Third Quarter...........................................    35.25     12.63
  Second Quarter..........................................    19.31     12.31
  First Quarter...........................................    19.31     13.75

                                                                 ALLAIRE
                                                              COMMON STOCK
                                                            -----------------
                                                             HIGH       LOW
                                                            -------    ------
Fiscal Year Ended December 31, 2001:
  First Quarter (through February 14, 2001)...............  $  9.75    $ 4.31
Fiscal Year Ended December 31, 2000:
  Fourth Quarter..........................................  $  9.00    $ 4.38
  Third Quarter...........................................    48.13      7.63
  Second Quarter..........................................    74.00     29.75
  First Quarter...........................................    92.59     51.38
Fiscal Year Ended December 31, 1999:
  Fourth Quarter..........................................  $ 94.13    $26.25
  Third Quarter...........................................    38.16     21.06
  Second Quarter..........................................    39.13     19.94
  First Quarter...........................................    35.63     20.00

     The following table provides the closing prices per share of Macromedia common stock and Allaire common stock as reported on the Nasdaq National Market on January 12, 2001, the last full trading day preceding public announcement that Macromedia and Allaire had entered into the merger agreement and February 14, 2001, the last full trading day for which closing prices were available at the time of the printing of this prospectus/proxy statement.

     This table also provides the equivalent price per share of Allaire common stock on those dates. The equivalent price per share is equal to the closing price of a share of Macromedia common stock on that date multiplied by 0.2, the number of shares of Macromedia common stock to be issued in exchange for each share of Allaire common stock, plus $3.00.

                                                      ALLAIRE    MACROMEDIA    EQUIVALENT
                                                      COMMON       COMMON      PRICE PER
                                                       STOCK       STOCK         SHARE
                                                      -------    ----------    ----------
January 12, 2001....................................   $7.50       $41.94        $11.39
February 14, 2001...................................   $9.00       $30.75        $ 9.15

     Macromedia and Allaire believe that Allaire common stock presently trades on the basis of the value of the Macromedia common stock, discounted primarily for the uncertainties associated with the merger. Apart from the publicly disclosed information concerning Macromedia that is included and incorporated by reference in this prospectus/proxy statement, Macromedia cannot state with certainty what factors account for changes in the market price of the Macromedia common stock.

     We urge you to obtain current market quotations for Macromedia common stock and Allaire common stock. We cannot predict the market prices for either Allaire common stock or Macromedia common stock at any time before completion of the merger or the market price for Macromedia common stock after the completion of the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate Allaire stockholders for decreases in the market price of Macromedia common stock that could occur before the merger becomes effective. If the market price of Macromedia common stock decreases or increases before the consummation of the merger, the value of the Macromedia common stock to be received in the merger in exchange for Allaire common stock would correspondingly decrease or increase.

     Macromedia has never paid cash dividends on its shares of capital stock. On December 11, 2000, the board of directors of Allaire declared a dividend on each outstanding share of Allaire common stock of one right to purchase from Allaire one one-thousandth of a share of Series A participating cumulative preferred stock at a price of $55.00. Such rights are not exercisable until distribution and will expire on December 8, 2010, unless earlier redeemed by Allaire. Under the merger agreement, each of Macromedia and Allaire has agreed not to pay cash dividends pending the consummation of the merger, without the written consent of the other. If the merger is not consummated, the Allaire board presently intends that it would continue its policy of retaining all earnings to finance the expansion of its business. The Macromedia board presently intends to retain all earnings for use in its business and has no present intention to pay cash dividends before or after the merger.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                          MACROMEDIA COMMON STOCK AND
                              ALLAIRE COMMON STOCK

     This section of the prospectus/proxy statement describes the differences between Macromedia common stock and Allaire common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you, including the certificates of incorporation and bylaws of each company. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the differences between Macromedia common stock and Allaire common stock. You may obtain the information incorporated by reference into this prospectus/proxy statement without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 2.

     After the merger, the holders of Allaire common stock will become stockholders of Macromedia, unless they receive solely cash in exchange for their shares of Allaire common stock. Because Macromedia and Allaire are both Delaware corporations, the Delaware General Corporation Law, or the DGCL, will continue to govern the rights of the stockholders. The Allaire certificate of incorporation and the Allaire bylaws currently govern the rights of the stockholders of Allaire. As stockholders of Macromedia after the merger, the Macromedia certificate of incorporation and the Macromedia bylaws will instead govern their rights following the merger. The following paragraphs summarize the material differences between the rights of Macromedia stockholders and Allaire stockholders under the certificates of incorporation and bylaws of Macromedia and Allaire, as applicable.

SPECIAL MEETING OF STOCKHOLDERS

     The Allaire bylaws provide that special meetings of the stockholders may be called by the chairman of the board or the president, and shall be called by the president or secretary at the request in writing of a majority of the directors.

     The Macromedia bylaws provide that special meetings of the stockholders may be called by the president, and shall be called by the president or secretary at the request in writing of a majority of the directors, or at the request in writing of stockholders owning at least ten percent of the entire capital stock of Macromedia issued and outstanding and entitled to vote.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDER'S MEETING

     Allaire stockholders do not have the right to take action by written consent.

     Macromedia stockholders have the right to take action by written consent of the holders of outstanding shares of Macromedia so long as the action is signed by holders having the minimum number of shares that would be necessary to approve the action if the action were taken at a meeting at which all outstanding shares of common stock were present and voting.

RECORD DATE FOR DETERMINING STOCKHOLDERS

     The Allaire bylaws and the Macromedia bylaws both provide that the board of directors may fix a record date that shall not be more than 60 nor less than 10 days before the date of the stockholder meeting nor more than 60 days before any other action to which the record date relates.

     The Allaire bylaws provide that if the board of directors does not fix a record date in the manner described above, then:

     - the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and

     - the record date for determining stockholders for any other purpose shall be at the close of business on the same day on which the board of directors adopts the related resolution.

NOTICE OF BOARD NOMINATION AND OTHER STOCKHOLDER BUSINESS -- ANNUAL OR SPECIAL MEETINGS

     The Allaire bylaws require that nominations of persons for election to the board of directors and the proposal of business to be considered at an annual meeting or special meeting of stockholders must generally be made by the board of directors. If made by a stockholder, the nomination or proposal must be made by advance written notice given to Allaire not less than 60 nor more than 90 days before the date of the annual meeting of stockholders. However, if the annual meeting is to be held earlier than the second Tuesday in May, and less than 70 days notice is given, or, in the case of a special meeting, then the notice must be given by the stockholder by the 10th day following the earlier of the mailing of the notice of the annual meeting or the first public announcement of the meeting. In addition, certain other information regarding the business proposed for discussion or the attributes of the person the stockholder proposes to nominate for election or reelection must be included in the stockholder notice to Allaire.

     The Macromedia bylaws do not contain a similar provision.

NUMBER OF DIRECTORS

     The Allaire bylaws provide that the number of directors shall be determined by resolution of the board, but in no event shall be less than three.

     The Macromedia bylaws provide that the number of directors shall be determined by resolution of the board or by the stockholders at the annual meeting of the stockholders.

NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS

     The Allaire bylaws provide that the chairman of the board, the president or one-third or more of the directors then in office may call a special meeting of the board of directors. The bylaws require that written notice of the time and place of these meetings be given to each director at least forty-eight hours before the meeting if the notice is mailed, or at least 24 hours before the meeting if notice is given by person, telegram, telecopy or telephone, unless this notice requirement is waived in writing by that director.

     The Macromedia bylaws provide that the president, or the president and secretary upon the written request of two directors, may call a special meeting of the board of directors on two days' notice if the notice is given by mail, or forty-eight hours' notice if the notice is given in person or by telegram.

INDEMNIFICATION

     The Allaire certificate of incorporation provides that Allaire shall indemnify its directors and officers against all expenses, judgments, fines and amounts paid in settlement reasonably incurred in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of Allaire, or is or was serving at the request of Allaire as a director or officer of another corporation, partnership, joint venture, trust or similar entity, provided that the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Allaire, and, with respect to a criminal action, provided that he or she had no reasonable cause to believe that the conduct was unlawful. Any such expenses shall be paid by Allaire in advance of the final disposition of the matter, provided that any amounts paid must be refunded if it is determined that the director or officer was not entitled to indemnification by Allaire.

     The Macromedia bylaws provide that its directors and officers shall be indemnified to the full extent authorized by Delaware law against all expenses, liabilities and losses reasonably incurred by that person in connection with any action, proceeding or suit brought against that person by reason of the fact that he or she is or was a director or officer of Macromedia, or is or was serving at the request of Macromedia as a director or officer of another corporation, partnership, joint venture, trust or similar entity, provided that the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Macromedia, and, with respect to a criminal action, provided that he or she had no reasonable cause to believe that the conduct was unlawful. The Macromedia bylaws require Macromedia to pay all expenses incurred by a director or officer in defending any proceeding within the scope of the indemnification provisions as these expenses are incurred in advance of its final disposition.

LIMITATION ON LIABILITY

     The Allaire certificate of incorporation provides that a director shall not be personally liable to Allaire or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted by the DGCL, as the same exists or may later be amended.

     The Macromedia certificate of incorporation provides that a director shall not be personally liable to Macromedia or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability

     - for any breach of the director's duty of loyalty to Macromedia and its stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

     - under section 174 of the DGCL; or

     - for any transaction from which the director derived an improper personal benefit.

INTERESTED DIRECTORS

     The Allaire bylaws require that in order for a transaction between Allaire and an interested director or officer not to be void or voidable solely for this reason, there must be full disclosure of material facts as to the interested director's relationship or interest to the transaction as well as each of the following:

     - approval by a majority of disinterested directors, even though the disinterested directors may be less than a quorum (common or interested directors may be counted in determining the quorum at such meeting);

     - approval by a good faith vote of the stockholders entitled to vote on the matter; and

     - the transaction must be fair to Allaire as of the time it is authorized, approved or ratified by the board of directors, a committee of the board, or the stockholders.

     The Macromedia bylaws do not contain a provision regarding interested directors. Accordingly, transactions between Macromedia and its directors and officers are governed only by the DGCL.

LIQUIDATION

     In the event of a liquidation, dissolution or winding up of Allaire, subject to the preferences of any outstanding preferred stock, the remaining assets of Allaire available for distribution will be divided equally, on a share for share basis, among the holders of the common stock of Allaire.

     The Macromedia certificate of incorporation does not contain a similar provision.

AMENDMENT OF BYLAWS

     The Allaire bylaws provide that the board of directors may adopt new bylaws or alter, amend or repeal the bylaws by an affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present. The Allaire bylaws provide that the stockholders may adopt new bylaws or alter, amend or repeal the bylaws by an affirmative vote of the holders of a majority of the shares of the capital stock of Allaire issued and outstanding and entitled to vote at any regular or special meeting of stockholders. The Allaire bylaws also provide that, in order to amend, repeal or adopt any provision inconsistent with the provisions of the bylaws relating to nominations of directors, proposals by stockholders and amendments to the bylaws, at any meeting of stockholders, the affirmative vote of the holders of at least two-thirds of the shares of capital stock of Allaire issued and outstanding and entitled to vote shall be required.

     The Macromedia certificate of incorporation and bylaws provide that the board of directors or the stockholders may adopt, amend or repeal the bylaws.

STOCKHOLDER RIGHTS PLAN

     Allaire has adopted a stockholder rights plan. Under the plan, each share of Allaire common stock is accompanied by a right to purchase 0.001 shares of Allaire's series A participating cumulative preferred stock for $55.00. The rights trade with the Allaire common stock and are not currently exercisable. The rights become exercisable, and begin to trade separately from the Allaire common stock, only under specified circumstances, such as an unsolicited proposal to acquire control of Allaire. The rights are designed to provide protection from a number of tactics that may be used to gain control of Allaire without offering a fair price to all stockholders. These tactics include partial or two-tier tender offers, coercive stock accumulation programs and inadequate offers.

     Macromedia has not adopted a stockholder rights plan.

                 SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                      MANAGEMENT AND DIRECTORS OF ALLAIRE

     The following table provides information regarding the beneficial ownership of Allaire's common stock as of February 12, 2001 by:

     - each person known by Allaire to be the beneficial owner of more than 5% of its common stock;

     - Allaire's chief executive officer and its four other most highly compensated executive officers;

     - each director of Allaire; and

     - all executive officers and directors of Allaire as a group.

     Beneficial ownership is determined according to the rules of the Securities and Exchange Commission. Except as indicated by footnotes and subject to community property laws, where applicable, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The right to acquire column reflects beneficial ownership of:

     - Shares subject to options that may be exercised within 60 days after February 12, 2001 that Allaire would not have the right to repurchase; and

     - Shares subject to warrants that may be exercised within 60 days after February 12, 2001.

The right to acquire column does not include any shares for which Allaire's right to repurchase will lapse as a result of the closing of the merger. For more information on the lapse of this right of repurchase, please see "The Merger -- Interests of certain persons in the merger" on page 38.

     The percentage beneficially owned by each person is based upon 27,703,483 shares of Allaire common stock outstanding as of February 12, 2001. The shares that a person has the right to acquire are deemed to be outstanding solely for purposes of calculating that person's percentage ownership.

     Jeremy Allaire, Joseph J. Allaire, David Gerth and David Orfao have entered into voting agreements with Macromedia in which they agreed to vote all of their shares of Allaire common stock in favor of the approval and adoption of the merger agreement and the merger and have executed irrevocable proxies with respect to their shares in favor of Macromedia.

     Unless otherwise noted below, the address of each person listed in the table is c/o Allaire Corporation, 275 Grove Street, Newton, Massachusetts 02466.

                                                 NUMBER OF SHARES BENEFICIALLY OWNED
                                                -------------------------------------     PERCENTAGE
                                                               RIGHT TO                  BENEFICIALLY
           NAME OF BENEFICIAL OWNER             OUTSTANDING     ACQUIRE       TOTAL         OWNED
           ------------------------             -----------    ---------    ---------    ------------
Ahmet Okumus(1)...............................   4,413,200            --    4,413,200        15.9%
  575 Lexington Avenue, 7th Floor
  New York, New York 10022
Essex Investment Management Company(2)........   2,935,575            --    2,935,575        10.5%
  125 High Street
  Boston, MA 02110
Joseph J. Allaire(3)..........................   2,870,000            --    2,870,000        10.4%
Dresdner Bank AG(4)...........................   2,604,500            --    2,604,500         9.4%
  Jurgen-Ponto-Platz 1
  60301 Frankfurt, Germany
David Orfao(5)................................     298,950       383,500      682,450         2.4%
Jeremy Allaire(6).............................      93,406       266,418      359,284         1.3%
Amy Lewis.....................................     134,000        47,917      181,917           *
David Gerth(7)................................     142,000        39,583      181,583           *
Jonathan Flint(8).............................      73,974        12,600       86,574           *
Stephen Clark.................................          --        66,104       66,104           *
Thomas Herring................................      29,718            --       29,718           *
Ronald Ward...................................       1,000        25,000       26,000           *
John Gannon...................................       1,930        20,000       21,930           *
Frank King....................................          --        20,000       20,000           *
All executive officers and directors as a
  group (13 persons)..........................   3,644,978     1,203,622    4,848,600        16.8%

-------------------------
 * Represents beneficial ownership of less than 1%.

(1) The information in this table regarding Ahmet Okumus is based solely upon a
    Schedule 13G filed with the Securities and Exchange Commission on November 30, 2000 by Ahmet Okumus, Okumus Capital LLC, Okumus Advisors, LLC, Okumus Technology Advisors, LLC, Okumus Opportunity Fund, Ltd., Okumus Technology Value Fund, Ltd., Okumus Opportunity Partners, LP, and Okumus Technology Value Partners, LP. Each of these persons reported shared voting and dispositive power with respect to the following number of shares:

                                NAME                                NUMBER OF SHARES
                                ----                                ----------------
    Ahmet Okumus................................................       4,413,200
    Okumus Capital, LLC.........................................       3,655,700
    Okumus Opportunity Fund, Ltd. ..............................       3,268,200
    Okumus Advisors, LLC........................................         675,000
    Okumus Opportunity Partners, LP.............................         675,000
    Okumus Technology Value Fund, Ltd. .........................         387,500
    Okumus Technology Advisors, LLC.............................          82,500
    Okumus Technology Value Partners, LP........................          82,500

(2) The information in this table regarding Essex Investment Management Company is based solely upon an Amended Schedule 13G filed with the Securities and Exchange Commission on May 10, 2000. Essex Investment Management Company reported that it is an investment adviser registered under section 203 of the Investment Advisers Act and that it has sole voting power with respect to 2,114,695 shares and sole dispositive power with respect to 2,935,575 shares.

(3) Includes an aggregate of 240,000 shares that are subject to options to purchase held by each of Jeremy Allaire, Adam Berrey, and Simeon Simeonov, all of whom are employees of Allaire.

(4)The information in this table regarding Dresdner Bank AG is based solely upon a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2001 by Dresdner Bank AG, Dresdner RCM Global Investors US Holdings LLC and Dresdner RCM Global Investors LLC. Each of these persons reported sole voting power with respect to 1,890,300 shares, sole dispositive power with respect to 2,242,500 shares and shared dispositive power with respect to 362,000 shares. The address for Dresdner Bank AG is as listed above. The address for each of Dresdner RCM Global Investors US Holdings LLC and Dresdner RCM Global Investors LLC is Four Embarcadero Center, San Francisco, California 94111.

(5) Includes 498 shares held by the David J. Orfao Living Trust, of which Mr. Orfao is a beneficiary.

(6) Includes 2,396 shares beneficially owned by Jeremy Allaire's wife and 40,000 shares that Jeremy Allaire has the option to purchase from Joseph J. Allaire.

(7) Includes 89,788 shares held by the Gerth Investment Trust, 16,106 shares held by the David A. Gerth Grantor Retained Annuity Trust I dated January 27, 2000, and 16,106 shares held by the David A. Gerth Grantor Retained Annuity Trust II dated February 17, 2000. Mr. Gerth is a beneficiary of each of these trusts.

(8) Shares listed as owned by Mr. Flint include 44,514 shares beneficially owned by Polaris Venture Partners L.P., a warrant to purchase 11,920 shares held by Polaris Venture Partners L.P. and a warrant to purchase 680 shares held by Polaris Venture Partners' Founders Fund L.P. Mr. Flint disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest in those shares.

                         ALLAIRE STOCKHOLDER PROPOSALS

     Under SEC rules, Allaire stockholders may include proposals in Allaire's proxy materials for its next annual meeting of stockholders or special meeting in lieu of the annual meeting. In order to include any proposal, however, Allaire stockholders must comply with those rules, which among other things require the stockholder to submit the proposal to Allaire in writing. For Allaire's 2001 annual meeting of stockholders, the deadline for any stockholder to submit a proposal for inclusion in Allaire's proxy materials was December 17, 2000. Accordingly, Allaire will not include any stockholder proposals in its proxy materials for its 2001 annual meeting.

     If the stockholders do not approve the merger agreement, Allaire will publish in its proxy materials for its 2001 annual meeting of stockholders, or in other SEC filings, the deadline for the submission of proposals for inclusion in its proxy materials for its 2002 annual meeting of stockholders.

     In addition, in order for any Allaire stockholder to bring any item of business before a meeting of Allaire stockholders, Allaire's bylaws require the stockholder to give timely written notice to Allaire in accordance with Section
3.7 of those bylaws. To bring an item of business before Allaire's 2001 annual meeting of stockholders, a stockholder must deliver the requisite notice of the item to Allaire no earlier than February 9, 2001 and no later than March 11, 2001.

                                APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, Allaire stockholders may object to the merger and demand in writing that Allaire pay the fair value of their shares. Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. Stockholders who elect to exercise appraisal rights must comply with all of the procedures to preserve those rights. A copy of Section 262 of the Delaware General Corporation Law, which sets forth the appraisal rights, is attached as Annex E to this document.

     Section 262 sets forth the procedures a stockholder requesting appraisal must follow. These procedures are complicated and must be followed completely. Failure to comply with the procedures may cause your appraisal rights to terminate. The following information is only a summary of the required procedures and is qualified in its entirety by the provisions of Section 262. Please review Section 262 for the complete procedures. Neither Macromedia nor Allaire will give you any notice other than as described in this document and as required by the Delaware General Corporation Law.

GENERAL REQUIREMENTS. Section 262 requires generally requires the following:

     - WRITTEN DEMAND FOR APPRAISAL. You must deliver a written demand for appraisal to Allaire before the vote is taken at the Allaire stockholders' meeting. This written demand for appraisal must be separate from the proxy. In other words, failure to return the proxy or returning the proxy with a notation on it will not alone constitute demand for appraisal. Similarly, a vote against the merger will not satisfy your obligation to make written demand for appraisal. You should read the paragraphs below for more details on making a demand for appraisal.

     - REFRAIN FROM VOTING FOR THE MERGER PROPOSAL. You must not vote in favor of the merger agreement or the merger. If you return a properly executed proxy or otherwise vote in favor of the merger agreement or the merger, your right to appraisal will terminate, even if you previously filed a written demand for appraisal. You do not have to vote against the merger in order to preserve your appraisal rights.

     - CONTINUOUS OWNERSHIP OF ALLAIRE SHARES. You must continuously hold your shares of Allaire stock from the date you make the demand for appraisal through the closing of the merger.

REQUIREMENTS FOR WRITTEN DEMAND FOR APPRAISAL

     A written demand for appraisal of Allaire stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are a beneficial owner of Allaire stock but not a stockholder of record, you must have the stockholder of record for your shares sign a demand for appraisal on your behalf.

     If you own Allaire stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

     If you own Allaire stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal. An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

     If you are a record owner, such as a broker, who holds Allaire stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not specify the number of shares, we will assume that your written demand covers all the shares of Allaire stock that are in your name.

     If you are an Allaire stockholder, you should address the written demand to Allaire Corporation, 275 Grove Street, Newton, Massachusetts 02466, Attention:
Secretary. It is important that Allaire receive all written demands before the vote concerning the merger is taken. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

     WRITTEN NOTICE. Within 10 days after the closing of the merger, Allaire must give written notice that the merger has become effective to each stockholder who has fully complied with the conditions of Section 262. Except as required by law, Allaire will not notify stockholders of any dates by which appraisal rights must be exercised.

     PETITION WITH THE CHANCERY COURT. Within 120 days after the closing of the merger, either Allaire or any stockholder who has complied with the conditions of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of Allaire stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should file a petition in the chancery court. Allaire has no intentions at this time to file a petition. Because Allaire has no obligation to file a petition, if you do not file such a petition within 120 days after the closing, you will lose your rights of appraisal.

     WITHDRAWAL OF DEMAND. If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal after 60 days after the closing of the merger, but only with the written consent of Allaire. If you withdraw your demand for appraisal, you will receive the merger consideration provided in the merger agreement.

     REQUEST FOR APPRAISAL RIGHTS STATEMENT. If you have complied with the conditions of Section 262, you will be entitled to receive a statement from Allaire setting forth the number of shares for which appraisal rights have been exercised and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to Allaire within 120 days after the closing of the merger. After the merger, Allaire will have 10 days after receiving a request to mail the statement to the stockholder.

     CHANCERY COURT PROCEDURES. If you properly file a petition for appraisal in the chancery court and deliver a copy to Allaire, Allaire will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal and have not reached an agreement with Allaire as to the value of their shares. The chancery court will then send notice to all of the stockholders who have demanded appraisal. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal under that section. The chancery court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

     APPRAISAL OF CHANCERY SHARES. After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares of stock. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation resulting from the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct Allaire to pay that value to the stockholders who are entitled to appraisal. The chancery court can also direct Allaire to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your stock certificates to Allaire.

     The chancery court could determine that the fair value of shares of Allaire stock is more than, the same as, or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement.

     COSTS AND EXPENSES OF APPRAISAL PROCEEDING. The costs and expenses of the appraisal proceeding may be assessed against Allaire and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, that Allaire should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

     LOSS OF STOCKHOLDER'S RIGHTS. If you demand appraisal, after the closing of the merger you will not be entitled to:

     - vote your shares of stock, for any purpose, for which you have demanded appraisal;

     - receive payment of dividends or any other distribution with respect to your shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date before the effective time of the merger; or

     - receive the payment of the consideration provided for in the merger agreement.

     However, you can regain these rights if no petition for an appraisal is filed within 120 days after the closing of the merger, or if you deliver to Allaire a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the closing of the merger or with the written consent of Allaire. As explained above, these actions will also terminate your appraisal rights. However, an appraisal proceeding in the chancery court cannot be dismissed without the chancery court's approval. The chancery court may condition its approval upon any terms that it deems just.

     IF YOU FAIL TO COMPLY STRICTLY WITH THESE PROCEDURES YOU WILL LOSE YOUR APPRAISAL RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE YOUR APPRAISAL RIGHTS.

                                 LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, is acting as counsel for Macromedia in connection with legal matters relating to the merger and will pass upon the validity of the Macromedia common stock issuable in the merger. Foley, Hoag & Eliot LLP, Boston, Massachusetts, is acting as counsel for Allaire in connection with legal matters relating to the merger.

                                    EXPERTS

     The consolidated financial statements and schedule of Macromedia and subsidiaries as of March 31, 2000 and March 31, 1999, and for each of the years in the three-year period ended March 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements incorporated in this prospectus/proxy statement by reference to the annual report on Form 10-K of Allaire for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                                                         ANNEX A

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                               MACROMEDIA, INC.,
                         ALASKA ACQUISITION CORPORATION
                                      AND
                              ALLAIRE CORPORATION

                                                                JANUARY 29, 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
  ARTICLE I. THE MERGER.......................................   A-1
    1.1   The Merger..........................................   A-1
    1.2   Effective Time; Closing.............................   A-1
    1.3   Effect of the Merger................................   A-2
    1.4   Certificate of Incorporation; Bylaws................   A-2
    1.5   Directors and Officers..............................   A-2
    1.6   Effect on Capital Stock.............................   A-2
    1.7   Exchange of Certificates............................   A-4
    1.8   No Further Ownership Rights in Company Common
       Stock..................................................   A-6
    1.9   Restricted Stock....................................   A-6
    1.10  Tax and Accounting Consequences.....................   A-6
    1.11  Taking of Necessary Action; Further Action..........   A-7
    1.12  Dissenters' Rights..................................   A-7
  ARTICLE II. REPRESENTATIONS AND WARRANTIES OF COMPANY.......   A-7
    2.1   Organization; Subsidiaries..........................   A-7
    2.2   Company Capitalization..............................   A-8
    2.3   Obligations With Respect to Capital Stock...........   A-9
    2.4   Authority; Non-Contravention........................   A-9
    2.5   SEC Filings; Company Financial Statements...........  A-10
    2.6   Absence of Certain Changes or Events................  A-11
    2.7   Taxes...............................................  A-12
    2.8   Title to Properties.................................  A-13
    2.9   Intellectual Property...............................  A-13
    2.10  Compliance with Laws................................  A-15
    2.11  Litigation..........................................  A-16
    2.12  Employee Benefit Plans..............................  A-16
    2.13  Environmental Matters...............................  A-20
    2.14  Certain Agreements..................................  A-20
    2.15  Brokers' and Finders' Fees..........................  A-21
    2.16  Insurance...........................................  A-21
    2.17  Disclosure..........................................  A-22
    2.18  Board Approval......................................  A-22
    2.19  Fairness Opinion....................................  A-22
    2.20  DGCL Section 203 and Rights Agreement Not
       Applicable.............................................  A-22
    2.21  Affiliates..........................................  A-23
  ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND
    MERGER SUB................................................  A-23
    3.1   Organization of Parent and Merger Sub...............  A-23
    3.2   Parent and Merger Sub Capitalization................  A-23
    3.3   Authority; Non-Contravention........................  A-24
    3.4   SEC Filings; Parent Financial Statements............  A-25
    3.5   Absence of Certain Changes or Events................  A-25
    3.6   Litigation..........................................  A-26
    3.7   Disclosure..........................................  A-26
    3.8   Brokers' and Finders' Fees..........................  A-26
    3.9   Tax-Free Reorganization.............................  A-26

                                                                PAGE
                                                                ----
  ARTICLE IV. CONDUCT PRIOR TO THE EFFECTIVE TIME.............  A-26
    4.1   Conduct of Business by Company......................  A-26
    4.2   Conduct of Business by Parent.......................  A-28
  ARTICLE V. ADDITIONAL AGREEMENTS............................  A-29
    5.1   Proxy Statement/Prospectus; Registration Statement;
          Antitrust and Other Filings.........................  A-29
    5.2   Meeting of Company Stockholders.....................  A-30
    5.3   Confidentiality; Access to Information..............  A-31
    5.4   No Solicitation.....................................  A-31
    5.5   Public Disclosure...................................  A-33
    5.6   Reasonable Efforts; Notification....................  A-33
    5.7   Third Party Consents................................  A-33
    5.8   Stock Options; Warrants and ESPP....................  A-34
    5.9   Form S-8............................................  A-35
    5.10  Indemnification.....................................  A-35
    5.11  Nasdaq Listing......................................  A-35
    5.12  Rights Agreement; Takeover Statutes.................  A-35
    5.13  Certain Employee Benefits...........................  A-35
    5.14  Company Affiliates; Restrictive Legend..............  A-36
    5.15  Letter of Company's Accountants.....................  A-36
    5.16  Section 16..........................................  A-36
    5.17  Continuity of Business Enterprise...................  A-36
    5.18  Notices Regarding Dissenting Shares.................  A-37
  ARTICLE VI. CONDITIONS TO THE MERGER........................  A-37
    6.1   Conditions to Obligations of Each Party to Effect
       the Merger.............................................  A-37
    6.2   Additional Conditions to Obligations of Company.....  A-37
    6.3   Additional Conditions to the Obligations of Parent
       and Merger Sub.........................................  A-38
  ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER..............  A-39
    7.1   Termination.........................................  A-39
    7.2   Notice of Termination; Effect of Termination........  A-40
    7.3   Fees and Expenses...................................  A-41
    7.4   Amendment...........................................  A-42
    7.5   Extension; Waiver...................................  A-42
  ARTICLE VIII. GENERAL PROVISIONS............................  A-42
    8.1   Non-Survival of Representations and Warranties......  A-42
    8.2   Notices.............................................  A-42
    8.3   Interpretation; Certain Defined Terms...............  A-43
    8.4   Counterparts........................................  A-44
    8.5   Original Agreement Superseded; Entire Agreement;
          Third Party Beneficiaries...........................  A-44
    8.6   Severability........................................  A-44
    8.7   Other Remedies; Specific Performance; Fees..........  A-44
    8.8   Governing Law.......................................  A-44
    8.9   Rules of Construction...............................  A-45
    8.10  Assignment..........................................  A-45
    8.11  Waiver Of Jury Trial................................  A-45

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 16, 2001, and is amended and restated as of January 29, 2001, among Macromedia, Inc., a Delaware corporation ("Parent"), Alaska Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of Parent ("Merger Sub"), and Allaire Corporation, a Delaware corporation ("Company").

                                    RECITALS

     A. The respective Boards of Directors of Parent, Merger Sub and Company have approved this Agreement, and declared advisable the merger of Merger Sub with Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"). Parent, Merger Sub and Company entered into that certain Agreement and Plan of Merger, dated as of January 16, 2001 (the "Original Agreement"), setting forth the terms and conditions of the Merger.

     B. For United States federal income tax purposes, the Merger is intended to qualify as a "reorganization" pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), except in the event that a Conversion Event (as defined in Section 1.6) occurs. For accounting purposes, the Merger is intended to be accounted for as a purchase under United States generally accepted accounting principles ("GAAP").

     C. Concurrently with the execution of the Original Agreement, and as a condition and inducement to Parent's willingness to enter into the Original Agreement, Company executed and delivered a Stock Option Agreement in favor of Parent in substantially the form attached thereto as Exhibit A (the "Stock Option Agreement"). The Board of Directors of Company has approved the Stock Option Agreement.

     D. Concurrently with the execution of the Original Agreement, and as a condition and inducement to Parent's willingness to enter into the Original Agreement, certain stockholders of Company entered into Voting Agreements with Parent in the form attached thereto as Exhibit B (the "Voting Agreements").

     E. Parent, Merger Sub and Company desire to clarify their agreement concerning the Merger and have entered into this Agreement to supersede the provisions of the Original Agreement in all respects, as of January 16, 2001, the date of execution of the Original Agreement. Notwithstanding this amendment and restatement of the Original Agreement, for all purposes hereunder, the date of this Agreement is January 16, 2001, and all provisions hereunder have had, and shall have, full and continuous effect from January 16, 2001.

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Unless the Conversion Event occurs, upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Company shall be merged with and into Merger Sub, the separate corporate existence of Company shall cease, and Merger Sub shall continue as the surviving corporation of the Merger. If the Conversion Event occurs, then upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger. The corporation surviving the Merger shall be referred to herein as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date. The closing of the Merger (the "Closing") shall take place at the offices of Fenwick & West LLP, 275 Battery Street, San Francisco, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

     (a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in substantially the form of the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: "The name of the corporation is "Allaire Corporation."

     (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock.

          (i) Except as provided in Section 1.6(a)(ii), each share of common stock, par value $0.01 per share, of Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any "Dissenting Shares" (as defined and to the extent provided in Section 1.12(a)), will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive (x) 0.20 (the "Exchange Ratio") of a share of common stock, par value $0.001 per share, of Parent ("Parent Common Stock") and (y) $3.00 in cash (the "Cash Consideration"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. Unless otherwise stated or otherwise indicated by the context, all references in this Agreement and the Stock Option Agreement to "Company Common Stock" shall be deemed to include the associated preferred share purchase rights ("Rights") issued pursuant to the Rights Agreement, dated as of December 8, 2000, between Company and Fleet Bank, N.A., as Rights Agent (the "Rights Agreement"). No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e).

          (ii) If the Conversion Event occurs, then upon the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, will be canceled and extinguished and automatically converted (subject to Section 1.6(e)) into the right to receive an amount of cash (rounded to the nearest whole cent) equal to the sum of (x) the amount of cash that is the product of (A) the Trigger Price (as defined below) multiplied by (B) the Exchange Ratio (the "Substitute Cash Consideration") plus (y) the Cash Consideration, upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7.

          (b) Cancellation of Company-Owned and Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options; Employee Stock Purchase Plan. At the Effective Time, all options to purchase Company Common Stock then outstanding, whether under Company's 1997 Stock Incentive Plan, Company's 1998 Stock Incentive Plan or Company's 2000 Stock Incentive Plan (collectively, the "Company Option Plans"), pursuant to another Company compensatory plan or otherwise (each such option, whether issued pursuant to the Company Option Plans or otherwise, a "Company Option"), and each warrant outstanding to acquire Company Common Stock (the "Company Warrants") shall be assumed by Parent in accordance with Section 5.8 of this Agreement. Rights outstanding under Company's 1998 Employee Stock Purchase Plan (the "Company ESPP") shall be treated as set forth in Section 5.8 of this Agreement.

          (d) Capital Stock of Merger Sub.

          (i) Except as provided in Section 1.6(d)(ii), each share of common stock, par value $0.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall continue to be outstanding as one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (ii) If the Conversion Event occurs, then each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) Adjustments to Merger Consideration. The Exchange Ratio, the Cash Consideration and the Substitute Cash Amount, as applicable, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) As used in this Agreement, the following terms shall have the following meanings:

             (i) The "Conversion Event" shall occur if the product of (A) the Trigger Price multiplied by (B) the Exchange Ratio shall be less than the amount of the Cash Consideration.

             (ii) The term "Merger Consideration" means the aggregate amount of consideration per share of Company Common Stock issuable in the Merger, determined as the sum of (A) the Cash Consideration and (B) the fraction of a share of Parent Common Stock, determined by application of the Exchange Ratio, or the Substitute Cash Consideration, whichever is applicable under Section 1.6(a).

             (iii) The "Trigger Price" shall mean the closing sale price of Parent Common Stock during regular trading hours on the Nasdaq National Market on the day which is two trading days before the date fixed for the Company Stockholders' Meeting in the Proxy Statement/Prospectus (as each such term is defined in Section 2.17).

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     1.7  Exchange of Certificates.

     (a) Exchange Agent. Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Exchange Fund. As promptly as practicable after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration (such shares of Parent Common Stock or Substitute Cash Consideration and Cash Consideration together with any cash in lieu of fractional shares and any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock.

     (c) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock which were converted into the right to receive the Merger Consideration pursuant to Section
1.6 and each holder of Dissenting Shares, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (iii) instructions for completion of exercise of rights under Delaware Law for Dissenting Shares. Upon surrender of Certificates for cancellation to the Exchange Agent for the Merger Consideration together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration into which their shares of Company Common Stock were converted at the Effective Time, (including, if shares of Parent Common Stock are issued to holders of Company Common Stock in the Merger, payment in lieu of fractional shares of Parent Common Stock that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)) and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the Merger Consideration (which, if Parent Common Stock is issued to holders of Company Common Stock in the Merger, shall include the full number of shares of such Parent Common Stock together with the right to receive any dividends or distributions payable pursuant to
Section 1.7(d)). No interest will be paid or accrued on any Cash Consideration, Substitute Cash Consideration or cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, the Merger Consideration, including any certificate representing the proper number of shares of Parent Common Stock, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

     (d) Distributions With Respect to Unexchanged Shares. In the event that shares of Parent Common Stock are issued to the holders of Company Common Stock in the Merger, no dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. If such shares of Parent Common Stock are issued, subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and
(ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

     (e) Fractional Shares. In the event that Parent Common Stock is issued to the holders of shares of Company Common Stock in the Merger:

          (i) as promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent pursuant to Section 1.7(b), over (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.7(c) (such excess, the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the Nasdaq Stock Market in the manner set forth in paragraph (ii) of this Section 1.7(e).

          (ii) The sale of the excess shares by the Exchange Agent shall be executed on the Nasdaq Stock Market and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all commercially reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock. The Exchange Agent will determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock in accordance with the terms of Section 1.7(c).

          (iii) Notwithstanding the provisions of paragraphs (i) and (ii) of this Section 1.7(e), Parent may decide, at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated in such paragraphs, that Parent shall pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount such holder would have received pursuant to Section 1.7(e)(ii) assuming that the sales of Parent Common Stock were made at a price equal to the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market for the five consecutive trading days immediately following the Effective Time and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this paragraph (iii). In such event, Excess Shares shall not be issued or otherwise transferred to the Exchange Agent pursuant to Sections 1.7(b) or (e).

     (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

     (g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration into which the shares of Company Common Stock represented by such Certificates were converted

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

pursuant to Section 1.6, including, if applicable, cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     (h) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or rights to other Merger Consideration or of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the Merger Consideration to which they are entitled including, if applicable, any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d) and, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e), in each case, without any interest thereon.

     1.8 No Further Ownership Rights in Company Common Stock. All Merger Consideration issued in accordance with the terms hereof (including any shares of Parent Common Stock and cash paid in respect thereof pursuant to Section 1.7(d) and (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Restricted Stock. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("Company Restricted Stock") may be forfeited or repurchased by Company upon any termination of the stockholders' employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition fully lapses upon consummation of the Merger, then
(i) the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions and (ii) any cash payable upon the conversion of such shares of Company Restricted Stock in the Merger will be paid to each holder of such shares upon the vesting or lapse of the right of repurchase thereof. Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, is set forth in Part 1.9 of the Company Disclosure Letter.

     1.10  Tax and Accounting Consequences.

     (a) Unless the Conversion Event occurs, it is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of
Section 368 of the Code. Unless the Conversion Event

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

occurs, the parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     (b) It is intended by the parties hereto that the Merger shall be treated for accounting purposes as a purchase.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

     1.12  Dissenters' Rights.

     (a) Notwithstanding any provision of this Agreement to the contrary other than Section 1.12(b), any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with
Section 262 of Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 1.6, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

     (b) Notwithstanding the provisions of Section 1.6(a), if any holder of shares of Company Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive Merger Consideration as provided in Section 1.6(a) without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 1.7.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     As of the date of this Agreement, Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter dated January 16, 2001, certified by a duly authorized officer of Company (in such person's capacity as an officer and not as an individual) and delivered to Parent and Merger Sub by Company in connection with execution of the Original Agreement (the "Company Disclosure Letter"), as follows:

     2.1  Organization; Subsidiaries.

     (a) Company and each of its material subsidiaries (which material subsidiaries are set forth on Part 2.1 to the Company Disclosure Letter) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     (b) Other than the corporations identified in Part 2.1 of the Company Disclosure Letter, neither Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part
2.1 of the Company

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

Disclosure Letter, except for passive investments in equity interests of public companies as part of the cash management program of Company. Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.1 of the Company Disclosure Letter indicates the jurisdiction of organization of each entity listed therein and Company's direct or indirect equity interest therein.

     (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its material subsidiaries, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

     2.2  Company Capitalization.

     (a) The authorized capital stock of Company consists solely of 100,000,000 shares of Company Common Stock, of which there were 27,604,931 shares issued and outstanding as of the close of business on January 12, 2001, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of January 12, 2001, there are 16,610 shares of Company Common Stock held in treasury by Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise Company's rights and remedies under such Company Restricted Stock.

     (b) As of the close of business on January 12, 2001, (i) 11,664,087 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options for an aggregate exercise price of $230,609,946, (ii) 15,056 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Warrants; and (iii) 577,223 shares of Company Common Stock are reserved for future issuance under the Company ESPP. Part 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option and each Company Warrant outstanding as of the date of this Agreement: (i) the name of the optionee or warrant holder; (ii) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (iii) the exercise price of such Company Option or Company Warrant; (iv) the date on which such Company Option or Company Warrant was granted or assumed; (v) the date on which such Company Option or Company Warrant expires and (vi) whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has delivered to Parent an accurate and complete copy of the Company Option Plans and the form of all stock option agreements evidencing Company Options and an accurate and complete copy of each Company Warrant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b) of the Company Disclosure Letter, there are no commitments or agreements of any character to which Company is bound which provides for the acceleration of the vesting of any Company Option as a result of the Merger or the other transactions contemplated by this Agreement or the occurrence of any subsequent event (such as the termination of employment of the option holder following consummation of the Merger).

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

     (c) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (each, a "Governmental Entity").

     2.3  Obligations With Respect to Capital Stock. Except as set forth in Part
2.2 or Part 2.3 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or
Part 2.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as set forth in Part 2.3 of the Company Disclosure Letter or as contemplated by this Agreement, the Stock Option Agreement and the Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security (other than restrictions on transfer under applicable securities laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), but excluding liens for Taxes not yet due and payable and such encumbrances, if any, which are not material in character, amount or extent.

     2.4  Authority; Non-Contravention.

     (a) Company has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approvals") and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement and the Stock Option Agreement have each been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub, constitute the valid and binding obligations of Company, enforceable against Company in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

     (b) The execution and delivery of this Agreement and the Stock Option Agreement by Company does not, and the performance of this Agreement and the Stock Option Agreement by Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approvals and compliance with the requirements set forth in Section 2.4(c), conflict with or violate any material law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective material properties is bound or affected, or (iii) except as set forth in Part 2.4(b) of the Company Disclosure Letter, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Company's (or a subsidiary's) rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective material properties are bound or affected. Part 2.4(b) of the Company Disclosure Letter list all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person, is required to be obtained or made by Company in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.17) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the effectiveness of the Registration Statement (as defined in Section 2.17),
(iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company, Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Company Financial Statements.

     (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since January 22, 1999 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did

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not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of September 30, 2000 is hereinafter referred to as the "Company Balance Sheet." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

     (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6 Absence of Certain Changes or Events. Except as set forth in Part 2.6 of the Company Disclosure Letter or as disclosed in Company SEC Reports, since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect (as defined in Section 8.3)) with respect to Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees (other than increases for employees in the ordinary course of business consistent with past practice), or any payment by Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby or any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company's capital stock or any acceleration or release of any right to repurchase shares of Company's capital stock upon the termination of employment or services with Company, (v) any material change or alteration in the policy of Company relating to the granting of stock options or other equity compensation to its employees and consultants, (vi) entry by Company or any of

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its subsidiaries into, or material modification, amendment or cancellation of, any development services, licensing, distribution, sales, sales services or other similar agreement with respect to any material Intellectual Property (as defined in Section 2.9) other than in the ordinary course of business consistent with past practices, (vii) any acquisition, sale or transfer of any material asset by Company or any of its subsidiaries other than in the ordinary course of business, (viii) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or
(ix) any material revaluation by Company of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  Taxes.

     (a) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company; such Returns are true, correct and complete in all material respects; and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

     (b) Except as is not material to Company, Company and each of its subsidiaries have withheld all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

     (c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

     (d) Except as is not material to Company, no audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

     (e) Except as is not material to Company, no adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

     (f) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

     (g) Except as provided in Section 422 of the Code, there is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be fully deductible at or prior to the time of payment or exercise pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

     (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

     (i) None of Company and its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than any of Company and its subsidiaries)

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under Reg. sec.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (j) Except as may be required as a result of the Merger, Company and its subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

     (k) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     (l) Company has not been distributed in a transaction qualifying under
Section 355 of the Code within the last two years, nor has Company distributed any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

     (m) To Company's knowledge, unless a Conversion Event occurs, there is no fact or circumstance, and Company has no present plan or intention to take any action, that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

     (n) Company has delivered to Parent or its legal or accounting representatives, copies of all foreign, federal and state income tax and all state sales and use tax Returns filed for Company and each of its subsidiaries and each of Company's and its subsidiaries' predecessor entities, if any, for all periods since December 31, 1995.

     For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

     2.8  Title to Properties.

     (a) Neither Company nor any of its subsidiaries owns any interest in real property, other than the Material Leases listed in Part 2.8 of the Company Disclosure Letter. Part 2.8 of the Company Disclosure Letter list all real property leases to which Company is a party that require Company to make annual lease payments in excess of $50,000 and each amendment thereto that is in effect as of the date of this Agreement. All Material Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Company in excess of $50,000.

     (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials. Each of Company's subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials.

     2.9 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations, mask

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     works and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, URLs, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world;
     (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) all similar or equivalent rights to any of the foregoing anywhere in the world.

          "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or one of its subsidiaries.

          "Registered Intellectual Property" means all United States, international and foreign: (i) patents; (ii) registered trademarks, service marks or other registrations related to trademarks or service marks; and
     (iii) registered copyrights and mask works.

          "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or one of its subsidiaries.

          (a) Except as set forth in Part 2.9(a) of the Company Disclosure Letter, no material Company Intellectual Property or product or service of Company or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, international or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (c) Company or one of its subsidiaries owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed by Company and its subsidiaries to be conducted) to, each material item of Company Intellectual Property free and clear of any Encumbrance (excluding licenses and related restrictions); and Company or one of its subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale of any products or the provision of any services by Company and its subsidiaries.

          (d) Company or one of its subsidiaries owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for Company or any of its subsidiaries, Company or its subsidiaries, as the case may be, has a written agreement with such third party with respect thereto and Company or its subsidiary thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a written license (sufficient for the conduct of its business as currently conducted and as proposed by Company and its subsidiaries to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the full extent it is legally possible to do so.

          (f) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

          (g) Part 2.9(g) of the Company Disclosure Letter lists all material contracts, licenses and agreements to which Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than agreements entered into in

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     the ordinary course consistent with past practice); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company or one of its subsidiaries.

          (h) The operation of the business of Company and its subsidiaries as such business currently is conducted, including Company's design, development, marketing and sale of the products or services of Company (including with respect to products currently under development) (i) has not, does not and will not infringe or misappropriate (A) to Company's knowledge, any patent of any third party, or (B) any other Intellectual Property of any third party or (ii) to Company's knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (i) Except as set forth in Part 2.9(i) of the Company Disclosure Letter, Company has not received written, or to the knowledge of Company, non-written notice from any third party that the operation of the business of Company or of any of its subsidiaries or any act, product or service of Company or of any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (j) To the knowledge of Company, no person has or is materially infringing or misappropriating any material Company Intellectual Property.

          (k) Company and its subsidiaries have taken reasonable steps to protect Company's and its subsidiaries' rights in Company's and such subsidiaries' confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to Company or such subsidiaries, and, without limiting the foregoing, Company and its subsidiaries have and enforce a policy requiring each employee and each contractor who has access to material, nonpublic Company Intellectual Property to execute a proprietary information and confidentiality agreement substantially in the form provided to Parent, and all current and former employees and such contractors of Company and its subsidiaries have executed such an agreement. Other than source code provided under "open source" arrangements or escrow or other agreements, in each case, described in Part 2.9(k) of the Company Disclosure Letter, Company has not provided source code to any Company Intellectual Property to any third party.

          (l) None of the Company Intellectual Property nor any product or service of Company contains any defect in connection with processing data containing dates in leap years or in the year 2000 or any preceding or following years, nor has Company received any written, or to Company's knowledge, non-written allegation from any person that has been licensed to use any of Company's or any of its subsidiaries' software products of such a processing defect.

          (m) All material contracts, licenses and agreements relating to Company's Intellectual Property are in full force and effect. Except as set forth in Part 2.9(m) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Except as set forth in Part 2.9(m) of the Company Disclosure Letter, Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the knowledge of Company and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Assuming Company has obtained prior to the Closing Date the third party consents set forth in Part 2.9(m) of the Company Disclosure Letter, following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

     2.10  Compliance with Laws.

     (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or

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by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not cause Company to lose any material benefit or incur any material liability. Except as set forth in Part 2.10(a) of the Company Disclosure Letter, no investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company and its subsidiaries as currently conducted.

     (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to and required for the operation of the business of Company and of its subsidiaries as currently conducted (collectively, the "Company Permits"). Company and its subsidiaries are in compliance, in all material respects, with the terms of the Company Permits.

     2.11 Litigation. Except as set forth in Part 2.11 of the Company Disclosure Letter, there are no claims, suits, actions or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Company, any of its subsidiaries or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted. Except as set forth in Part 2.11 of the Company Disclosure Letter, as of the date hereof, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Company or of any of its subsidiaries to seek indemnification from Company.

     2.12  Employee Benefit Plans.

     (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" shall mean any other person or entity under common control with Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan" within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

          (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iv) "DOL" shall mean the Department of Labor;

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          (v) "Employee" shall mean any current, former or retired employee, officer or director of Company or any Affiliate;

          (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any Employee or consultant;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

          (xiii) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

     (b) Schedule. Part 2.12(b) of the Company Disclosure Letter contain an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

     (c) Documents. Company has provided to Parent: (i) accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof;
(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (ix) all COBRA forms and related notices; (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan; and (xi) a list of all employees, officers and consultants of Company reflecting each such person's current title and/or job description and compensation.

     (d) Employee Plan Compliance. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan and/or Employee Agreement, and each

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Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date; (ix) to Company's knowledge, all individuals who, pursuant to the terms of any Employee Plan or Employee Agreement, are entitled to participate in any such Employee Plan or Employee Agreement are currently participating in such Employee Plan or Employee Agreement, or have been given the opportunity to do so and have declined; (x) there has been no amendment to, written interpretation or authorized announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Employee Plan or Employee Agreement that would increase materially the expense of maintaining such Employee Plan or Employee Agreement above the level of the expense incurred in respect thereof during the calendar year 1999.

     (e) Pension Plans. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

     (f) Multiemployer Plans. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan.

     (g) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

     (h) COBRA; FMLA. Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder, as such requirements affect Company and its employees. As of the

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Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Employee Plans or Employee Agreements, covered employees or qualified beneficiaries.

     (i) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

     (j) Employment Matters. Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws; (iv) is not liable in any material amounts for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Company's knowledge, threatened or reasonably anticipated claims or actions against Company under any workers compensation policy or long-term disability policy. To Company's knowledge, no Employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity. All United States-based employees of Company are legally permitted to be employed by Company in the United States of America in their current jobs. There are no controversies pending or, to Company's knowledge threatened, between Company and any subsidiary and any of their employees that would be reasonably likely to result in Company's incurring material liability. Except as set forth in Part 2.12(j) of the Company Disclosure Letter, Company does not have any employment contracts, Employee Agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of invention and other than consulting agreements which are not material in substance or amount). Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

     (k) Labor. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

     (l) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time,

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will not be offset by insurance or fully accrued on the Company Balance Sheet.
Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

     2.13 Environmental Matters.

     (a) Hazardous Material. Except as would not result in material liability to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

     (b) Hazardous Materials Activities. Except as would not result in a material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

     (c) Permits. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("Environmental Permits") material to and necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted.

     (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Environmental Permit of Company, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

     2.14 Certain Agreements. Except as otherwise set forth in the applicable lettered subsection of Part 2.14 of the Company Disclosure Letter, neither Company nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement or commitment with any employee or member of Company's Board of Directors, providing any term of employment or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, except as required by applicable law;

          (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

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

          (c) any agreement of indemnification (other than standard indemnification agreements in licenses in the form provided to Parent), any guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

          (d) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Parent, Company or Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

          (e) any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

          (f) any licensing, distribution, resale or other agreement, contract or commitment with regard to the acquisition, distribution, resale or licensing of any material Intellectual Property other than licenses, distribution, resale agreements, advertising agreements, or other similar agreement entered into in the ordinary course of business consistent with past practice or disclosed in Part 2.9(f) of the Company Disclosure Letter;

          (g) any agreement or commitment with any affiliate of Company; or

          (h) any agreement or commitment currently in force providing for capital expenditures by Company or its subsidiaries in excess of $50,000.

     Each agreement that is required to be disclosed in the Company Disclosure Letter pursuant to clauses (a) through (h) above or pursuant to Section 2.9 and each agreement that is currently in force and required to be filed with any Company SEC Report shall be referred to herein as a "Company Contract". Each Company Contract is valid and in full force and effect. Neither Company nor any of its subsidiaries, nor to Company's knowledge, any other party thereto, is in material breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice alleging that it has materially breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

     2.15 Brokers' and Finders' Fees. Except for fees payable to Credit Suisse First Boston Corporation pursuant to an engagement letter, dated September 15, 2000, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.16 Insurance. Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of Company and its subsidiaries. Except as set forth in Part 2.16 of the Company Disclosure Letter, there is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Part
2.16 of the Company Disclosure Letter, to the knowledge of Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies. Part 2.16 of the Company Disclosure Letter sets forth a description of each such policy or bond which provides coverage for Company or any of its subsidiaries.

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

     2.17 Disclosure. The information supplied by Company for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "Registration Statement") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion or incorporation by reference in the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/ Prospectus is mailed to Company's stockholders, at the time of the meeting of Company's stockholders (the "Company Stockholders' Meeting") to consider the Company Stockholder Approvals or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.18 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) determined that the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement are fair to, and in the best interests of Company and its stockholders, and has approved this Agreement and the Stock Option Agreement and (ii) declared the advisability of the Merger and recommends that the stockholders of Company approve and adopt this Agreement and approve the Merger.

     2.19 Fairness Opinion. Company's Board of Directors has received a written opinion from Credit Suisse First Boston Corporation, dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair to Company's stockholders from a financial point of view, and has delivered to Parent a copy of such opinion.

     2.20 DGCL Section 203 and Rights Agreement Not Applicable. The Board of Directors of Company has taken all actions so that (a) the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Stock Option Agreement, the Voting Agreements or to the consummation of the Merger or the other transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreements, and (b) the execution, delivery, announcement or performance of this Agreement, the Option Agreement and the Voting Agreements and the consummation of the Merger and the other transactions contemplated hereby or thereby will not cause any change, effect or result under the Rights Agreement which is adverse to the interests of Parent. Without limiting the generality of the foregoing, the Rights Agreement has been amended by all necessary action to (i) render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its subsidiaries is an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the execution, delivery, announcement or performance of this Agreement or the Stock Option Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby and (y) a "Distribution Date" (as such terms are defined in the Rights Agreement) does not occur by reason of the execution, delivery, announcement or performance of this Agreement or the Stock Option Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby, and such amendment by its terms may not be further amended by

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

Company without the prior written consent of Parent in its sole discretion. No other anti-takeover, control share acquisition, fair price, moratorium or other similar statute (each, a "Takeover Statute") applies or purports to apply to this Agreement, the Merger, the Stock Option Agreement or the other transactions contemplated hereby or thereby.

     2.21 Affiliates. Part 2.21 of the Company Disclosure Letter is a complete list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Except as set forth in the Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     As of the date of this Agreement, Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing in the disclosure letter dated January 16, 2001, certified by a duly authorized officer of Parent (in such person's capacity as an officer and not as an individual) and delivered to Company by Parent in connection with execution of the Original Agreement (the "Parent Disclosure Letter"), as follows:

     3.1  Organization of Parent and Merger Sub.

     (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "Parent Charter Documents"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to Company all proposed or considered amendments to the Parent Charter Documents.

     3.2  Parent and Merger Sub Capitalization.

     (a) The authorized capital stock of Parent consists solely of 200,000,000 shares of Parent Common Stock, of which there were 53,325,075 shares issued and outstanding as of the close of business on January 11, 2001. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. As of the close of business on January 11, 2001, (i) 13,101,530 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase Parent Common Stock, and (ii) 400,923 shares of Parent Common Stock are reserved for future issuance under Parent's 1993 Employee Stock Purchase Plan. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

     (b) Except as set forth in Section 3.2(a) of this Agreement or Part 3.2 of the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

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

     (c) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

     (d) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

     3.3  Authority; Non-Contravention.

     (a) Parent has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the Stock Option Agreement have been duly executed and delivered by Parent and this Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with their terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

     (b) The execution and delivery of this Agreement and the Stock Option Agreement by Parent and the execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement and the Stock Option Agreement by Parent and the performance of this Agreement by Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(c) below, conflict with or violate any material law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of an Encumbrance on any of the material properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties are bound or affected. Part
3.3 of the Parent Disclosure Letter list all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate were not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Stock Option Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a
Schedule 13D with regard to the Stock Option Agreement and the Voting Agreements in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to

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

Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.4  SEC Filings; Parent Financial Statements.

     (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since June 30, 1998, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Parent SEC Report. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "Parent Financials"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 1O-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of September 30, 2000 is hereinafter referred to as the "Parent Balance Sheet." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) required under GAAP to be set forth on a balance sheet which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred in connection with this Agreement.

     (c) Parent has heretofore furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5 Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet there has not been (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any acquisition, sale or transfer of any material asset by Parent or any of its subsidiaries other than in the ordinary course of business or any agreement or commitment by Parent or any of its subsidiaries to do any of the foregoing, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or
(vi) any material revaluation by Parent of any of

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its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

     3.6 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.7 Disclosure. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is mailed to Company's stockholders, at the time of the Company Stockholders' Meeting, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. The Registration Statement and Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.8 Brokers' and Finders' Fees. Except for fees payable to Morgan Stanley & Co., Inc., Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.9 Tax-Free Reorganization. To Parent's knowledge, unless a Conversion Event occurs, there is no fact or circumstance, and Parent has no present plan or intention, that would reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of Section 368 of the Code.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material adverse event involving its business or operations.

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     In addition, except as permitted by the terms of this Agreement, and except as provided in Schedule 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire Company's capital stock;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to Company Stock Option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options and Company Warrants, (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof and (iii) options granted to newly hired or newly promoted employees, consistent in amounts with Company's prior practices and providing for vesting over a four year period with 25% vesting after one year and thereafter ratably monthly, not to exceed in the aggregate options to acquire 1,000,000 shares of Company Common Stock, provided, however, that if the Closing has not occurred before the expiration of four calendar months after the date of this Agreement, then such aggregate number of shares shall increase by 150,000 shares for each full calendar month thereafter that the Closing does not occur;

          (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures;

          (i) Enter into any material strategic relationship or alliance in which Company agrees to share profits, pay royalties, share ownership of Intellectual Property or grant exclusive rights of any nature to Company Intellectual Property to any third party;

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

          (j) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, other than non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice;

          (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee (other than payment of target bonuses for 2000), or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (m) Make any capital expenditures outside of the ordinary course of business in excess of $5,000,000 in the aggregate;

          (n) Modify, amend or terminate any Company Contract or other material contract or agreement to which Company or any subsidiary thereof is a party or enter into any contract or agreement which provides for Company to incur or pay any amounts in excess of $600,000 over the life of such contract or agreement;

          (o) Settle any material litigation or waive, release or assign any material rights or claims thereunder;

          (p) Enter into, modify, amend or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any material Intellectual Property other than such agreements entered into in the ordinary course of business consistent with past practices;

          (q) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (r) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of
     Section 368 of the Code;

          (s) Except as otherwise contemplated by Sections 2.20 and 5.12, redeem the Rights or amend or terminate the Rights Agreement;

          (t) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement and the Stock Option Agreement, including with respect to the Rights Agreement, or with any other "poison pill" or similar plan, agreement or arrangement, or any Takeover Statute; or

          (u) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (t) above.

     4.2 Conduct of Business by Parent. Except as provided in Section 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective

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

Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock;

          (b) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents;

          (c) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (d) Take any action that would be reasonably likely to interfere with the treatment of the Merger as a "reorganization" within the meaning of
     Section 368 of the Code; or

          (e) Agree in writing or otherwise to take any of the actions described in Section 4.2(a) through (d) above.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Antitrust and Other Filings.

     (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Company will cause the Proxy Statement/Prospectus to be mailed to Company's stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

     (b) As promptly as practicable after the execution of this Agreement, each of Company and Parent will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "Antitrust Filings") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1.

     (c) Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/ Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, Company or Parent, as the case may be, will promptly inform the other of

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

such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company and/or Parent, such amendment or supplement.

     5.2  Meeting of Company Stockholders.

     (a) Promptly after the date hereof, Company will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval and adoption of this Agreement and approval of the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law to obtain such approvals. Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the Nasdaq Stock Market and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this
Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or Superior Offer, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to this Agreement or the Merger, and the Company Stockholders' Meeting shall be called, noticed, convened and held prior to the calling, noticing, convening or holding of any meeting of Company's stockholders to consider approval of any Acquisition Proposal or Superior Offer.

     (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

     (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) Company shall have provided written notice to Parent (a "Notice of Superior Offer") advising Parent that Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer,
(iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Offer, made an offer that Company's Board of Directors by a majority vote determines in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) the Board of Directors of Company reasonably concludes, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of

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

Company to comply with its fiduciary obligations to Company's stockholders under applicable law and (v) Company shall not have violated any of the restrictions set forth in Section 5.4 or this Section 5.2. Company shall provide Parent with at least two business days prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this
Section 5.2(c) shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified).

     For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable judgment (after consultation with a financial advisor of national standing) to be more favorable to the Company stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed (and Company provides Parent with written evidence of such commitment) and is not likely in the reasonable judgment of Company's Board of Directors (after consultation with its financial advisor) to be obtained by such third party on a timely basis.

     (d) Nothing contained in this Agreement shall prohibit Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, provided, however, that the Board of Directors of Company shall not recommend that the stockholders of Company tender their shares in connection with a tender offer except to the extent that the Board of Directors determines in its good faith judgment, after consultation with outside counsel and a financial advisor of national standing, that the tender offer constitutes a Superior Offer and that such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary duties to the Company's stockholders under applicable law.

     5.3  Confidentiality; Access to Information.

     (a) The parties acknowledge that Company and Parent have previously executed a letter agreement, dated as of January 4, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     (b) Parent, on the one hand, and Company, on the other, will afford the other party and the other party's accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.

     (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to its terms, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined),

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

(ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) except as permitted by Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of this Agreement and the Merger at the Company Stockholders' Meeting, this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of Company reasonably concludes (after consultation with a financial advisor of national standing) may constitute a Superior Offer if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the Confidentiality Agreement, (4) Company gives Parent at least two business days advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of Company; or (E) any liquidation or dissolution of Company.

     (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

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     5.5  Public Disclosure. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

     5.6  Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article VI to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or Company or any of its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

     (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the Merger. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or any material adverse event involving its business or operations; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Parent and Company will each use all commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

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     5.8  Stock Options; Warrants and ESPP.

     (a) At the Effective Time, each outstanding Company Option, whether or not then exercisable, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan, if any, pursuant to which the Company Option was issued and any option agreement between Company and the optionee with regard to the Company Option immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time. For the purposes of this Agreement, the term "Option Exchange Ratio" means, in the event that the Conversion Event does not occur, the sum obtained by adding (x) the Exchange Ratio plus (y) the quotient (rounded to the third decimal place) obtained by dividing (i) the Cash Consideration by (ii) the average of the closing sale prices of Parent Common Stock during regular trading hours on the Nasdaq National Market on five trading days ending on the trading day immediately preceding the Closing Date (the "Closing Price"); and if the Conversion Event does occur, the quotient obtained by dividing (A) the sum of
(I) the Substitute Cash Consideration plus (II) the Cash Consideration by (B) the Closing Price.

     (b) It is intended that Company Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this
Section 5.8 shall be applied consistent with such intent.

     (c) At the Effective Time, each outstanding Company Warrant, whether or not then exercisable, will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time (including, without limitation, any vesting provisions), except that: if the Conversion Event does not occur, each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) to purchase (i) that number of whole shares of Parent Common Stock (rounded to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to the Company Warrant multiplied by (B) the Exchange Ratio, plus (ii) an amount of cash equal to (C) the number of shares of Company Common Stock subject to the Company Warrant multiplied by (D) the Cash Consideration (rounded to the nearest whole cent), at a per share of Parent Common Stock (and pro rata portion of the aggregate cash receivable pursuant to such assumed Company Warrant) exercise price equal to the aggregate exercise price of the Company Warrant divided by the number of shares of Parent Common Stock subject to the assumed Company Warrant following such conversion; and if the Conversion Event occurs, each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) on a per former share of Company Common Stock basis to purchase an amount of cash (rounded to the nearest whole cent) equal to the sum of (E) the Cash Consideration plus (F) the Substitute Cash Consideration, at a per former share of Company Common Stock exercise price equal to the per share of Company Common Stock exercise price of such Company Warrant immediately prior to the Effective Time.

     (d) If, at the Effective Time, there is an offering in effect under the Company ESPP, all rights to purchase shares of Company Common Stock shall be converted into rights to purchase a number of shares of Parent Common Stock in accordance with the terms of the Company ESPP.

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     5.9  Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options and with respect to the Company ESPP promptly, but in no event later than five business days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

     5.10  Indemnification.

     (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreement between Company and any person who served as a director of officer of Company at any time prior to the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

     (b) For a period of five years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect Company's existing officers' and directors' liability insurance policy on terms comparable to those currently in effect, provided, however, that the Surviving Corporation may substitute therefor policies of comparable coverage containing terms and conditions that are not substantively less advantageous to the beneficiaries thereof, and provided, further, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for any such coverage (or to provide more than such coverage as is available for such 150% of such annual premium).

     (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. Parent hereby guarantees to each person to whom the Surviving Corporation has obligations under this Section 5.10 that the Surviving Corporation will fulfill those obligations and agrees that each of those persons is an intended beneficiary of that guarantee and has the right to enforce it against Parent, with regard to himself or herself.

     5.11 Nasdaq Listing. Parent agrees to authorize for listing on the Nasdaq Stock Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

     5.12 Rights Agreement; Takeover Statutes. The Board of Directors of Company shall take all further action (in addition to that referred to in Section 2.20) necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger, and the other transactions contemplated by this Agreement and the Stock Option Agreement. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stock Option Agreement, as applicable, and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

     5.13 Certain Employee Benefits. As soon as practicable after the execution of this Agreement, Company and Parent shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Company Employee Plans immediately prior to the Effective Time if appropriate). Company shall take all action necessary in advance of the

Effective Time to terminate its and its subsidiaries' 401(k) plans effective immediately prior to the Effective Time. To the extent that Company employees become eligible to participate in any employee benefit plans or arrangements maintained by Parent and such plans by their terms so permit, Parent will give such employees full credit for purposes of eligibility (including service and waiting period requirements), vesting, benefit accrual, and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent, for such employee's service with Company or any of its subsidiaries to the same extent recognized by either Company or its subsidiaries immediately prior to the Effective Time.

     5.14 Company Affiliates; Restrictive Legend. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any Company Affiliate, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY BE TRANSFERRED ONLY (A) IN CONFORMITY WITH RULE 145(D) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

     5.15 Letter of Company's Accountants. Company shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, Company's independent accountants, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.16 Section 16. Provided that Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of two or more Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3 under the Exchange Act), shall adopt resolutions prior to the consummation of the Merger, providing that the receipt by the Company Insiders (as defined below) of the Parent Common Stock upon conversion of the Company Common Stock, and of options for Parent Common Stock upon conversion of the Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to
Section 16(b) under the Exchange Act. Such resolutions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such
Section 16(b) exemption, including, but not limited to, specifying the name of the Company Insiders, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d).

     "Section 16 Information" shall mean information regarding the Company Insiders, the number of shares of Company capital stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options for Parent Common Stock in connection with the Merger. "Company Insiders" shall mean those officers and directors of Company who will be subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to Parent and who are listed in the Section 16 Information.

     5.17 Continuity of Business Enterprise. Unless the Conversion Event occurs, Parent will continue at least one significant historic business line of Company, or use at least a significant portion of Company's historic business assets in a business, in each case within the meaning of Reg. sec. 1.368-1(d).

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     5.18  Notices Regarding Dissenting Shares. Company shall give Parent (i)
prompt notice of any written demand for appraisal of any shares of Company Common Stock together with the name and address of the stockholder who has taken such action and the number of shares of Company Common Stock owned by such stockholder, of any withdrawals of such demands, and of any other instruments served pursuant to Delaware Law and received by Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for appraisal of capital stock of Company or offer to settle or settle any such demands.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, by the requisite vote of the stockholders of Company under applicable law and the Company Charter Documents.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

          (d) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

          (e) No Restraints. There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or
     (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

     6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not

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

     constitute a Material Adverse Effect on Parent or Merger Sub as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2 and 3.3 (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

          (d) Tax Opinion. Company shall have received an opinion of Foley, Hoag & Eliot LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to Company, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code, provided, however, that if the counsel to Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Company if counsel to Parent renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions. If the Conversion Event occurs, this Section 6.2(d) shall not be a condition to the Merger, and shall be of no further force or effect.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 2.2, 2.3, 2.4, 2.18, 2.19 and 2.20 (which representations shall be true and correct at the applicable times in all material respects), and
     (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause
     (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Schedules made or purported to have been made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

          (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer or Chief Financial Officer of Company.

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

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement and be continuing.

          (d) Tax Opinion. Parent shall have received an opinion of Fenwick & West LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of Parent and Company will be a party to the reorganization within the meaning of Section 368(a) of the Code, provided, however, that if the counsel to Parent does not render such option, this condition shall nonetheless be deemed to be satisfied with respect to Parent if counsel to Company renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions. If the Conversion Event occurs, this Section 6.3(d) shall not be a condition to the Merger, and shall be of no further force or effect.

          (e) Consents. Parent shall have been furnished with evidence reasonably satisfactory to it that Company has obtained the consents, approvals and waivers set forth in Part 6.3(e) of the Company Disclosure Letter.

          (f) Limit on Dissenters' Rights. As of the Closing Date, the aggregate number of Dissenting Shares shall not exceed seven and one-half percent of the number of issued and outstanding shares of Company Common Stock.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by September 30, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent, if the approval and adoption of this Agreement, and the approval of the Merger, by the stockholders of Company shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain the Company stockholder approval shall have been caused by (i) the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement or (ii) a breach of any of the Voting Agreements by any party thereto other than Parent;

          (e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Triggering Event (as defined below) shall have occurred;

          (f) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have

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     become untrue, in either case such that the conditions set forth in Section
     6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then Company may not terminate this Agreement under this Section 7.1(f) for 30 days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (f) if such breach by Parent is cured during such 30-day period, or if Company shall have materially breached this Agreement); or

          (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company, then Parent may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such breach by Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement).

     For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Company fails publicly to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) Company shall have materially breached any of the provisions of Sections 5.2, 5.4 or 5.12; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of any covenant of this Agreement or for any intentional or willful act or omission by a party which renders any representations or warranties of such party untrue. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) In the event that this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 7.1(d) or Section 7.1(e), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $10,350,000 in immediately available funds (the "Termination Fee"); provided, that in the case of a termination under
Section 7.1(d) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 12 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or Company enters into a letter of intent or other agreement providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by Company into such agreement.

     (c) If this Agreement is terminated by Company under Section 7.1(f) then Parent shall pay to Company no later than two days after demand by Company therefor together with a statement from Company's Chief Financial Offer certifying the amount thereof, Company's fees and expenses (including fees of attorneys, accountants and financial advisors to Company) incurred in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount of such fees and expenses not to exceed $1,000,000.

     (d) If this Agreement is terminated (A) by Parent under either of Sections 7.1(e) or 7.1(g) or (B) by Company or Parent under Section 7.1(d), then in each such case, Company shall pay to Parent no later than two days after demand by Parent therefor together with a statement from Parent's Chief Financial Offer certifying the amount thereof, Parent's fees and expenses (including fees of attorneys, accountants and financial advisors to Parent) incurred in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount of such fees and expenses not to exceed $1,000,000; provided, however, that in the event that this Agreement is terminated and, pursuant to Section 7.3(b), Parent has received the full amount of the Termination Fee, Parent's fees and expenses which are payable under this Section 7.3(d) shall not include the fees of Parent's financial advisor Morgan Stanley & Co., Inc., incurred in connection with the transactions contemplated by this Agreement.

     (e) Each of Parent and Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Company would enter into this Agreement. Accordingly, if Parent or Company fails to pay in a timely manner amounts due pursuant to Section 7.3(b), 7.3(c) or 7.3(d), and, in order to obtain such payment, Parent or Company makes a claim for such amounts that results in a judgment against the other for the amounts described in Section 7.3(b), 7.3(c) or 7.3(d), the judgment debtor shall pay to judgment creditor its reasonable costs and expenses (including reasonable attorneys' fees and expenses as provided in Section 8.7(b)) in connection with such suit, together with interest on the amounts described in Section 7.3(b), 7.3(c) and 7.3(d) (at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). Payment of the fees described in this
Section 7.3(b), 7.3(c) and/or 7.3(d) shall not be in lieu of damages incurred in the event of breach of this Agreement as described in clause (ii) of Section 7.2.

     For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by Company of assets representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

            Macromedia, Inc.
            600 Townsend Street
            San Francisco, California 94103
            Attention: General Counsel
            Facsimile No.: 415-626-0274

            with a copy to:

            Fenwick & West LLP
            275 Battery Street, 15th Floor
            San Francisco, California 94110
            Attention: Gordon K. Davidson
            Attention: Douglas N. Cogen
            Facsimile No.: 415-281-1350

        (b) if to Company, to:
            Allaire Corporation
            275 Grove Street
            Newton, Massachusetts 02466
            Attention: President
            Attention: General Counsel
            Facsimile No.: 617-219-2007

            with a copy to:

            Foley, Hoag & Eliot LLP
            One Post Office Square
            Boston, Massachusetts 02109
            Attention: Robert L. Birnbaum
            Attention: William R. Kolb
            Facsimile No.: 617-832-7000

     8.3  Interpretation; Certain Defined Terms.

     (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

     (b) For purposes of this Agreement, "knowledge" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (i) an individual, if used in reference to an individual, or (ii) any officer or director of such party, if used in reference to a person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (x) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such individual, (y) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such party (in the case of knowledge of a party that is not an individual) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities or (z) such knowledge could be obtained from reasonable inquiry of the persons employed by such party charged with administrative or operational responsibility for such matters for such party.

     (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect (whether or not such change, event, violation, inaccuracy, circumstance or effect constitutes a breach of a representation, warranty or covenant made by an entity in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or (ii) changes in the trading prices for such entity's capital stock.

     (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

     (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Original Agreement Superseded; Entire Agreement; Third Party Beneficiaries. This Agreement amends and restates the Original Agreement, and supersedes in their entirety the provisions of the Original Agreement. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7  Other Remedies; Specific Performance; Fees.

     (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section shall be void.

     8.11 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                          MACROMEDIA, INC.

                                          By: /s/ ELIZABETH A. NELSON
                                            ------------------------------------
                                          Name: Elizabeth A. Nelson
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

                                          ALASKA ACQUISITION CORPORATION

                                          By: /s/ ELIZABETH A. NELSON
                                            ------------------------------------
                                          Name: Elizabeth A. Nelson
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

                                          ALLAIRE CORPORATION

                                          By: /s/ DAVID J. ORFAO
                                            ------------------------------------
                                          Name: David J. Orfao
                                          Title: President and Chief Executive
                                                 Officer

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT (the "Agreement") is made and entered into as of January 16, 2001, between Allaire Corporation, a Delaware corporation ("Company"), and Macromedia, Inc., a Delaware corporation ("Parent").

                                    RECITALS

     A. Concurrently with the execution and delivery of this Agreement, Company, Parent and Alaska Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"), that provides, among other things, upon the terms and subject to the conditions thereof, for the merger of Merger Sub and Company (the "Merger"). Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     B. As a condition to Parent's willingness to enter into the Merger Agreement, Parent has required that the Company agree, and the Company has agreed, to grant to Parent an option to acquire shares of Company Common Stock ("Company Shares"), upon the terms and subject to the conditions set forth herein.

     In consideration of the foregoing and of the mutual covenants and agreements set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Grant of Option. Company hereby grants to Parent an irrevocable option (the "Option"), exercisable following the occurrence of an Exercise Event (as defined in Section 2(a)), to acquire up to a number of Company Shares equal to 19.9% of the Company Shares issued and outstanding as of the date, if any, upon which an Exercise Notice (as defined in Section 2(b) below) shall have been delivered (the "Option Shares"), in the manner set forth below by paying cash at a price of $5.75 per share (the "Exercise Price"). All references in this Agreement to Company Shares issued to Parent hereunder shall be deemed to include any associated Rights.

     2. Exercise of Option; Maximum Proceeds.

     (a) For all purposes of this Agreement, an "Exercise Event" shall mean the occurrence of any of (i) a Triggering Event (as such term is defined in the Merger Agreement), (ii) the amendment by Company of the Rights Agreement or the taking by Company of any corporate action which removes any applicable restrictions under Section 203 of the Delaware Law or under any other Takeover Statute, in each case, in connection with any Acquisition Proposal; (iii) (A) the public announcement of an acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) the public announcement or commencement of any tender offer or exchange offer that if consummated would result in any person or "group" beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries; (C) the public announcement of a bona fide proposal or offer by a person or entity reasonably able to consummate any of the following: a merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; or a sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any material assets of Company; or (iv) the commencement of a solicitation within the meaning of Rule 14a-1(l) by any person or entity other than Company or its Board of Directors (or any person or entity acting on behalf of Company or its Board of Directors) seeking to alter the composition of Company's Board of Directors.

     (b) At any time following the occurrence of an Exercise Event, Parent may deliver to the Company a written notice (an "Exercise Notice") specifying that it wishes to exercise its rights to acquire Company Shares under the Option and close a purchase of Option Shares and specifying the total number of Option Shares it wishes to acquire. Unless such Exercise Notice is withdrawn by Parent, the closing of a purchase of such Option Shares (a "Closing") shall take place at the principal offices of Company upon such date (which shall be no earlier than three business days following the delivery of the Exercise Notice) and at such time prior to the termination of the Option as may be designated by Parent in the Exercise Notice.

     (c) The Option shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement), (ii) termination of the Merger Agreement pursuant to Section 7.1(a) thereof, (iii) termination of the Merger Agreement pursuant to Section 7.1(f) thereof if prior to such termination no Triggering Event shall have occurred; (iv) termination of the Merger Agreement pursuant to Section 7.1(b), 7.1(c) or 7.1(d) thereof if prior to such termination no Exercise Event shall have occurred or (v) 12 months following the termination of the Merger Agreement under any other circumstances; provided, however, that if the Option is exercisable but cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the HSR Act shall not have expired or been terminated, or because any other condition to closing has not been satisfied, then the Option shall not terminate until the tenth business day after all such impediments to exercise shall have been removed or shall have become final and not subject to appeal, and provided, further that if, subsequent to exercise of the Option, but prior to any other termination of the Merger Agreement, the Merger Agreement is terminated by Company pursuant to
Section 7.1(f) thereof, then (1) the Option, to the extent it has not been exercised, shall terminate and (2) to the extent the Option has been exercised, Company may repurchase for cash all Option Shares then held by Parent at a per Option Share price equal to the Exercise Price.

     (d) If the sum of (i) any Termination Fee received by Parent under Section 7.3(b) of the Merger Agreement plus (ii) the proceeds received by Parent for any sales or other dispositions of Option Shares (including pursuant to Company's exercise of its rights to purchase Option Shares under Section 7(a) and Section 10 hereof) or the Option (including pursuant to Parent's exercise of its rights to surrender the Option pursuant to Section 9 hereof), plus (iii) any dividends or distributions received by Parent declared on Option Shares is, in the aggregate, greater than the sum of (x) $13,800,000 plus (y) the product of (1) the Exercise Price multiplied by (2) the number of Company Shares purchased by Parent pursuant to the Option (the sum of clauses (x) and (y), the "Profit Cap"), then all such proceeds received by Parent in excess of the Profit Cap shall be promptly remitted in cash by Parent to Company.

     3. Conditions to Closing. The obligation of Company to issue Option Shares to Parent hereunder is subject to the conditions that (a) any waiting period under the HSR Act applicable to the issuance of the Option Shares hereunder shall have expired or been terminated; (b) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, if any, required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (c) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance shall be in effect. It is understood and agreed that at any time during which Parent shall be entitled to deliver to Company an Exercise Notice, the parties will use their respective reasonable efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

     4. Closing. At any Closing, (a) Company shall deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice consistent with this Agreement, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 10 hereof, against delivery of (b) payment by Parent to the Company of the aggregate Exercise Price for the Company Shares so designated and being purchased by delivery of a certified check, bank check or wire transfer of immediately available funds.

     5. Representations and Warranties of the Company. Company represents and warrants to Parent that (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; (b) the execution and delivery of this Agreement by Company and consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby; (c) this Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company and, assuming this Agreement has been duly executed and delivered by Parent, is enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity; (d) except for any filings, authorizations, approvals or orders required under the HSR Act and the applicable blue sky laws of any state, and the rules and regulations promulgated thereunder, or by the Nasdaq Stock Market, Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 8(a) upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement and payment therefor by Parent, will be validly issued, fully paid and nonassessable; (e) upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all Encumbrances, excluding those imposed by Parent; (f) the execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any order applicable to the Company or any of its subsidiaries or by which they or any of their material property is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any material property or assets of Company or any of its subsidiaries pursuant to, any material contract or agreement to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or any of their material property is bound or affected, except to the extent that any such breach, default, right of termination, amendment, acceleration or cancellation or creation of a material Encumbrance would not prevent or materially delay the performance by Company of Company's obligations under this Agreement; and (g) the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity, except pursuant to the HSR Act and except for any filings required under the blue sky laws of any state and the rules and regulations promulgated thereunder or by the Nasdaq Stock Market.

     6. Representations and Warranties of Parent. Parent represents and warrants to Company that (i) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and this Agreement has been duly executed and delivered by a duly authorized officer of Parent and will constitute a legal, valid and binding obligation of Parent and, assuming this Agreement has been duly executed and delivered by Parent, is enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity; and (ii) Parent is acquiring the Option, and, if and when the Parent exercises the Option, it will be acquiring the Option Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     7. Registration Rights.

        (a) Following the termination of the Merger Agreement, Parent (sometimes referred to herein as the "Holder") may by written notice (a "Registration Notice") to Company (sometimes referred to herein as the "Registrant") request the Registrant to register under the Securities Act all or any part of the Option Shares acquired by the Holder pursuant to this Agreement (such Option Shares, together with any other shares of the Company's capital stock issuable in lieu of or with respect to such Option Shares, the "Registrable Securities") in order to permit the public sale or other disposition of such shares in accordance with the intended method of sale or other disposition stated by the Holder; provided, however, that any such Registration Notice must relate to a number of shares equal to at least 2% of the outstanding Company Shares and that any rights to require registration hereunder shall terminate with respect to any shares of the Company's capital stock that may be sold pursuant to Rule 144(k) under the Securities Act or at such time as all of the Registrable Securities may be sold in any three month period pursuant to Rule 144 under the Securities Act. Upon receipt of a Registration Notice, the Registrant will have the option exercisable by written notice delivered to the Holder within ten business days after the receipt of the Registration Notice, irrevocably to agree to purchase all or any part of the Registrable Securities for cash at a price (the "Option Price") equal to the product of (i) the number of Registrable Securities so purchased and (ii) the per share average of the closing sale prices of the Registrant's Common Stock on the Nasdaq Stock Market for the twenty trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Registrant hereunder will take place at a closing to be held at the principal executive offices of the Registrant or its counsel at any reasonable date and time designated by the Registrant in such notice within five business days after delivery of such notice. The payment for the shares to be purchased will be made by delivery at the time of such closing of the Option Price in immediately available funds.

     (b) If the Registrant receives a Registration Notice and does not elect to exercise its option to purchase pursuant to Section 7(a), the Registrant shall use all reasonable best efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice; provided, however, that
(i) the Holder shall not be entitled to more than an aggregate of two effective registration statements hereunder, and provided further, that if the Registrant withdraws a filed registration statement at the request of the Holder (other than as the result of a material adverse change in the Registrant's business or prospects or the Holder's learning of new material information concerning the Registrant), then such filing shall be deemed to have been an effective registration for purposes of this clause (i), (ii) the Registrant will not be required to file any such registration statement or maintain its effectiveness during any period of time (not to exceed 45 days after a Registration Notice in the case of clause (A) below or 60 days after a Registration Notice in the case of clauses (B) and (C) below) when (A) the Registrant is in possession of material non-public information which it reasonably believes would be detrimental to be disclosed at such time and such information would have to be disclosed if a registration statement were filed or effective at that time; (B) the Registrant is required under the Securities Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or (C) the Registrant determines, in its good faith, reasonable judgment, that such registration would materially interfere with any financing, acquisition or other material transaction involving the Registrant and (iii) the Registrant will not be required to maintain the effectiveness of any such registration statement for an aggregate period greater than 180 days. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder does not occur within 180 days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 shall again be applicable to any proposed registration. The Registrant shall use all reasonable best efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or blue sky laws of such jurisdictions as the Holder may reasonably request and shall continue such registration or qualification in effect in such jurisdictions until the Holder has sold or otherwise disposed of all of the securities subject to the registration statement; provided, however, that the Registrant shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

     (c) The registration rights set forth in this Section 7 are subject to the condition that the Holder shall provide the Registrant with such information with respect to the Holder's Registrable Securities, the plan for distribution thereof, and such other information with respect to the Holder as, in the reasonable judgment of counsel for the Registrant, is necessary to enable the Registrant to include in a registration statement all facts required to be disclosed with respect to a registration thereunder, including the identity of the Holder and the Holder's plan of distribution.

     (d) A registration effected under this Section 7 shall be effected at the Registrant's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to the Holder, and the Registrant shall use all reasonable best efforts to: (i) provide such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings and as an underwriter may reasonably require, (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act and (iii) furnish to the Holder and to any underwriter of such securities such number of copies of the final prospectus and such other documents as the Holder or underwriters may reasonably request. In connection with any registration which the Holder requests be underwritten, the Holder and the Registrant agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type with the underwriters participating in such offering.

     (e) Indemnification

     (i) The Registrant will indemnify the Holder, each of the Holder's directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter of the Registrant's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any action or litigation, commenced or threatened (each, a "Damage Claim"), arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, (B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (C) any violation by the Registrant of any rule or regulation promulgated under the Securities Act, the Securities Exchange Act of 1934, as amended, any federal or state securities law or any rule or regulation promulgated under any of them applicable to the Registrant (each matter in clause (A), (B) or (C), a "Violation"), in each case in connection with any such registration, qualification or compliance, and the Registrant will reimburse the Holder and, each of its directors and officers and each person who controls the Holder within the meaning of Section 15 of the Securities Act, and each underwriter for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such Damage Claim, provided that the Registrant will not be liable in any such case to the extent that any such Damage Claim arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Registrant by the Holder or director or officer or controlling person or underwriter seeking indemnification, and provided, further, that the indemnity agreement contained in this Section 7(e)(i) shall not apply to amounts paid in settlement of any such Damage Claim if such settlement is effected without the consent of the Registrant, which consent shall not be unreasonably withheld.

     (ii) The Holder will indemnify the Registrant, each of the Registrant's directors and officers and each underwriter of the Registrant's securities covered by such registration statement and each person who controls the Registrant within the meaning of Section 15 of the Securities Act, against all Damage Claims arising out of or based on any Violation in connection with any such registration, qualification or compliance, and will reimburse the Registrant, such directors, officers or control persons or underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such Damage Claim, in each case to the extent, but only to the extent, that such Violation occurs in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Registrant by the Holder expressly for use therein, provided that in no event shall any indemnity under this Section 7(e) exceed the gross proceeds of the offering received by the Holder and provided, further that the indemnity agreement contained in this Section 7(e)(ii) shall not apply to amounts paid in settlement of any such Damage Claim if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

     (iii) Each party entitled to indemnification under this Section 7(e) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding, and provided, further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which shall not be unreasonably withheld).

     (iv) If the indemnification provided for in this Section 7(e) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Damage Claim, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party with respect to such Damage Claim in the proportion that is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the statements or omissions that resulted in such Damage Claim, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) the Holder will not be required to contribute any amount in excess of the aggregate public offering price of all such Registrable Securities offered and sold by the Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

     8. Adjustment Upon Changes in Capitalization; Rights Plans

     (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     (b) Prior to such time as the Option is terminated, and at any time after the Option is exercised (in whole or in part, if at all), the Company shall not
(i) amend (nor permit the amendment of) its Rights Agreement nor adopt (nor permit the adoption of) a new stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee being the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares), or (ii) take any other action which would prevent or disable Parent from exercising its rights under this Agreement or enjoying the full rights and privileges possessed by other holders of Company Shares generally with respect to the Option Shares obtained by the Holder upon exercise of the Option.

     9. Surrender of Option. If, at any time prior to the termination of the Option, any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (an "Acquiring Person"): (a) becomes the beneficial owner of more than a 50% interest in the total outstanding voting securities of Company or any of its subsidiaries or (b) shall have entered into an agreement with Company for, or shall have effected, the acquisition of Company by merger, consolidation, business combination or similar transaction involving Company, or any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Company, then, Parent may, at its sole option and upon Parent's written request to Company, surrender the Option, to the extent not previously exercised, to Company in exchange for the payment by Company to Parent in immediately available funds of an amount equal to the product of: (x) the excess, if any, of (i) the greater of (A) the highest price per share paid or agreed to be paid by the Acquiring Person for any Company Shares in such transaction (or, if there is no readily available per share price in such transaction, the aggregate consideration paid or to be paid by the Acquiring Person in such transaction, divided by the number of Company Shares then outstanding (the value of any consideration other than cash to be determined, in the case of consideration with a readily ascertainable market value, by reference to such market value and, in any case where the market value of the consideration is not so ascertainable, by agreement in good faith between Parent and Company)) or (B) the average closing sale price of Company Common Stock on the Nasdaq Stock Market during the 20 trading days ending with the trading day immediately preceding the date of such request over (ii) the Exercise Price, multiplied by (y) the total number of Option Shares as to which the Option has not theretofore been exercised. Upon the delivery by Parent to Company of a surrender request, each party shall take all actions necessary to consummate such surrender transaction as expeditiously as possible. Upon exercise of its right to surrender the Option or any portion thereof and full payment therefor to Parent pursuant to this Section 9, any and all rights of Parent with respect to the portion of the Option so surrendered shall be terminated.

     10. Repurchase of Shares. Company shall have the right to purchase for cash (the "Repurchase Right") all, but not less than all, of the Option Shares then beneficially owned by Parent at an aggregate price for all such shares (regardless of the number of such shares) equal to the Adjusted Profit Cap. Company's right to exercise the Repurchase Right shall expire on the twentieth business day following the two year anniversary of the termination of the Merger (the "Merger Termination Date"). In the event Company wishes to exercise the Repurchase Right, Company shall send a written notice to Parent specifying a date (not later than ten business days and not earlier than the second business day following the date such notice is given) for the closing of such repurchase (the "Repurchase Notice"), provided, however that Company may not repurchase any Option Shares hereunder prior to the date that is one calendar year following the date on which the Merger Agreement is terminated. The closing of the repurchase of the Option Shares shall take place at the principal offices of Company upon such specified date. Upon exercise of Company's right to repurchase all outstanding Option Shares and full payment therefor to Parent pursuant to this Section 10, any and all right of Parent to future exercises of the Option shall be terminated. Notwithstanding anything to the contrary herein, if application of the Adjusted Profit Cap formula below yields a number that is less than zero, Company may exercise its Repurchase Right as provided in this
Section 10, and upon such exercise, Parent shall deliver all Option Shares it holds to Company for cancellation, and neither Parent nor Company shall pay each other any amount in connection with such exercise of the Repurchase Right.

     For the purposes of this Agreement, the "Adjusted Profit Cap" means the difference of (i) the Profit Cap minus (ii) the sum of (A) any Termination Fee received by Parent under Section 7.3(b) of the Merger Agreement plus (B) the proceeds received by Parent for any sales or other dispositions of Option Shares (including pursuant to Company's exercise of its rights to purchase Option Shares under Section 7(a) hereof) or the Option (including pursuant to Parent's exercise to surrender the Option pursuant to Section 9 hereof), and any dividends or distributions received by Parent declared on Option Shares, in each case, through the date of the closing of the repurchase under this Section 10; provided that the Adjusted Profit Cap shall never be less than zero.

     11. Restrictive Legends. Each certificate representing Option Shares issued to Parent hereunder (other than certificates representing shares sold in a registered public offering pursuant to Section 7) shall include a legend in substantially the following form:

        THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     12. Listing and HSR Filing. The Company, upon the request of Parent, shall promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq Stock Market and shall use its reasonable efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, upon request by Parent, each of the parties hereto shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act ("HSR Filings") to permit the acquisition of the Company Shares subject to the Option at the earliest possible date. In the event that Parent does not exercise its rights to acquire Company Shares hereunder before the expiration of the period for which permission has initially been granted pursuant to the HSR Act, the Company shall, upon request of Parent in connection with Parent's election to exercise this option, promptly prepare and file all additional HSR Filings to permit acquisition of the Company Shares subject to the Option as soon as possible after delivery of the Exercise Notice and demand by Parent for preparation and filing by Company of such additional HSR Filings.

     13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 7, nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement.

     14. Specific Performance; Fees.

     (a) The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

     (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

     15. Entire Agreement. This Agreement and the Merger Agreement (including the appendices and exhibits thereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     16. Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     17. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     18. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

        (a) if to Parent or Merger Sub, to:

            Macromedia, Inc.
            600 Townsend Street
            San Francisco, California 94103
            Attention: General Counsel
            Facsimile No.: 415-626-0554

            with a copy to:

            Fenwick & West LLP
            275 Battery Street, 15th Floor
            San Francisco, California 94110
            Attention: Gordon K. Davidson
            Douglas N. Cogen
            Facsimile No.: 415-281-1350

        (b) if to Company, to:

            Allaire Corporation
            275 Grove Street
            Newton, Massachusetts 02466
            Attention: President
            General Counsel
            Facsimile No.: 617-219-2007

            with a copy to:

            Foley, Hoag & Eliot LLP
            One Post Office Square
            Boston, Massachusetts 02109
            Attention: Robert L. Birnbaum
            William R. Kolb
            Facsimile No.: 617-832-7000

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     21. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     22. Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     23. Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder shall inure to the benefit of and be binding upon any successor or permitted assign of a party hereto. No consent shall be required in connection with a merger, consolidation, reorganization, sale of substantially all assets or similar transaction with respect to a party hereto. Any purported assignment in violation of this Section shall be void.

     24. Public Announcement. Company shall consult with Parent and Parent shall consult with Company before issuing any press release with respect to the initial announcement of this Agreement or the transactions contemplated hereby and neither party shall issue any such press release prior to such consultation except as may be required by law.

     25. Waiver Of Jury Trial. EACH OF PARENT AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                   * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Stock Option Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          ALLAIRE CORPORATION

                                          By:      /s/ DAVID J. ORFAO
                                            ------------------------------------
                                              Name: David J. Orfao
                                              Title: CEO

                                          MACROMEDIA, INC.

                                          By:     /s/ ROBERT K. BURGESS
                                            ------------------------------------
                                              Name:
                                              Title:

                                                                         ANNEX C

                                VOTING AGREEMENT

     This Voting Agreement (the "Agreement") is made and entered into as of January 16, 2001, between Macromedia, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Allaire Corporation, a Delaware corporation ("Company").

                                    RECITALS

     A. Concurrently with the execution of this Agreement, Parent, Company and Alaska Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides for the merger of Merger Sub and Company (the "Merger"). Pursuant to the Merger, shares of common stock of Company, par value $0.01 per share ("Company Common Stock") will be converted into shares of Parent Common Stock on the basis described in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

     B. Stockholder is the record holder or beneficial owner of, or exercises voting power over, such number of outstanding shares of Company Common Stock as is indicated on the final page of this Agreement.

     C. As a material inducement to enter into the Merger Agreement, Parent desires Stockholder to agree, and Stockholder is willing to agree, to vote the Shares (as defined below), and such other shares of capital stock of Company over which Stockholder has voting power, so as to facilitate consummation of the Merger.

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

     1. Agreement to Vote Shares.

     1.1  Definitions. For purposes of this Agreement:

          (a) Shares. The term "Shares" shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially by Stockholder or over which Stockholder exercises voting power, in each case, as of the record date for persons entitled (i) to receive notice of, and to vote at the meeting of the stockholders of Company called for the purpose of voting on the matters referred to in Section 1.2, or (ii) to take action by written consent of the stockholders of Company with respect to the matters referred to in Section 1.2. Stockholder agrees that any shares of capital stock of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership or over which Stockholder exercises voting power after the execution of this Agreement and prior to the date of termination of this Agreement pursuant to Section 3 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares on the date hereof.

          (b) Subject Securities. The term "Subject Securities" shall mean: (i) all securities of Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) beneficially owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the earlier of termination of this Agreement pursuant to Section 3 below or the record date for the meeting at which stockholders of Company are asked to vote upon approval of the Merger Agreement and the Merger.

          (c) Transfer. Stockholder shall be deemed to have effected a "Transfer" of a security if Stockholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest in such security; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

     1.2 Agreement to Vote Shares. Stockholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the "Effective Time") and (ii) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Company, however called, or in connection with any written consent of the stockholders of Company, Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares:

          (1) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the other actions contemplated by the Merger Agreement and any actions required in furtherance thereof; and

          (2) against approval of any proposal made in opposition to or in competition with the consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of Stockholder under this Agreement.

     Stockholder further agrees not to enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

     1.3.  Transfer and Other Restrictions.

     (a) Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

          (i) except pursuant to the terms of the Merger Agreement or as may be specifically required by court order, offer for sale, Transfer or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale Transfer or other disposition of any or all of the Subject Securities or any interest therein except as provided in Section 1.2 hereof;

          (ii) grant any proxy, power of attorney, deposit any of the Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Securities except as provided in this Agreement or as may be specifically required by court order; or

          (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

     (b) To the extent Stockholder is, as of the date hereof, party to a contract or agreement that requires Stockholder to Transfer Shares to another person or entity (excluding a contract or agreement pledging Shares to Company), Stockholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit Stockholder from exercising (in accordance with the terms of the option or warrant, as applicable) any option or warrant Stockholder may hold to acquire capital stock of the Company; provided that the securities of the Company acquired upon such exercise shall be deemed Shares.

     1.4 Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as
Exhibit I (the "Proxy"), which shall be irrevocable, with respect to the Shares, subject to the other terms of this Agreement.

     1.5 No Limitation on Discretion as Director. This Agreement is intended solely to apply to the exercise by Stockholder of rights attaching to ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Stockholder who is a director of the Company with respect to, any action which may be taken or omitted by Stockholder acting in Stockholder's fiduciary capacity as a director of the Company.

     2. Representations and Warranties of Stockholder.

     (a) On and as of the date hereof, Stockholder is the record or beneficial owner of, or Stockholder exercises voting power over, the shares of Company Common Stock indicated on the final page of this Agreement, which, on and as of the date hereof, are free and clear of any Encumbrances that would adversely affect the ability of Stockholder to carry out the terms of this Agreement. On and as of the date hereof, the number of Shares set forth on the signature page hereto are the only Shares held of record or beneficially owned by Stockholder or over which Stockholder exercises voting power and, except as set forth on such signature page, Stockholder holds no options or warrants to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

     (b) Stockholder has the requisite capacity, power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except (i) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors' rights, and (ii) for the limitations imposed by general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation which would result in the creation of any Encumbrance upon any of the Shares owned by Stockholder under, any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree, or other instrument binding on Stockholder or any Shares owned by Stockholder, except for any such conflicts, violations, defaults or creation of any Encumbrances upon any Shares that would not prevent or materially delay the performance by Stockholder of Stockholder's obligations under this Agreement. No consent, approval, order or authorization of any Governmental Entity is required by or with respect to Stockholder in connection with the execution and delivery of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated by this Agreement, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and
(ii) where the failure to obtain such consents, approvals, orders or authorizations would not prevent or materially delay the performance by Stockholder of his, her or its obligations under this Agreement. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform such Agreement. Prior to the approval of Company's Board of Directors of this Agreement, Stockholder and Parent had no agreement, arrangement or understanding with respect to the voting of any of Stockholder's securities of the Company.

     3. Termination. This Agreement shall terminate and shall have no further force or effect as of the first to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.

     4. Miscellaneous.

     4.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     4.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section shall be void.

     4.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     4.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

     4.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon delivery either by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following address or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

       If to Parent:
       Macromedia, Inc.
       600 Townsend Street
       San Francisco, California 94103
       Attn: General Counsel
       Facsimile No.: 415-626-0554

        with a copy to:

       Fenwick & West LLP
       275 Battery Street, 15th Floor
       San Francisco, California 94111
       Attn: Gordon K. Davidson
       Douglas N. Cogen
       Facsimile No.: 415-281-1350

       If to Stockholder, to the address for notice set forth on the last page hereof.

        with a copy to:

       Foley, Hoag & Eliot LLP
       One Post Office Square
       Boston, Massachusetts 02109
       Attn: Robert L. Birnbaum
       William R. Kolb
       Facsimile No.: 617-832-7000

     Any party hereto may by notice so given provide and change its address for future notices hereunder.

     4.6 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

     4.7 Entire Agreement. The Merger Agreement, this Agreement and the Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

     4.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     4.9 Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

                       *       *       *       *       *

     IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

                                          MACROMEDIA, INC.

                                          By:
                                            ------------------------------------
                                          Name:
                                          Title:

                                          STOCKHOLDER:

                                          --------------------------------------
                                          Name:

                                          Stockholder's Address for Notice:

                                          c/o Allaire Corporation
                                          275 Grove Street
                                          Newton, Massachusetts 02466

                                             Outstanding Shares of Company
                                             Common Stock Held of Record or
                                             Beneficially Owned by Stockholder
                                             or Over Which Stockholder Exercises
                                             Voting Power:
                                             -----------------------------------

                                             Options, Warrants or Rights to
                                             purchase Company Common Stock
                                             Beneficially Owned by Stockholder:
                                             -----------------------------------

                                                                       EXHIBIT I

                               IRREVOCABLE PROXY

     The undersigned stockholder (the "Stockholder") of Allaire Corporation, a Delaware corporation ("Company"), hereby irrevocably appoints and constitutes the members of the Board of Directors of Macromedia, Inc., a Delaware corporation ("Parent"), and each such Board member (collectively, the "Proxyholders"), the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to the shares of Company Common Stock held of record by or beneficially owned by the undersigned or over which the undersigned exercises voting power, which shares are listed below (the "Shares"), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, (i) in favor of adoption of the Agreement and Plan of Merger (the "Merger Agreement") among Parent, Alaska Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Macromedia, Inc. ("Merger Sub") and Company, and the approval of the merger of Merger Sub and Company (the "Merger"), and (ii) against approval of any proposal made in opposition to or in competition with consummation of the Merger, including, without limitation, any Acquisition Proposal or Superior Offer (each as defined in the Merger Agreement) or any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or of the Stockholder under that certain Voting Agreement, dated as of January 16, 2001, by and between Parent and the Stockholder (the "Voting Agreement").

     The Proxyholders may not exercise this proxy on any other matter. The Stockholder may vote the Shares on all matters other than those set forth in the immediately preceding paragraph. The proxy granted by the Stockholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of the Stockholder set forth in Section 1 of the Voting Agreement, and is irrevocable and coupled with an interest in such obligations and in the interests in Company to be purchased and sold pursuant the Merger Agreement.

     This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Stockholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of Company and with any Inspector of Elections at any meeting of the stockholders of Company.

     This proxy is irrevocable and shall survive the insolvency, incapacity, or death of the undersigned. Dated: January 16, 2001.

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                          Name

                                          Shares of Company Common Stock held of
                                          record by or beneficially owned by the
                                          Stockholder or over which the
                                          Stockholder exercises voting power:

                                                                         ANNEX D

                     OPINION OF CREDIT SUISSE FIRST BOSTON

                   [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON]

January 16, 2001

Board of Directors
Allaire Corporation
275 Grove Street
Newton, Massachusetts 02466

Members of the Board:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock of Allaire Corporation ("Allaire") of the Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of January 16, 2001 (the "Merger Agreement"), by and among Macromedia, Inc. ("Macromedia"), Alaska Acquisition Corp., a wholly owned subsidiary of Macromedia ("Merger Sub"), and Allaire. The Merger Agreement provides for, among other things, (i) the merger of Allaire with and into Merger Sub or (ii) in the event of a Conversion Event (as defined below), the merger of Merger Sub with and into Allaire pursuant to which Allaire will become a wholly owned subsidiary of Macromedia (in either case, the "Merger"). The Merger Agreement further provides, among other things, that each outstanding share of the common stock, par value $0.01 per share, of Allaire ("Allaire Common Stock") will be converted into the right to receive (i) 0.20 (the "Exchange Ratio") of a share of the common stock, par value $0.001 per share, of Macromedia (the "Macromedia Common Stock") (the "Stock Consideration") and (ii) $3.00 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration"); provided, however, that if the product of (a) the Exchange Ratio and (b) the closing sale price of a share of Macromedia Common Stock during regular trading hours on the Nasdaq National Market on the day which is two trading days before the date fixed for the Allaire stockholders' meeting (the "Trigger Price") is less than the Cash Consideration (a "Conversion Event"), the Merger Consideration shall equal the sum of (x) an amount of cash equal to the product of (1) the Exchange Ratio and
(2) the Trigger Price and (y) the Cash Consideration.

     In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, as well as certain publicly available business and financial information relating to Allaire and Macromedia. We also have reviewed certain other information relating to Allaire and Macromedia provided to or discussed with us by Allaire and Macromedia, as well as publicly available financial forecasts for Allaire and Macromedia discussed with us by Allaire and Macromedia, and have met with the managements of Allaire and Macromedia to discuss the businesses and prospects of Allaire and Macromedia. We also have considered certain financial and stock market data of Allaire and Macromedia, and we have compared those data with similar data for publicly held companies in businesses we deemed similar to those of Allaire and Macromedia, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. We have reviewed and discussed with the managements of Allaire and Macromedia publicly available financial forecasts relating to Allaire and Macromedia and have been advised, and have assumed, that such forecasts represent reasonable estimates and judgments as to the future financial performance of Allaire and Macromedia. In addition, we have relied, without independent verification,

Board of Directors
Allaire Corporation
January 16, 2001
Page 2

upon the assessments of the managements of Allaire and Macromedia as to (i) the existing and future technology and products of Allaire and Macromedia and the risks associated with such technology and products, (ii) the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of Allaire and Macromedia to result from the Merger, (iii) their ability to integrate the businesses of Allaire and Macromedia and (iv) their ability to retain key employees of Allaire and Macromedia. We also have assumed, with your consent, that, unless a Conversion Event occurs, the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Allaire or Macromedia, nor have we been furnished with any such evaluations or appraisals. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to Allaire, nor does it address the underlying business decision of Allaire to proceed with the Merger. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Macromedia Common Stock actually will be if and when issued pursuant to the Merger or the prices at which the Macromedia Common Stock will trade subsequent to the Merger. In connection with our engagement, we were not requested to, and did not, conduct a solicitation process seeking third party indications of interest in the possible acquisition of all or any part of Allaire.

     We have acted as financial advisor to Allaire in connection with the Merger and will receive a fee for our services, which is contingent upon the consummation of the Merger. We and our affiliates have in the past provided financial services to Allaire unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, we and our affiliates may actively trade the debt and equity securities of Allaire and Macromedia for our and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Board of Directors of Allaire in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote to act on any matter relating to the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Allaire Common Stock.

                                      Very truly yours,

                                      CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX E

                                APPRAISAL RIGHTS
                 DELAWARE GENERAL CORPORATIONS LAW SECTION 262

SEC. 262. APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and"share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has
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submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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                                                                    ALLCMP-PS-01